UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.     )

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The Brink’s Company
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2022 PROXY STATEMENT

OUR VALUES
At The Brink’s Company, our values guide the way we work and are the cornerstone of our winning culture. They ensure that we work safely to protect ourselves and others, consider the customer first in all we do, display the highest standards of ethics, engage and empower employees, continually find new ways to improve the way we work and foster a diverse and inclusive workplace.

SAFETY
CUSTOMER FOCUS
DIVERSITY & INCLUSION
Culture
BRINKS
INTEGRITY
CONTINUOUS IMPROVEMENT
ENGAGEMENT

LEARN MORE ABOUT OUR COMPANY
You can learn more about The Brink’s Company by visiting our website, www.brinks.com. We also encourage you to read our latest Annual Report on Form 10-K available at https://investors.brinks.com/annual-meeting/.

The Brink’s Company
1801 Bayberry Court
P.O. Box 18100
Richmond, VA 23226-8100
March 23, 2022

To Our Shareholders:
On behalf of the Board of Directors, we are pleased to invite you to attend the Annual Meeting of Shareholders of The Brink’s Company on Friday, May 6, 2022 at 10:00 a.m. central time to be held in a virtual meeting format, via the Internet.
In light of the ongoing COVID-19 pandemic and for the health and safety of all of our stakeholders, including our employees and shareholders, there will be no physical in-person meeting.
Stronger on the Other Side
First, a sincere thank you to all of our stakeholders. Thanks to our shareholders for your commitment to our Company, to our customers for your continued trust, and to our talented global team of nearly 75,000 employees for the impact you make every day. Against the backdrop of continued challenges related to the COVID-19 pandemic and with the support of all of our stakeholders, in 2021, we delivered $4.2 billion of revenue, $355 million of GAAP operating profit (8.4% margin) and $471 million of non-GAAP operating profit (11.2% margin).* Even during the unprecedented pandemic, the Company achieved record results with 14% revenue growth, 66% GAAP operating profit growth (with margin increasing by 260 bps), 23% non-GAAP operating profit growth, and a 90 basis point increase in operating profit margin to 11.2%.* GAAP EPS grew by 524% to $2.06 per share and non-GAAP EPS grew by 26% to a record $4.75 per share and free cash flow before dividends was $245 million.*
We believe these results demonstrate the resiliency of our business and the persistent strength of cash usage around the world. We exited 2021 with substantially higher revenue and greater profitability than pre-pandemic 2019 results and better positioned for the future. As the pandemic subsides and we reflect on the changes we’ve made that have resulted in a larger and more profitable company, we are confident that we’ve achieved our goal of being stronger on the other side.

A New Layer of Growth
As we presented to shareholders at our Investor Day in December, we have rolled out a new strategic plan that builds on a solid foundation of pre-pandemic performance (through 2019) and our strong growth and cost restructuring actions taken during the last two years.
Our strategic plan includes continued acceleration of revenue growth and margin improvement, while also positioning Brink’s to win across the evolving payments ecosystem. Strategy 1.0 continues and intensifies our focus on organic growth and operational excellence in our base cash management business. Strategy 2.0 focuses on tech-enabled digital solutions, accelerating our penetration into a large untapped global opportunity for currently unvended cash payments. Our objective is to be the leading global provider of digital cash payment solutions, offering customers a cash management experience that is as fast and easy as digital payment solutions.
With a sharp focus on these strategic initiatives, we expect our 2022 revenue to return to at least pro-forma pre-pandemic levels. Our 2022 guidance represents significant value creation since the pre-pandemic period, and strong progress toward achieving our three-year strategic plan targets. Our expected 2022 results include core business revenue at 2019 levels or higher, plus approximately $900 million of revenue from completed acquisitions and cumulative margin improvement of approximately 150 basis points from pre-pandemic levels. Our confidence is based on expectations of continued recovery in retail markets, higher than historical price increases, accelerating contributions from our Strategy 2.0 digital solutions, described above, and the continued execution of our productivity and efficiency initiatives. We believe 2022 will be an exciting and transformational year for the Company.
A Focus on Sustainability
Brink’s has a long-standing commitment to Corporate Citizenship. In 2021, we formalized that commitment
______________

*	Reconciliations of non-GAAP to U.S. generally accepted accounting principles (“GAAP”) results appear in Appendix A. There is no difference between reported GAAP and non-GAAP revenues.

into the Brink’s Sustainability Program. It is a comprehensive program under our Chief Financial Officer’s leadership, with oversight by the Brink’s Board of Directors.
As the world’s largest cash management company, Brink’s plays a critical role in the global cash ecosystem. Our services facilitate commerce not just for our customers, but for our customers’ customers, including and especially, the most vulnerable in society.
Our commitment to diversity and inclusion (“D&I”) continued to expand in 2021. For example, we’ve extended our women’s employee resource group (“ERG”) outside of the U.S., and added ERGs including Unity (Black employees), Aspire (Asian American and Pacific Island employees) and Patriot Pathfinders (veteran employees) in the U.S. Brink’s ERGs are employee-led, self-directed voluntary groups that offer opportunities to network internally, attract a diverse employee base, provide the inclusion of ideas and solutions and create opportunities for mentoring and career development.
Brink’s is a signatory to the CEO Action for Diversity and Inclusion pledge (the largest CEO-driven business commitment to advance D&I in the workplace) and the UN Global Compact, affirming our commitment to meet fundamental responsibilities in the areas of human rights, labor and environment.
We will continue to enhance our Sustainability efforts, investment and reporting by managing our business in a way that creates value for our company, customers, employees and shareholders, while improving our impact on the world around us.
We are currently in the process of collecting and validating data for our inaugural Sustainability Report that we expect to release later this year.
Your vote at the Annual Meeting is important. Whether or not you plan to attend the meeting, we urge you to vote as soon as possible. There are several ways to vote prior to the Annual Meeting. You can vote on the Internet or by phone by following the instructions on the enclosed proxy, or you can complete, sign, date and return the enclosed proxy in the envelope provided.
We look forward to seeing you (virtually) at the Annual Meeting. Thank you for your continued support of and confidence in Brink’s.
Sincerely,
Douglas A. Pertz Michael J. Herling
President & CEO Chairman of the Board

A Special Message from Our CEO

As part of our ongoing succession planning process, the Company recently announced that I will retire as our CEO and transition to Executive Chairman of the Company’s Board of Directors in May, where I will continue to support our strategic initiatives.

The Board has unanimously appointed Mark Eubanks as the next CEO. It has been my distinct honor and privilege to serve as the Company’s CEO for the last six years. I leave you in very good hands with Mark, who has a proven track record of execution at large, complex international businesses. As Chief Operating Officer at Brink’s for the last seven months, he has served as a valued strategic thought partner to me and our senior management team, and I believe he personifies the values that are essential for a leader of this Company. I look forward to partnering with Mark during this exciting time as we focus on continued value creation for our shareholders.

— Douglas A. Pertz

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 6, 2022

The annual meeting of shareholders of The Brink’s Company will be held on May 6, 2022 at 10:00 a.m. central time at https://www.virtualshareholdermeeting.com/BCO2022 for the following purposes:
1.To elect as directors the nine nominees to the Board of Directors named in the accompanying proxy statement, for terms expiring in 2023.
2.To approve an advisory resolution on named executive officer compensation.
3.To approve the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.
4.To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
The close of business on March 7, 2022 was fixed as the record date for determining the shareholders entitled to notice of and to vote at the annual meeting. This proxy statement and the accompanying form of proxy and annual report to shareholders are being mailed to shareholders of record as of the close of business on March 7, 2022, commencing on or about March 23, 2022. To view the proxy statement, form of proxy and annual report to shareholders, go to https://investors.brinks.com/annual-meeting/.
Please note that brokers may not vote your shares on the election of directors or the advisory vote on named executive officer compensation in the absence of your specific instructions as to how to vote, so it is important that you vote.
After careful consideration, in light of the ongoing COVID-19 pandemic and in consideration of the health and safety of our shareholders, the annual meeting will be held via a live webcast on the Internet at https://www.virtualshareholdermeeting.com/BCO2022. This approach also aligns with the Company’s broader sustainability goals. The virtual meeting will provide the same rights to participate as you would have in an in-person meeting, including opportunities to make statements and ask questions regarding voting items. You may also submit questions starting 15 minutes in advance of the annual meeting and until the meeting adjourns. The Company will respond to as many inquiries at the annual meeting as time allows.
YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE EXERCISE YOUR RIGHT TO VOTE ELECTRONICALLY OR BY TELEPHONE, OR MARK, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD IN THE RETURN ENVELOPE ENCLOSED FOR YOUR CONVENIENCE.
Lindsay K. Blackwood
Secretary
March 23, 2022

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
SHAREHOLDER MEETING TO BE HELD ON MAY 6, 2022.
The annual report to shareholders and proxy statement are available at:
http://investors.brinks.com/annual-meeting/

1	PROXY SUMMARY	48	Benefits

		50	Change in Control Agreements

12	CORPORATE GOVERNANCE
		50	Compensation Recoupment Policy

12	Board of Directors	50	Stock Ownership Guidelines and Prohibition Against Hedging and Pledging

13	Board Independence	51	COMPENSATION AND HUMAN CAPITAL COMMITTEE REPORT

13	Committees of the Board

		52	EXECUTIVE COMPENSATION TABLES
15	Director Nominating Process

15	Board Evaluations	52	Summary Compensation Table

16	Board’s Role in Risk Oversight	54	Realized Pay Table for 2021

17	Compensation Risk Assessment	55	2021 Grants of Plan Based Awards Table

17	Compensation Risk Assessment	57	Outstanding Equity Awards at Fiscal Year-End 2021 Table

17	Policy and Process for Approval of Related Person Transactions	59	2021 Option Exercises and Stock Vested Table

18	Communications with Non-Management Members of the Board of Directors	59	2021 Nonqualified Deferred Compensation Table

18	Succession Planning	62	Potential Payments Upon Termination or Change in Control

18	Political Contributions	69	CHIEF EXECUTIVE OFFICER PAY RATIO FOR 2021

18	Resignation and Retirement

		70	DIRECTOR COMPENSATION

20	PROPOSAL NO. 1: ELECTION OF DIRECTORS

		74	STOCK OWNERSHIP

21	Board Nominee Composition

		74	Directors and Officers
21	Nominees for Election as Directors for a One-Year Term Expiring in 2023
		76	Certain Beneficial Owners

26	PROPOSAL NO. 2: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
		76	Delinquent Section 16(a) Reports

		77	Equity Compensation Plan Information

27	Message from the Compensation and Human Capital Committee	78	PROPOSAL NO. 3: APPROVAL OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

29	COMPENSATION DISCUSSION AND ANALYSIS

		80	AUDIT AND ETHICS COMMITTEE REPORT

29	Executive Summary

		81	QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

34	Compensation Philosophy and Governance Practices

36	Executive Compensation Program Components for 2021	84	SHAREHOLDER REFERENCE INFORMATION

37	Process for Setting Executive Compensation

38	Factors Considered in Making Compensation Decisions
		A-1	APPENDIX A

40	2021 Compensation Decisions by Component

Forward-Looking Statements
This proxy statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that could materially affect our actual results, levels of activity, performance or achievements.
Other factors that could materially affect actual results, levels of activity, performance or achievements can be found in our 2021 Annual Report on Form 10-K filed with the SEC on February 28, 2022, in Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed or furnished with the SEC. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement in this proxy statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise, except as required by law.

The Brink’s Company
PROXY SUMMARY
The Brink’s Company’s (“Brink’s” or the “Company”) proxy statement has been prepared in connection with the Company’s 2022 Annual Meeting of Shareholders (the “Annual Meeting”). To help you review this proxy statement, we have summarized several key topics in this Proxy Summary. The following description is only a summary and does not contain all of the information that you should consider in voting your shares. For more complete information, please review the complete proxy statement and the 2021 Annual Report. The 2021 Annual Report and the proxy statement are available at: https://investors.brinks.com/annual-meeting/.

2022 ANNUAL MEETING OF SHAREHOLDERS

DATE AND TIME:	Friday, May 6, 2022 at 10:00 a.m. central time

PLACE:	https://www.virtualshareholdermeeting.com/BCO2022

RECORD DATE:	March 7, 2022

VOTING:	Shareholders are able to vote by telephone or Internet by following the instructions on the proxy card; by completing and returning their proxy card by mail; or online at the Annual Meeting

Voting Matters and Board Recommendations
	Board Recommendation	Page Reference
Proposal No. 1: Election of directors named in this proxy statement for one-year terms expiring in 2023	FOR each director nominee	20
Proposal No. 2: Approval of an advisory resolution on named executive officer compensation	FOR	26
Proposal No. 3: Approval of the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022	FOR	78

VOTE IN ADVANCE OF THE MEETING

QR Code. Scan this code with a smart phone or tablet to vote 24/7	Telephone. Registered owners in the U.S. or Canada dial toll-free 24/7 1-800-690-6903

Internet. www.proxyvote.com	Mail. Sign and date the enclosed proxy card and return in the envelope provided

VOTE ONLINE DURING THE MEETING

Internet. Join the meeting at https://www.virtualshareholdermeeting.com/BCO2022
See “How do I attend the annual meeting?” on page 81 for more information.

1	2022 Proxy Statement

PROXY SUMMARY

PARTICIPATING IN THE ANNUAL MEETING

The Annual Meeting will be available to shareholders across the globe via any Internet-connected device and has been designed to provide the same rights to participate as a shareholder would have at an in-person meeting, including providing opportunities for shareholders to make statements and ask questions regarding voting items. This approach is sensitive to public health and travel concerns related to the ongoing COVID-19 pandemic and aligns with the Company’s broader sustainability goals.
You can participate and vote at the Annual Meeting by visiting https://www.virtualshareholdermeeting.com/BCO2022 and entering the 16-digit control number included on your proxy card or voting instruction form.
We encourage you to access the Annual Meeting prior to the start time to familiarize yourself with the virtual meeting platform and ensure you can hear the streaming audio. Online access will be available starting at 9:45 a.m. central time on May 6, 2022, at which time shareholders can begin to submit questions regarding voting items. Shareholders may also submit questions during the Annual Meeting. The Company will respond to as many appropriate questions at the Annual Meeting as time allows prior to adjournment of the meeting.
If you are not a shareholder or do not have a control number, you may still access the meeting as a guest, but you will not be able to submit questions or vote during the Annual Meeting.
If you encounter any difficulties accessing the Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting login page.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Interested parties may contact the non-management members of the Company’s Board of Directors (the “Board”) by communicating via written correspondence sent by U.S. mail to The Brink’s Company, P.O. Box 18100, 1801 Bayberry Court, Richmond, Virginia 23226-8100, Attention: Chairman (or Lead Director, as appropriate).

2021 Performance Highlights
Brink’s is the global leader in total cash management, route-based secure logistics and payment solutions, including cash-in-transit, ATM services, cash management services (including vault outsourcing, money processing and intelligent safe services) and international transportation of valuables to financial institutions, retailers, government agencies (including central banks), mints, jewelers and other commercial operations around the world. Our global network of operations in 53 countries serves customers in more than 100 countries, and we have nearly 75,000 employees worldwide. A significant portion of our business is conducted internationally, with approximately 70% of our revenues earned outside the United States.
Key financial performance metrics are monitored by management and the Board, reported to shareholders, and, in certain cases, used in determining compensation for the named executive officers (“NEOs”). In 2021, we delivered $4.2 billion of revenue, $355 million of GAAP operating profit (8.4% margin) and $471 million of non-GAAP operating profit (11.2% margin).* Even during the unprecedented pandemic, the Company achieved record results with 14% revenue growth, 66% GAAP operating profit growth (with margin increasing by 260 bps), 23% non-GAAP operating profit growth, and a 90 basis point increase in operating profit margin to 11.2%.* GAAP EPS grew by 524% to $2.06 per share and non-GAAP EPS grew by 26% to a record $4.75 per share and free cash flow before dividends was $245 million.* We believe these results demonstrate the resiliency of our business and the persistent strength of cash usage around the world. We exited 2021 with substantially higher revenue and greater profitability than in pre-pandemic 2019 results, better positioned for the future. As the pandemic subsides and we reflect on the changes we made that have resulted in a larger and more profitable company, we are confident that we achieved our goal of being stronger on the other side.
________________
*     These non-GAAP financial measures, some of which served as metrics in our short- and long-term incentive program in 2021, are not presented in accordance with GAAP. See Appendix A of this proxy statement and page 35 of the 2021 10-K for a reconciliation of non-GAAP operating profit and operating profit margin to the most directly comparable GAAP financial measures. There is no difference between GAAP and non-GAAP revenues.

2022 Proxy Statement	2

The Brink’s Company
_____________
*     These non-GAAP financial measures are not presented in accordance with GAAP. See Appendix A of this proxy statement and page 35 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 (“2021 10-K”) for a reconciliation of non-GAAP operating profit and operating profit margin to the most directly comparable GAAP financial measures. There is no difference between GAAP and non-GAAP revenues.

3	2022 Proxy Statement

PROXY SUMMARY

Corporate Governance Highlights
Brink’s is committed to maintaining a strong ethical culture and robust governance practices that the
Board has determined are in the best interests of the Company and our shareholders, which include:

BOARD STRUCTURE, INDEPENDENCE & DIVERSITY	●	Separate Chief Executive Officer (“CEO”) and independent Chairman of the Board; the Board will have an independent Lead Director when Mr. Pertz becomes Executive Chairman, following the Annual Meeting
	●	78% of director nominees are independent
	●	Independent directors hold executive sessions regularly and the Chairman of the Board (or Lead Director, as appropriate) communicates any concerns to the CEO or management
	●	Standing Board committees are 100% independent
	●	Director nominees have an average tenure of 5.3 years of service on the Board
●
Board is committed to seeking out highly qualified candidates of diverse gender and/or race, as well as taking into account other factors that promote principles of diversity, as required by our Corporate Governance Guidelines

BOARD OVERSIGHT	●	Board oversees a proactive, comprehensive and strategic succession plan for the CEO and other senior executives, including NEOs
	●	Annual dedicated Board meeting focused on Company strategy
	●	Direct Board oversight of our sustainability program, with defined environmental, social and governance (“ESG”) pillars
	●	Board oversees corporate strategy and risk management, including enterprise risk management
BOARD EFFECTIVENESS	●	Annual Board, committee and individual director self-evaluations with periodic use of an external facilitator
	●	Multiple “audit committee financial experts”
	●	Orientation program for new directors and continuing education opportunities for all directors
SHAREHOLDER RIGHTS AND ENGAGEMENT	●	All directors elected annually
	●	Majority vote standard for uncontested elections of directors
	●	Annual shareholder advisory vote on named executive officer compensation
	●	Proxy access rights(1)
	●	Shareholders holding at least 20% of our outstanding common stock may call a special meeting
NEW IN 2021	●	Strengthened Corporate Governance Guidelines to better reflect the personal factors and professional experiences considered in nominating directors, including a requirement to use a diverse pool, including women and racially or ethnically diverse candidates
	●	Added two new independent directors
	●	Adopted a standalone Related Person Transactions Policy
(1)    For a description of the criteria, see “Shareholder Reference and Information” on page 84.

2022 Proxy Statement	4

The Brink’s Company

Brink’s Sustainability Principles

We are embedding sustainability deeper into our strategy and execution. Strong financial performance alone is not sufficient; we are also improving the impact we have on the environment, society and governance of our business. Some of our ESG priorities include:

Board Nominees

Name	Age	Gender	Race/ Ethnicity	Citizenship	Years on Board	Principal Occupation
Kathie J. Andrade	61	F	W	US	3	Retired Chief Executive Officer, TIAA Retail Financial Services and Chairman of TIAA Federal Savings Bank
Paul G. Boynton	57	M	W	US	12	Vice Chair and Retired President and Chief Executive Officer, Rayonier Advanced Materials Inc.
Ian D. Clough	55	M	W	UK	6	Managing Director, DHL Supply Chain
Susan E. Docherty	59	F	W	Dual (Canada/US)	8	Retired Chief Executive Officer, Canyon Ranch
Mark Eubanks*	49	M	W	US	**	Executive Vice President and Chief Operating Officer (incoming President and Chief Executive Officer), The Brink’s Company
Michael J. Herling	64	M	W	US	13	Partner, Finn Dixon & Herling
A. Louis Parker	67	M	B	US	1	Chief Executive Officer, Visible Men Academy
Douglas A. Pertz*	67	M	W	US	6	President and Chief Executive Officer (incoming Executive Chairman), The Brink’s Company
Timothy J. Tynan	62	M	W	US	**	Retired Chief Executive Officer, Banc of America Merchant Services, LLC
* All director nominees are independent except for Messrs. Eubanks and Pertz.
** If elected at the Annual Meeting, Mr. Eubanks will join the Board in May 2022. Mr. Tynan joined the Board in September 2021.
Key: F - Female; M - Male; B - Black or African American; W - White

5	2022 Proxy Statement

PROXY SUMMARY

Board Nominee Composition
The nominees to the Board bring a balance of relevant skills to the boardroom as well as an effective mix of diverse backgrounds and experiences. The following figures depict the composition of our nominees:

INDEPENDENCE

Independent	7
Non-independent	2

2
78%
Independent
7
Independent
Non-independent

TENURE

0-5 Years	5
6-10 Years	2
11+ Years	2

2
5.3 years
Average Tenure
5
2
0-5 Years
6-10 Years
11+ Years

2022 Proxy Statement	6

The Brink’s Company

Board Nominee Skills Matrix
The Company’s Corporate Governance Guidelines set forth the criteria for director membership, which include, but are not limited to:
•business and industry experience,
•areas of expertise,
•diversity/inclusion,
•international background,
•the number of other directorships held,
•leadership capabilities, and
•personal factors, such as gender, ethnicity, race and age.
With respect to business and other experience, the Corporate Governance and Nominating Committee (the “Corporate Governance Committee”) considers, on an ongoing basis, those skills and experiences that are important to the Company’s current and future business needs. Below is a summary of areas of experience the Board has determined are currently most relevant to our business and corresponding representation:

7	2022 Proxy Statement

PROXY SUMMARY

Shareholder Engagement in 2021
Extensive Shareholder Engagement
We regularly engage with our shareholders in furtherance of our commitment to an appropriate plan design and strong governance practices.
Historically, the advisory resolution on our NEO compensation (“Say on Pay”) has received strong support. Specifically, from 2016 to 2020, average shareholder support for Say on Pay was 93%. In May 2021, approximately 43% of votes cast approved our Say on Pay proposal. Our Board and management team considered the 2021 Say on Pay result an important opportunity to engage our shareholders and other stakeholders to better understand external views of our compensation program. Beginning in August 2021, we contacted our top 48 shareholders representing approximately 85%(1) of outstanding shares to gather additional feedback and open a dialogue about the effectiveness of our compensation program and identify opportunities for further enhancements. The Chair of the Compensation and Human Capital Committee of the Board (the “Compensation Committee”) led telephonic and video conference meetings with 12 of our shareholders representing approximately 19% of outstanding shares. During those meetings with shareholders, we also discussed Company performance, strategy, acquisitions, corporate governance and sustainability.
Members of management and the Board continue to engage in outreach to the Company’s shareholders to discuss governance and compensation policies and practices and emerging issues, including sustainability. We look forward to ongoing dialogue and collaboration with our shareholders.

Board Responsiveness to Shareholders
After considering input from shareholders and other stakeholders from our engagement in 2021, we implemented targeted changes to our executive compensation program for fiscal 2022 as highlighted below.

(1) Based on shares outstanding as of May 20, 2021, including shares held by affiliated firms separately, but excluding shares held by current or former employees of the Company, certain firms that do not engage with issuers and certain smaller shareholders.

2022 Proxy Statement	8

The Brink’s Company

Outcomes of Shareholder Engagement

After an extensive engagement effort to better understand the views of our shareholders, the Compensation Committee conducted a thorough review of our compensation philosophy, programs and governance in order to determine how best to respond to shareholder concerns. **After considering input from shareholders, market practices and the strengths of our compensation philosophy and program, we implemented the following changes for 2022:**

Enhancements to our executive compensation program and disclosures

- ✓ Set incoming CEO pay between the market 25th percentile and median based on market pay and other relevant factors, including skills and experience
- ✓ Did not make off-cycle awards in 2021 or 2022 to date
- ✓ Committed to not grant off-cycle long-term incentives ("LTI") to senior executives that are exclusively short-term and time-vested
- ✓ Returned to a 3-year performance period for internal metric performance share units ("IM PSUs") after using a 2-year performance period in 2021 due to uncertainty during the ongoing pandemic
- ✓ Increased the percentage of relative total shareholder return ("TSR") performance share units ("PSUs") awarded as a part of annual LTI
  - For CEO from 15% to 25%
  - For other NEOs from 20% to 25%
- ✓ Aligned the LTI mix for our CEO and NEOs
- ✓ Capped TSR PSU payouts at 100% of target if absolute TSR is negative, commencing with the 2022-2024 grant
- ✓ Increased CEO stock ownership guideline from 5X to 6X of base salary (and added a 6X stock ownership guideline for the Executive Chairman when we have one)
- ✓ Included historical overview of compensation program in Proxy Summary
- ✓ Continued to enhance CD&A disclosure
- ✓ Added a sustainability goal to the individual performance component of our annual incentive plan

See "Compensation Discussion and Analysis" in this proxy statement beginning on page 29 for a detailed discussion of shareholder feedback and Board response.

Executive Compensation Highlights
Brink’s executives receive a base salary and performance-based compensation, which represents more than 90% of total target direct compensation (“TDC”) for the CEO and approximately 55% of total
TDC for the other NEOs serving as of December 31, 2021 (on average). The chart below reflects the 2021 target pay mix for our CEO and other NEOs serving as of December 31, 2021 (on average).

	Fixed	Performance-Based and At Risk
Element	Base Salary	Annual Incentive	LTI
Highlights	Fixed cash compensation provides pay at a level consistent with competitive market practices based on executive’s role, responsibilities, skills, experience and performance	Annual cash incentive opportunity under our Brink’s Incentive Plan (“BIP”) is based on Company financial performance, individual performance and where applicable, operating company performance
Annual equity award opportunity is based on Company financial performance and increases in shareholder value over a long-term performance period, primarily earnings before interest, depreciation and amortization (“EBITDA “) and TSR. Granted as a mix of IM PSUs, TSR PSUs and, for NEOs, other than the CEO, restricted stock units (“RSUs”). In 2022, in response to shareholder feedback, the Compensation Committee aligned the LTI mix for all NEOs to include IM PSUs, TSR PSUs and RSUs.

CEO Target Pay Mix

8.9%
12%
79.1%
Performance-based Compensation – 91.1%
Salary
Annual Incentive
PSUs
Performance-based Compensation

Other NEO Average Target Pay Mix
18.8%
26.3%
33.8%
21.1%
Performance-based Compensation – 54.9%
Salary
Annual Incentive
PSUs
RSUs
Performance-based Compensation

9	2022 Proxy Statement

PROXY SUMMARY

In 2021, our core compensation program remained consistent with our historical approach. We continued to link compensation to Company and individual performance over both the short- and long-term with incentives that align the interests of executives and shareholders.
During 2020 and 2021, health conditions and economic activity in the countries in which we operate continued to be significantly impacted by government, customer and consumer actions in response to the pandemic. These actions led to reduced customer volumes, changes to our operating procedures to meet safety protocols, and increases in our costs to provide services, all of which impacted revenue.
Performance-based incentives in our compensation program are designed to drive our strategic and financial priorities and shareholder returns. With the continued uncertainty during the pandemic, our 2021 priorities continued to be focused on increased profitability and positioning Brink’s to be stronger on the other side of the crisis.
Our compensation program includes performance-based compensation in the form of annual incentives under the BIP, paid in cash, and LTI, payable in shares of our common stock (“Brink’s Common Stock”).
In February 2021, when the Compensation Committee was finalizing 2021 target compensation decisions, the pandemic continued to cause disruption in customer volumes and increased costs to provide services, all of which impacted revenue. As a result, the Compensation Committee changed 2021 incentive compensation metrics. For the 2021 annual incentive, the Compensation Committee returned to full year performance measures and replaced revenue with operating profit margin to focus on profitability during the uncertainty of the pandemic. For the internal metric PSUs, the Compensation Committee reduced the performance period from three to two years, due to the difficulty in making long-term financial projections, while maintaining a three-year vesting period. In 2022, the Compensation Committee returned to a three-year performance period for the internal metric PSUs.
The chart below depicts incentive compensation metrics and changes made in response to the impact of the pandemic in 2020, 2021 and 2022. A comprehensive review of the 2021 compensation program, its elements, objectives and rationale is included in the Compensation Discussion and Analysis beginning on page 29.

Performance-Based and Variable Compensation

ANNUAL INCENTIVES
Annual incentives are designed as cash awards under the BIP based on Company and individual performance, and for certain executives, performance of operating companies within their scope of responsibility. Annually, the Compensation Committee sets a rigorous, pre-established target level of performance for one or more metrics aligned to our financial and strategic goals for the year.
Prior to 2020, metrics included operating profit and revenue. The Compensation Committee changed metrics in 2020 to better measure performance against our new profitability priorities as we adapted to the challenges of the pandemic. In 2021, the Compensation Committee returned to full year performance measures and replaced revenue with non-GAAP operating profit margin to focus on profitability during the uncertainty of the pandemic.
Entering the third year of the pandemic, while global immunity increased and government, customer and consumer actions in response to the pandemic decreased, uncertainty continued as we began navigating an inflationary environment and wage pressures. The Compensation Committee continued to focus on profitability with one-year non-GAAP operating profit and non-GAAP operating profit margin goals in 2022. Additionally, the Compensation Committee added an ESG goal to the individual performance component.

	2017-2019 •One year non-GAAP operating profit (75%) •One year non-GAAP revenue (25%) •Individual performance •Combined operating performance, as applicable	2020 •4Q non-GAAP operating profit margin •Individual performance •Combined operating performance, as applicable	2021 •One year non-GAAP operating profit (75%) •One year non-GAAP operating profit margin (25%) •Individual performance •Combined operating performance, as applicable	2022 •One year non-GAAP operating profit (75%) •One year non-GAAP operating profit margin (25%) •Individual performance, including an ESG goal •Combined operating performance, as applicable

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The Brink’s Company

LONG TERM INCENTIVES
LTI awards are designed to ensure a significant portion of NEO compensation is tied to our long-term results and increases in shareholder value. Annually, the Compensation Committee determines the types and mix of LTI awards to be made to NEOs and makes appropriate changes based on our financial and strategic goals for future performance periods. LTI awards include IM PSUs, TSR PSUs, RSUs and, historically, stock options. For 2021, changes to the LTI mix were based primarily on our new strategic priorities during the pandemic as detailed below. For 2022, in response to shareholder feedback, the LTI mix was changed to increase the percentage of TSR PSUs and align the LTI mix for all NEOs.

IM PSUs are paid out in shares of Brink’s Common Stock at the end of a performance period, typically three years, based on achievement of a pre-established performance goal or goals, and subject to a three-year vesting requirement. The Compensation Committee reduced the performance period in 2021 from three to two years due to the challenge in setting long-term financial targets during the pandemic. For 2022, the Compensation Committee returned to a three-year performance period.

	2017-2020 •3-year total non-GAAP EBITDA •3-year vesting period •Percentage of LTI mix: ◦CEO 21%, 0%, 50%, 80% ◦Other NEOs 25%	2021 •2-year total non-GAAP EBITDA •3-year vesting period •Percentage of LTI mix: ◦CEO 85% ◦Other NEOs 50%	2022 •3-year total non-GAAP EBITDA •3-year vesting period •Percentage of LTI mix: ◦CEO 50% ◦Other NEOs 50%

TSR PSUs are paid out in shares of Brink’s Common Stock at the end of a three-year performance period, based on the Company’s TSR relative to that of companies included in a pre-established comparator group. The Compensation Committee adjusted the peer group in 2021 to align it with the Company’s core business and future strategy.

	2017-2020 •Peers: S&P MidCap 400 (for 2017 S&P SmallCap) companies with greater than 50% of foreign revenues •Percentage of LTI ◦CEO 21%, 25%, 25%, 20% ◦Other NEOs 25%	2021 •Peers: Proxy Peer Group members and their peers with greater than 25% foreign revenues •Percentage of LTI mix: ◦CEO 15% ◦Other NEOs 20%	2022 •Peers: same as 2021 •Percentage of LTI mix: ◦CEO 25% ◦Other NEOs 25%
RSUs are paid out in shares of Brink’s Common Stock and vest in three equal annual installments.
	2017-2020 •Percentage of LTI mix: ◦CEO 0% ◦Other NEOs 25%	2021 •Percentage of LTI mix: ◦CEO 0% ◦Other NEOs 30%	2022 •Percentage of LTI mix: ◦CEO 25% ◦Other NEOs 25%

Stock Options represent the opportunity to purchase shares of Brink’s Common Stock at the end of a three–year vesting period at the price per share on the grant date. No stock options have been granted since 2020.

	2017-2020 •Percentage of LTI mix: ◦CEO 58%, 75%, 25%, 0% ◦Other NEOs 25%	2021 •Percentage of LTI mix: ◦CEO 0% ◦Other NEOs 0%	2022 •Percentage of LTI mix: ◦CEO 0% ◦Other NEOs 0%

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The Brink’s Company
CORPORATE GOVERNANCE

Board of Directors
Role of the Board of Directors
The Board is responsible for advancing the interests of the shareholders by providing advice and oversight of the strategic and operational direction of the Company; overseeing the governance of the Company and the Company’s executive management, including the CEO; and reviewing the Company’s business initiatives, capital projects and budget matters. To do this effectively, the Company has established clear and specific Corporate Governance Guidelines for the Board (referred to in this section as our “Governance Guidelines”) that, along with Board committee charters and our Code of Ethics, provide the framework for the governance of the Company.
Board Leadership Structure
The Board does not have a policy on whether the roles of the CEO and Chairman should be separate. The Board regularly evaluates relevant factors to determine the best leadership structure for the Company’s operating and governance environment at the time. At this time, the roles of CEO and Chairman are currently separate. Pursuant to our bylaws, if the Chairman of the Board is not independent, the independent directors will elect a lead independent director (“Lead Director”) to facilitate communication with the CEO, information flow and communications among non-management directors and feedback to the CEO on behalf of the non-management directors regarding business issues and Board management. Currently, Michael J. Herling, an independent member of the Board, serves as Chairman, while Mr. Pertz serves as President and CEO. We believe that, generally, separating the Chairman and CEO roles is a strong governance practice and contributes to the Board’s independence from management, while allowing the CEO to focus primarily on Brink’s business, strategy and operations.
As the non-executive Chairman of the Board, Mr. Herling currently has the following responsibilities:
•preside over meetings of the Board and shareholders;
•call meetings and executive sessions of the Board;
•develop the meeting agendas and ensure critical issues are addressed;
•facilitate communication between and among directors and management and ensure the quality, quantity and timing of information from management;
•have a lead role in the evaluation of the CEO;
•serve as the representative of the Board with management and the public and interact with shareholders on behalf of the Board at the Board’s discretion;
•facilitate communication between the Board and shareholders, at the Board’s discretion;
•promote effective communications on developments occurring between Board meetings; and
•perform such other duties assigned from time to time by the Board.
In connection with the Company’s leadership transition, effective May 6, 2022, immediately following the Annual Meeting, Mr. Eubanks will become CEO and Mr. Pertz will become Executive Chairman of the Board, subject to re-election at the Annual Meeting, where he will continue to serve in a leadership role, facilitate the CEO transition and support our strategic initiatives. Because Mr. Pertz is not an independent director, the independent directors have appointed Mr. Herling as the Company’s Lead Director, subject to Mr. Herling’s re-election at the Annual Meeting and effective when Mr. Pertz becomes Executive Chairman. The Company expects to leverage Mr. Pertz’s experience and leadership while maintaining appropriate Board independent oversight with a Lead Director. At the conclusion of Mr. Pertz’s service as Executive Chairman, the Board expects to return to a non-Executive Chairman leadership structure.
Meetings of the Board and Director Attendance
The Board met seven times in 2021. During 2021, all incumbent directors attended at least 75% of the total number of meetings of the Board and of the committees of the Board on which they served.
Executive Sessions of the Board
The non-management members of the Board meet regularly without management present. The Chairman (or Lead Director, as appropriate) presides over each meeting of the independent Board members.

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The Brink’s Company
Director Attendance at Annual Meeting
Directors are expected to attend the Annual Meeting of Shareholders. Per the Governance Guidelines, any director who is unable to attend or unable to meet with shareholders in attendance must submit an explanation to the Chairman of the Board. All of the directors then in office attended the 2021 Annual Meeting of Shareholders.

Board Independence
For a director to be deemed “independent,” the Board must affirmatively determine, in accordance with the listing standards of the New York Stock Exchange, that the director has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. In making this determination, the Board has adopted the following categorical standards as part of its Governance Guidelines:
1.A director who is, or has been within the last three years, an employee of the Company, or whose immediate family member is, or has been within the last three years, an executive officer of the Company, is not independent. Employment as an interim Chairman, CEO or other executive officer will not disqualify a director from being considered independent following such employment.
2.A director who has received or who has an immediate family member serving as an executive officer who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company (excluding director and committee fees and pensions or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service), is not independent. Compensation received by a director for former service as an interim Chairman, CEO or other executive officer will not count toward the $120,000 limitation.
3.(A) A director who is a current partner or employee of a firm that is the Company’s internal or external auditor; (B) a director who has an immediate family member who is a current partner of such a firm; (C) a director who has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or (D) a director who was or whose immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time, in any such instance ((A)-(D)) is not independent.
4.A director who is or has been within the last three years, or whose immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee, is not independent.
5.A director who is a current employee, or whose immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not independent.
The Board has affirmatively determined that, other than Mr. Pertz (our current President and CEO and proposed future Executive Chairman) and Mr. Eubanks (our current Executive Vice President and COO and future President and CEO), each current director nominee is, and each director who served during 2021 was, independent under the listing standards of the New York Stock Exchange and the categorical standards described above. The Board has determined that the members of the Audit and Ethics Committee (the “Audit Committee”) and the Compensation Committee meet the heightened independence requirements for service on the Audit Committee and Compensation Committee set forth in the respective committees’ charters. In addition, the Board has determined that the members of the Compensation Committee are “non-employee directors” (within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).

Committees of the Board
The Board has four standing committees: the Audit Committee, the Compensation Committee, the Corporate Governance and the Corporate
Governance Committee and Finance and Business Development Committee (the “Finance Committee”).

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CORPORATE GOVERNANCE
Each committee has a separate chair and each of the committees is, and during 2021 was, composed solely of independent directors. The charters for each of the committees describe the specific authority and responsibilities of each committee and are available on our website at www.brinks.com. The members of the Board on the date of this proxy statement, and the committees of the Board on which they currently serve, are identified below:

Name	Audit	Compensation	Corporate Governance	Finance
Ms. Andrade	✓		✓
Mr. Boynton		✓
Mr. Clough				✓
Ms. Docherty				✓
Mr. Herling		✓	✓
Mr. Pertz
Mr. Parker	✓		✓
Mr. Stoeckert*	✓
Mr. Tynan		✓		✓
2021 Meetings	7	8	4	5
Chair
✓ Member

*
Mr. Stoeckert will retire from the Board effective at the Annual Meeting, and it is expected that, following the Annual Meeting, the Board will appoint another independent director as Chair of the Corporate Governance Committee.

Audit Committee
The Audit Committee oversees management’s conduct of the Company’s financial reporting process and the integrity of its financial statements, including the Company’s accounting, internal controls and internal audit function, and receives regular reports on the Company’s cybersecurity posture and efforts. The Audit Committee also evaluates the qualifications and performance of the Company’s independent auditors, assesses the independence of the Company’s independent auditors and oversees the annual independent audit of the Company’s financial statements and the Company’s legal and regulatory compliance, as well as ethics programs.
The Board has identified each of Ms. Andrade and Messrs. Clough, Parker and Stoeckert as an “audit committee financial expert” as that term is defined in the rules promulgated by the SEC. The Board has also determined that each of the members of the Audit Committee is financially literate under New York Stock Exchange standards.
Compensation Committee
The Compensation Committee is responsible for overseeing the policies and programs relating to the compensation of our CEO, and other senior executives, including policies governing salaries, incentive compensation and terms and conditions of employment. For a further discussion of the Compensation Committee, see “Compensation Discussion and Analysis” on page 29.
Corporate Governance Committee
The Corporate Governance Committee is responsible for identifying individuals qualified to become Board members consistent with criteria approved by the Board and recommending to the Board director nominees. The Corporate Governance Committee also oversees the corporate governance of the Company, including recommending to the Board the Governance Guidelines, and the annual evaluation of the Board’s performance. In addition, the Corporate

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The Brink’s Company
Governance Committee recommends to the Board any changes in non-employee director compensation.
Finance Committee
The Finance Committee monitors the Company’s strategic direction, including its acquisition strategy, recommends to the Board dividend and other actions and policies regarding the financial affairs of the
Company, and oversees and monitors the funding of the Company’s Frozen Pension Plan, and the performance of the Company’s management Oversight Committee, the named fiduciary under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is responsible for the administration of the Company’s ERISA plans.

Director Nominating Process
The Corporate Governance Committee regularly engages in succession planning for the Board. In accordance with the Governance Guidelines and the Corporate Governance Committee charter, the Corporate Governance Committee periodically assesses whether any vacancies on the Board are expected due to retirement or other factors and considers possible director candidates. The Corporate Governance Committee has used professional search firms to identify candidates based upon the director membership criteria described in the Governance Guidelines.
The Corporate Governance Committee’s charter provides that the Corporate Governance Committee will consider director candidate recommendations by shareholders. Shareholders should submit any such recommendations to the Corporate Governance Committee through the method described under “Communications with Non-Management Members of the Board of Directors.” In accordance with the Company’s bylaws, any shareholder of record entitled to vote for the election of directors at a meeting of shareholders may nominate persons for election to the Board, if the shareholder complies with the notice procedures set forth in the bylaws and summarized in the section of this proxy statement entitled “Shareholder Reference Information—Shareholder Proposals and Director Nominations” on page 84.
The Corporate Governance Committee evaluates all director candidates in accordance with the director membership criteria described in the Governance Guidelines. The Corporate Governance Committee evaluates any candidate’s qualifications to serve as a member of the Board based on a variety of professional experiences, including those related to business, industry, areas of expertise, diversity and inclusion, community or civic affairs, international background, the number of other directorships held, (including for both for-profit and non-profit organizations) and leadership capabilities, and personal factors such as gender, ethnicity, race, age, along with any other skills or experience which would be of assistance to management in operating the Company’s business. The pool of director candidates must include women and racially/ethnically diverse candidates.
When considering a director standing for election as a nominee, including re-election, in addition to the attributes described above, the Corporate Governance Committee considers that individual’s past contribution, if for re-election, and future commitment to the Company. The Corporate Governance Committee evaluates the totality of the merits of each prospective nominee that it considers and does not restrict itself by establishing minimum qualifications or attributes.
After evaluating any potential director nominees, the Corporate Governance Committee makes a recommendation to the full Board, and the Board determines the nominees. The evaluation process of prospective director nominees is the same for all nominees, regardless of the source from which the nominee was first identified.
The Company did not receive any notice of a director candidate recommended by a shareholder or group of shareholders owning more than 5% of the Company’s voting common stock for at least one year as of the date of recommendation on or prior to November 23, 2021, the date that is 120 days before the anniversary date of the release of the prior year’s proxy statement to shareholders.

Board Evaluations
The Board recognizes that a constructive evaluation process is an essential corporate governance tool to measure Board effectiveness.
The Board annually assesses the effectiveness of the full Board and the performance of its committees. The Corporate Governance Committee is charged with overseeing this process, which includes periodic

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CORPORATE GOVERNANCE
evaluations by a third party and individual director assessments.
The Corporate Governance Committee reports its findings and conclusions to the Board, identifying any areas for improvement, and overseeing follow up when needed, including any need for Board refreshment to ensure the fit of the Board and individual Board members with the strategic objectives of the Company, as they change over time.

Board’s Role in Risk Oversight
Management is responsible for managing the day-to-day risks confronting our businesses, and our Board has responsibility for overseeing the Company’s enterprise risk management (“ERM”) program. Under the ERM program, senior leaders from across the Company’s global footprint annually rank risks according to likelihood, significance and velocity to identify and prioritize the most significant risks facing the Company. A small group of executives then assigns a senior executive for each identified risk area, who then works with relevant leaders to ensure that mitigation plans are developed and progress against those plans is monitored.
Our Board as a whole oversees risks related to the Company and business strategies and operations, exercising this responsibility by considering the risks related to its decisions. Each year, our Board receives reports on the ERM process and the strategic plans and risks facing our businesses and the Company as a whole; these risks include financial risks, geopolitical risks, legal and regulatory risks, competitive risks, compliance risks, ESG risks, information technology risks, and other risks related to the ways in which we do business.
Our Board has delegated elements of its risk oversight responsibility to its committees to better coordinate with management to serve the long-term interests of all our stakeholders. Our Board receives reports from the committee chairs regarding topics discussed at committee meetings, including the areas of risk they primarily oversee. For example, the Audit Committee is responsible for discussing with management the Company’s major financial risk exposure and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies. As part of its responsibilities, the Audit Committee oversees the Company’s financial policies, including financial risk management. Management holds regular meetings that identify, discuss and assess financial risk from current macro-economic, industry and company-specific perspectives. As part of its regular reporting process, management reports and reviews with the Audit Committee the Company’s material financial risks, proposed risk factors and other public disclosures, mitigation strategies, and the Company’s internal controls over financial reporting. The Audit Committee also engages in periodic discussions with the Chief Financial Officer, the Controller, the Vice President, Internal Audit and other members of management regarding risks.

Cybersecurity Risk Oversight
Cybersecurity risk oversight is a top priority for the Board. The Company has adopted physical, technological and administrative cybersecurity controls and has a defined procedure for incident detection, containment, response and remediation. The Company’s Chief Information Officer regularly briefs the full Board regarding the Company’s risk management framework and includes an update on the Company’s completed, on-going and planned actions relating to cybersecurity risks.

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The Brink’s Company

Board of Directors

Oversees overall risks, with emphasis on strategic risks

Audit Committee	Nominating and Governance Committee	Compensation Committee	Finance Committee

Oversees the Company’s major financial risk exposures and steps management has taken to monitor and control such exposures	Considers risks related to the governance structure of the Company, including Board composition and independence	Considers risks related to the Company’s executive programs and has oversight responsibility for the Company’s review of compensation policies and procedures to determine whether they present significant risks	Reviews risks related to strategic transactions and oversees risks related to the Company’s liquidity, credit ratings and funding of pension plans

Management

Identifies, assesses and manages day-to-day risk

Compensation Risk Assessment
The Compensation Committee oversees all Company compensation policies and procedures (including those of our subsidiaries) and the incentives that they create, to assess risk. At the Compensation Committee’s direction, the Company’s Human Resources Department, in partnership with the Internal Audit Department, conducted a risk assessment of the 2021 compensation programs. Management concluded that the compensation policies and practices of the Company do not create risks that are reasonably likely to have a material adverse effect on the Company. Management presented the results of its assessment to the Compensation Committee.
The Compensation Committee reviewed management’s assessment, including with its independent compensation consultant, and continues to believe that the executive compensation program appropriately balances risk and reward in relation to the Company’s overall business strategy and that it does not encourage employees to take excessive risks that are reasonably likely to have a material adverse effect on the Company.
The Compensation Committee relies on the Pay for Performance Compensation Philosophy and Governance Practices to mitigate compensation-related risks and to align compensation with market practices and shareholder interests. See the section titled “Compensation Discussion and Analysis,” beginning on page 29 for details on the Pay for Performance Compensation Philosophy and Governance Practices. The Compensation Committee will continue to consider compensation risk implications, as appropriate, in designing any new executive compensation components.

Policy and Process for Approval of Related Person Transactions
The Board and the Company are committed to maintaining the highest legal and ethical conduct while fulfilling their responsibilities and recognize that related person transactions can present potential or actual conflicts of interest and create the appearance that decisions are based on considerations other than the best interests of the Company and its shareholders. Nevertheless, the Company recognizes that there are situations where related person transactions may be in, or may not be inconsistent with, the best interests of the Company and its shareholders. Therefore, in September 2021, the

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CORPORATE GOVERNANCE
Board adopted a written Related Person Transactions Policy (the “RPT Policy”) for the review and approval or ratification of related person transactions with definitions and disclosure requirements that align with Item 404 of Regulation S-K promulgated under the Exchange Act.
Under the RPT Policy, subject to certain pre-approved exceptions, any transaction or relationship that involves a director, director nominee, executive officer, greater than 5% shareholder or any of their immediate family members that constitutes a “related person transaction” requires prompt full disclosure to and review by the Company’s General Counsel of all facts and circumstances concerning the transaction and relationship. Unless the transaction is (i) determined by the General Counsel to not involve a direct or indirect material interest of a related person or (ii) subject to one of the pre-approved exemptions, the Audit Committee will review the transaction and approve or disapprove it. The Audit Committee will only approve or ratify a related person transaction if it determines in good faith that, under all of the circumstances, the transaction is in the best interests of the Company and its shareholders. For this purpose, a “related person transaction” is any transaction, arrangement or relationship in which (1) the Company was, is or will be a participant; (2) the aggregate amount involved will or may be expected to exceed $120,000; and (3) a related person has or will have a direct or indirect material interest.
During 2021, there were no related person transactions identified under the relevant standards, and there are none proposed currently.

Communications with Non-Management Members of the Board of Directors
The Company’s Governance Guidelines set forth a process by which shareholders and other interested third parties can send communications to the non-management members of the Board. When interested third parties have concerns, they may make them known to the non-management directors by communicating via written correspondence sent by U.S. mail to “Chairman” (or “Lead Director,” as appropriate) at the Company’s Richmond, Virginia address. All such correspondence is provided to the Chairman of the Board (or Lead Director, as appropriate) at, or prior to, the next executive session held at a regular Board meeting.

Succession Planning
The Board regularly engages in succession planning for the CEO role. Members of the Board (with input from the Corporate Governance Committee) annually review and discuss an evaluation of potential CEO successors. The Board ensures that meeting agendas for the Board and its committees provide directors with exposure to and opportunities to assess potential successors. The Board annually reviews the emergency succession plan for the CEO.
During 2021 (in continuation of discussions in prior years), the Board conducted focused CEO succession sessions at each of its meetings and engaged outside advisors to help identify and assess internal and external candidates. The Board’s process included development of a long-term transition plan and culminated in the appointment of Mark Eubanks as Executive Vice President and Chief Operating Officer (“COO”) in September 2021. At the same time that the Company announced Mr. Eubanks’ appointment, it also announced an expected CEO transition in the first half of 2022 and the expectation that Mr. Pertz would transition to an Executive Chairman role at that time.

Political Contributions
In general, it is not the Company’s practice to make financial or in-kind political contributions with corporate assets, even when permitted by applicable law. The Company complies with all applicable state and federal laws related to the disclosure of lobbying activities.
The Company administers, under federal and state election laws, The Brink’s Company Political Action
Committee, which is a non-partisan political action committee comprised of the Company’s managerial and professional U.S. employees who voluntarily pool their financial resources to support the Company’s efforts to promote the business interests of the Company through the legislative process.

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CORPORATE GOVERNANCE

Resignation and Retirement
Under the Company’s Governance Guidelines, a non-employee director who retires or whose job responsibilities change materially from those in effect at the time the director was last elected to the Board must submit his or her resignation from the Board to the Corporate Governance Committee. The Corporate Governance Committee will then review the continued appropriateness of Board membership under these changed circumstances, accept or decline the resignation and report to the Board its determination. In addition, the Board maintains a policy that a director may not stand for election to the Board for any term during which his or her 74th birthday would fall more than six months prior to the expiration of that term.

The Company’s Governance Guidelines also provide that any nominee for director in an uncontested election who receives a greater number of shareholder votes “against” his or her election than votes “for” his or her election must promptly tender his or her resignation to the Board. The Corporate Governance Committee will then evaluate the best interests of the Company and its shareholders and will recommend to the Board whether to accept or reject the tendered resignation. Following the Board’s determination, the Company will disclose the Board’s decision of whether or not to accept the resignation and an explanation of how the decision was reached, including, if applicable, the reasons for rejecting the resignation.

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The Brink’s Company
PROPOSAL NO. 1—ELECTION OF DIRECTORS
In accordance with the Company’s Amended and Restated Articles of Incorporation and bylaws, directors are nominated for election (or re-election) to one-year terms. Each of the Company’s current directors is serving a term that expires in May 2022. George Stoeckert has reached the mandatory retirement age applicable to directors as established by the Company’s Governance Guidelines. Accordingly, Mr. Stoeckert will retire from the Board effective at the Annual Meeting. Mr. Stoeckert has served as a director since 2016. The Board greatly appreciates Mr. Stoeckert’s deep commitment, leadership and many contributions to the Board and to the Company’s growth and progress during his years of service.
The Board elected Mr. Tynan as a director, effective September 21, 2021. Mr. Tynan was initially recommended to the Corporate Governance Committee by the Chair of the Corporate Governance Committee.
Additionally, on March 17, 2022, the Board nominated Mark Eubanks to be elected by the Company’s shareholders as a director at the Annual Meeting, in connection with his appointment as President and CEO, on May 6, 2022 immediately following the Annual Meeting.

The Corporate Governance Committee has recommended, and the Board has approved, Mmes. Andrade and Docherty and Messrs. Boynton, Clough, Eubanks, Herling, Parker, Pertz and Tynan each as nominees for election to a one-year term expiring in 2023. Proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement. Unless otherwise specified, all proxies will be voted in favor of Mmes. Andrade and Docherty and Messrs. Boynton, Clough, Eubanks, Herling, Parker, Pertz and Tynan for election as directors of the Company. The Board has no reason to believe that any of the nominees is not available or will not serve if elected. If any of them should become unavailable to serve as a director, full discretion is reserved to the persons named as proxies to vote for such other persons as may be properly nominated.
For each director nominee the following section includes information concerning the nominee’s age, principal occupation, employment (including other positions with the Company), directorships during the past five years, and the year in which he or she first became a director of the Company. Also included is a brief discussion of the specific experience, qualifications, attributes or skills that led to the conclusion that each nominee should serve as a director, in light of the Company’s business and structure.

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The Brink’s Company

Board Nominee Composition
The Board nominees bring a balance of relevant skills to the boardroom as well as an effective mix of diverse backgrounds and experiences. The following figures depict the composition of our Board:

.

Nominees for Election as Directors for a One-Year Term Expiring in 2023

KATHIE J. ANDRADE Age: 61
Director since: 2019

Audit Committee Corporate Governance Committee

Ms. Andrade is the former Chief Executive Officer of TIAA Retail Financial Services and Chairman of TIAA Federal Savings Bank, a leading provider of financial services in the academic, research, medical, cultural and governmental fields, where she served from 2016 to 2018. Ms. Andrade joined TIAA in 2008 serving as Chief Operating Officer of Individual Advisory Services. From 2011 to 2016, she served as both President of TIAA Services Broker-Deal and Head of Individual Advisory Services. Between 1986 and 2008, she held a number of senior management positions at Bank of America, including Chief Operating Officer for the alternative investments group and Chief Operating and Technology Officer for the wealth management group. Ms. Andrade currently serves on the Board of Directors of Grange Insurance and Lincoln Investment Company, both privately owned companies. Ms. Andrade previously served on the Board of Directors of Waddell & Reed Financial, Inc. (NYSE:WDR) from 2019 to 2021. She is an experienced leader who brings a deep understanding of the financial services industry and technological innovation to the Board.

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PROPOSAL NO. 1—ELECTION OF DIRECTORS

PAUL G. BOYNTON Age: 57
Director since: 2010

Compensation Committee Finance Committee (Chair)

Mr. Boynton is the current Vice Chair of the Board and retired President and Chief Executive Officer of Rayonier Advanced Materials Inc. (NYSE:RYAM), a global producer of high-value cellulose fibers, packaging materials and forest products, serving in that position from 2014 to 2021, and previously serving as Chairman from 2014 to 2020. Mr. Boynton previously served as President and Chief Executive Officer of Rayonier Inc. from January 2012 through June 2014 and additionally served as Chairman from May 2012 through June 2014. Prior to this time, he served as President and Chief Operating Officer from 2010 to 2011; Executive Vice President, Forest Resources and Real Estate from 2009 to 2010; and Senior Vice President, Performance Fibers and Wood Products from 2008 to 2009. He currently serves as Vice Chair of Rayonier Advanced Materials Inc. Mr. Boynton is also a member of the Board of Governors and its Executive Committee of the National Council for Air and Stream Improvement, a member of the Board of Directors of the National Association of Manufacturers and a member of the Board of Directors of the Federal Reserve Bank of Atlanta’s Jacksonville Branch. Mr. Boynton brings his executive-level international business operations experience through his work for Rayonier Advanced Materials Inc. and Rayonier Inc., as well as experience in strategic business development, risk management and sales and marketing to the Board.

IAN D. CLOUGH Age: 55
Director since: 2016

Audit Committee (Chair) Finance Committee

Mr. Clough is the Managing Director, Network, Logistics and Transport at DHL Supply Chain, a company that provides global contract logistics solutions. He has served in the position since June 2018. From May 2016 to June 2018, he was an independent management consultant. Mr. Clough served as Managing Director of International Europe of TNT Express N.V. (a Netherlands-based international courier delivery services company) from April 2014 to May 2016 and also served as a Member of the company’s Management Board during that time. Previously, he served as Chief Executive Officer of DHL Express (USA), part of the Deutsche Post DHL Group from 2009 to 2014. Mr. Clough has experience in general management as well as in leading business turnarounds. He also brings to the Board deep transportation and logistics industry insight and knowledge as well as experience in leading international businesses.

2022 Proxy Statement	22

The Brink’s Company

SUSAN E. DOCHERTY Age: 59
Director since: 2014

Compensation Committee (Chair) Finance Committee

Ms. Docherty is the former Chief Executive Officer of Canyon Ranch, a company that promotes healthy living and holistic wellness retreats, with destination resorts and real estate throughout the United States. She served in this position from May 2015 to August 2019. Ms. Docherty served as GM Vice President with operating responsibility as President and Managing Director for Chevrolet and Cadillac Europe (based in Zurich, Switzerland), General Motors Company, an automobile manufacturing company, from December 2011 through September 2013. Prior to this time, Ms. Docherty served as Vice President of International Operations Sales, Marketing and Aftersales from 2010 to 2011 in Shanghai, China; and Vice President U.S. Sales, Service and Marketing from 2009 to 2010. Ms. Docherty currently serves on the Board of Mister Car Wash, Inc. (NYSE:MCW), which she joined in 2021. Ms. Docherty has over three decades of extensive executive-level experience in international business operations, and significant experience in consumer sales and marketing, which the Board believes is valuable insight and perspective for the Board.

MARK EUBANKS Age: 49
Director Nominee

The Board has nominated Mr. Eubanks for election as a director at the Annual Meeting. Mr. Eubanks joined the Company in September 2021, and he is currently the Company’s Executive Vice President and COO. Mr. Eubanks will transition to the role of President and CEO on May 6, 2022, immediately following the Annual Meeting. Before joining the Company, Mr. Eubanks served as President, Europe, Middle East and Africa for Otis Worldwide Corporation (NYSE:OTIS) from April 2019 to September 2020. Prior to that, he served as Group President, Electrical Products, for Eaton Corporation, a global power management company, from 2015 to 2019. Mr. Eubanks will bring his significant operational experience at large, complex international businesses to the Board.

23	2022 Proxy Statement

PROPOSAL NO. 1—ELECTION OF DIRECTORS

MICHAEL J. HERLING Age: 64
Director since: 2009 Chairman of the Board

Compensation Committee Corporate Governance Committee

Mr. Herling has served as the Chairman of the Board since 2016, and, in connection with the Company’s leadership transition, he will step down as Chairman and be appointed Lead Director, subject to re-election at the Annual Meeting. Mr. Herling is a founding partner of Finn Dixon & Herling LLP (a law firm that provides corporate, transactional, securities, investment management, lending, tax, executive compensation and benefits and litigation counsel). He has held that position since 1987. He currently serves as the Chair of the Board of Trustees of Colgate University. The Board benefits from Mr. Herling’s entrepreneurial experience as a founding partner of Finn Dixon & Herling and his extensive legal experience representing corporate and institutional clients and their boards of directors with a focus on strategic initiatives and complex transactions such as mergers and acquisitions, securities offerings and financings. Through his varied Board experience, Mr. Herling brings his experience and knowledge in corporate governance and compliance, risk oversight, audit, management and executive compensation matters to the Board.

A. LOUIS PARKER Age: 67
Director since: 2021

Audit Committee Corporate Governance Committee

Mr. Parker serves as Chief Executive Officer of Visible Men Academy, a transformational public, tuition-free K-5 charter school for at-risk boys, which he co-founded in 2012. Mr. Parker previously served as the interim Executive Vice President, Chief Financial Officer and Chief Executive Officer of Visible Men Academy from 2012 to April 2021. From 1996 to 2009, Mr. Parker held the Chief Executive Officer role in multiple business lines within GE Capital, the financial services division of General Electric Company, and GE. He was named a General Electric Vice President in 2001 and appointed to the General Electric Chairman’s Executive Committee in 2005. Mr. Parker currently serves as an advisory board member of Gray Matter Analytics (a data solutions analytics provider). Since 2005, he has served on the Board of Directors of A Better Chance, whose mission is to increase the number of young people of color prepared to assume positions of leadership in our society. Throughout his executive corporate career, he served in a variety of industries, including electronic security, insurance, and financial services. Mr. Parker brings to the Board valuable international business operations experience and a deep understanding of human capital management, diversity and inclusion, acquisition integrations, technology, business turnarounds, risk management, finance and homeland security.

2022 Proxy Statement	24

The Brink’s Company

DOUGLAS A. PERTZ Age: 67
Director since: 2016

Mr. Pertz has served as the President and CEO and a director of The Brink’s Company since June 2016. In connection with the Company’s leadership transition, Mr. Pertz will transition from President and CEO of the Company to Executive Chairman, effective on May 6, 2022, immediately following the Annual Meeting, subject to re-election at the Annual Meeting. From April 2013 to May 2016, Mr. Pertz was the President and Chief Executive Officer of Recall Holdings Limited (a global provider of digital and physical information management and security services). Mr. Pertz has also served as Chief Executive Officer and Chairman of IMC Global (the predecessor company to The Mosaic Company) and as Chief Executive Officer of Culligan Water Technologies, and as a Group Executive at Danaher Corp. He currently serves as a member of the Board of Directors of Advance Auto Parts, Inc. (NYSE:AAP). Prior to joining the Company, Mr. Pertz served on the Board of Directors of Recall Holdings Limited, Nalco Chemical Company, The Mosaic Company and Culligan Water Technologies. Mr. Pertz brings to the Board significant chief executive officer experience, including leadership of large, multinational companies and expertise in the areas of finance, mergers, acquisitions and divestitures, developed during his tenure at several investment firms and operating companies. His operational expertise in the areas of secure storage, business-to-business services and branch-based, route-based logistics companies are highly valuable to the Board, together with his financial and strategic experience.

TIMOTHY J. TYNAN Age: 62
Director since: 2021

Compensation Committee Finance Committee

Mr. Tynan is the former CEO of Banc of America Merchant Services LLC, one of the largest payments processing organizations in the U.S., where he served from May 2014 until February 2021. Previously, Mr. Tynan held several leadership roles from 2001 through 2014 at Citigroup, including in Tokyo, Japan, where he served as the managing director and regional head of the transaction services division from 2012 to 2014. He was also an executive officer and member of the management committee of Citibank Japan Ltd. Mr. Tynan began his career with the IBM Corporation and held various executive leadership roles in sales & marketing, product development, service, and client relationship management. Mr. Tynan is currently on the Board of Directors of Chargeback Gurus (provider of chargeback prevention and recovery services for e-commerce payments) and CU Engage d/b/a engage fi (provider of consulting services to credit unions and community banks), which are both privately owned companies of Falfurrias Capital Partners, where Mr. Tynan is an advisor. Mr. Tynan brings to the Board valuable banking, FinTech and digital payments experience, particularly in the areas of merchant acquisition, business integration and technology, as well as general management experience including in the areas of financial reporting, procurement, HR operations and compliance.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE NINE NOMINEES NAMED IN THIS PROXY STATEMENT FOR ELECTION AS DIRECTORS.

25	2022 Proxy Statement

The Brink’s Company
PROPOSAL NO. 2—ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
The Company is seeking shareholder approval of an advisory resolution to approve the compensation of the NEOs as disclosed in this proxy statement.
The Board unanimously recommends a vote “FOR” approval of an advisory resolution on NEO compensation as disclosed in this proxy statement. The 2021 compensation awarded to the NEOs is consistent with our pay for performance philosophy described in detail in the “Compensation Discussion and Analysis” beginning on page 29 of this proxy statement as well as the Company’s results for the year. As described in the letter from our Compensation Committee on page 27 of this proxy statement, we maintain a compensation philosophy to pay for performance and align pay with shareholder value creation. The Board continues to believe that our compensation program is driving the right behaviors for our executives, which, in turn, benefits our shareholders.
The Company holds this non-binding advisory vote annually. The Company will hold a non-binding advisory vote on the frequency of the advisory vote on NEO compensation in 2023.

Under the SEC rules, your vote is advisory and will not be binding upon the Company or the Board. However, the Compensation Committee values the opinions of our shareholders and will review and consider the voting results when considering future executive compensation arrangements.
In accordance with Section 14A of the Exchange Act rules, shareholders are asked to approve the following advisory resolution:
“RESOLVED, that the Company’s shareholders approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Proxy Statement for the 2022 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table, the other related tables and the accompanying narrative on pages 29 through 68.”

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF THE ADVISORY RESOLUTION ON NAMED EXECUTIVE OFFICER COMPENSATION.

2022 Proxy Statement	26

The Brink’s Company

Message from the Compensation and Human Capital Committee Pictured from left to right: Timothy J. Tynan, Michael J. Herling, Susan E. Docherty (Chair), and Paul G. Boynton
We, the members of the Compensation and Human Capital Committee, are committed to ensuring that The Brink’s Company compensation program rewards achievement of the Company’s financial and strategic goals included in our business plans and aligns executive pay with shareholder value creation.
Our 2021 Say on Pay proposal received significantly lower support from shareholders than in prior years. Following this vote, we contacted our top 48 shareholders representing approximately 85% of outstanding shares and held meetings with 12 shareholders representing approximately 19% of outstanding shares and with a proxy advisory firm to better understand external views that led to decreased support and to solicit input on how best to improve our compensation program. Our Chair, Susan Docherty, led meetings with shareholders and reported the results to the Compensation Committee and the full Board to share insight into the issues that are most important to our shareholders.
We heard general support for our core compensation program in these shareholder meetings, but we also heard criticism, particularly related to the one-time short-term and time-vested RSU awards granted in December 2020. Additionally, we received valuable feedback on continuous improvement opportunities for our compensation practices.
While 2021 compensation decisions were made prior to the 2021 Say on Pay vote results, the Compensation Committee, in consultation with our independent compensation consultant, thoughtfully considered the Say on Pay vote results and shareholder feedback and how that feedback can and should be reflected in our 2022 compensation program. We remain firmly committed to our core compensation philosophy to pay for performance and align pay with shareholder value creation. After reflection, we remain convinced that our core compensation program is driving the right behaviors for our executives, which, in turn, benefits our shareholders and creates shareholder value. We did, however, make certain changes that reflected some of the feedback we received.
The Compensation Committee considered shareholder concerns regarding the 2020 one-time RSU awards. No off-cycle awards were made to senior executives in 2021 or in 2022 to date. The Compensation Committee does not foresee a need for future off-cycle LTI awards. In the event of extraordinary and unforeseen circumstances, the Compensation Committee commits to not grant off-cycle LTI awards to senior executives that are exclusively short-term and time-vested.
For 2022, our core compensation program was updated with other changes responsive to shareholder feedback as highlighted below. Specifically, we
•Set pay for our incoming CEO that is positioned below the market median. For 2022, Mr. Eubanks’ annualized total TDC as CEO is $6.25 million, which is approximately half of Mr. Pertz’s TDC as CEO in 2021.
•Reduced Mr. Pertz’s 2022 annualized CEO TDC by approximately 30%, and reduced his annualized TDC as Executive Chairman by approximately 40% from his 2022 annualized CEO TDC, both of which will be prorated for his time in each role.
•Returned to a three-year performance period for IM PSUs following a change to a two-year performance period in 2021 due to the uncertainty during the pandemic.

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MESSAGE FROM THE COMPENSATION
AND HUMAN CAPITAL COMMITTEE
•Made no adjustments to the below-target formulaic annual and LTI payouts for NEOs for the periods ending in 2021, despite the fact that LTI performance targets were established prior to the pandemic and the significant negative impact of the pandemic on Company financial and stock price performance.
•Increased the weight of TSR PSUs in the annual LTI grant value from 15% to 25% for the CEO and from 20% to 25% for the other NEOs.
•Transitioned to a uniform LTI program design for all senior executives.
•Capped relative TSR PSU payouts at 100% of target if the Company’s absolute TSR performance for the period is negative, regardless of relative performance.
•Increased the CEO share ownership guideline from five to six times base salary and added a share ownership guideline for the Executive Chairman (when we have one) of six times base salary.
•Added a sustainability goal to the performance component of our annual incentive plan.
Our compensation decisions for 2021 are more fully described in the “Compensation, Discussion and Analysis” of this proxy statement. We are disclosing the 2022 incentive program changes to continue to be transparent in our compensation decision-making during these unprecedented times.
We remain actively engaged in our oversight responsibilities, including the executive compensation program. Throughout 2021, in addition to our regularly scheduled meetings, special meetings and our robust shareholder outreach program described earlier, our Chair led meetings with members of management to discuss best practices regarding executive compensation.
Thank you for your continued investment in The Brink’s Company. We appreciate the opportunity to speak with so many of our shareholders over the last year and look forward to ongoing dialogue and collaboration with you in the future.

Susan E. Docherty, Chair
Paul G. Boynton
Michael J. Herling
Timothy J. Tynan

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The Brink’s Company
COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary
2021 CD&A
This Compensation Discussion and Analysis (“CD&A”) and the executive compensation tables that follow describe the compensation of the Company’s NEOs:
•Douglas A. Pertz, President, Chief Executive Officer and President (Mr. Pertz will transition to Executive Chairman immediately following the Annual Meeting, subject to re-election at the Annual Meeting)
•Ronald J. Domanico, Executive Vice President and Chief Financial Officer
•Mark Eubanks, Executive Vice President and Chief Operating Officer (Mr. Eubanks was hired on September 7, 2021 as a part of the Company’s CEO succession plan and will become President and CEO immediately following the Annual Meeting)
•Michael F. Beech, Executive Vice President and President, Latin America and Global Security
•Rohan Pal, Executive Vice President, Chief Information Officer and Chief Digital Officer
•Raphael J. Shemanski, Former Executive Vice President and President, Brink’s U.S. and Canada (Mr. Shemanski ceased to be an executive officer on December 8, 2021)
Information about NEOs’ 2021 salaries can be found under “Base Salary” on page 40. Information about annual incentive targets and awards appears under
“Annual Cash Incentives Awards–BIP” beginning on page 40. Information about 2021 LTI targets, awards and payouts appears under “Long-Term Incentive Compensation” beginning on page 44.
2021 in Review
In 2021, we delivered $4.2 billion of revenue, $355 million of GAAP operating profit (8.4% margin) and $471 million of non-GAAP operating profit (11.2% margin).* Even during the unprecedented pandemic, the Company achieved record results with 14% revenue growth, 66% GAAP operating profit growth (with margin increasing by 260 bps), 23% non-GAAP operating profit growth, and a 90 basis point increase in operating profit margin to 11.2%.* GAAP EPS grew by 524% to $2.06 per share and non-GAAP EPS grew by 26% to a record $4.75 per share and free cash flow before dividends was $245 million.* We believe these results demonstrate the resiliency of our business and the persistent strength of cash usage around the world. We exited 2021 with substantially higher revenue and greater profitability than pre-pandemic 2019 results, better positioned for the future. As the pandemic subsides and we reflect on the changes we made that have resulted in a larger and more profitable company, we are confident that we achieved our goal of being stronger on the other side.

________________
*     These non-GAAP financial measures, some of which served as metrics in our short- and long-term incentive program in 2021, are not presented in accordance with GAAP. See Appendix A of this proxy statement and page 35 of the 2021 10-K for a reconciliation of non-GAAP operating profit and operating profit margin to the most directly comparable GAAP financial measures. There is no difference between GAAP and non-GAAP revenues.

29	2022 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS
Pay Aligned with Performance: 2021 Annual and Long-Term Incentive Payouts
In 2021, our core compensation program remained consistent with our historical approach. We continued to link compensation to Company and individual performance over both the short- and long-term with incentives that align the interests of executives and shareholders. The impact of the pandemic on Company performance resulted in both annual incentive and LTI payouts below target for all of our NEOs, with no discretionary adjustments made to the incentive payouts to NEOs by the Compensation Committee.
Annual incentive program payout determinations for 2021 for the NEOs reflect the Company’s performance against the specific, pre-established financial goals of 2021 non-GAAP operating profit (75%) and non-GAAP operating profit margin (25%). The NEOs received 2021 BIP payouts ranging from approximately 46% to 92% of their respective targets.

The payouts reflect:
•actual non-GAAP operating profit of $470.5 million adjusted to $470.9 million (in accordance with pre-approved adjustments to remove the impact of certain foreign exchange translation, acquisitions and divestitures and certain expenses related to non-cash long-term incentive compensation and personal protective equipment as determined by the Compensation Committee at the time the target goals were set) which were below the target range of non-GAAP operating profit performance of $480-$495 million*;
•actual non-GAAP operating profit margin of 11.2% which was adjusted with the same pre-approved adjustments discussed above and was within the target range of non-GAAP operating profit margin performance of 11.1%-11.5% approved by the Compensation Committee;

________________
*     Non-GAAP financial measures, some of which served as metrics in our short- and long-term incentive program in 2021, are not presented in accordance with GAAP. See Appendix A of this proxy statement and page 35 of the 2021 10-K for a reconciliation of non-GAAP operating profit and operating profit margin to the most directly comparable GAAP financial measures. There is no difference between GAAP and non-GAAP revenues.

2022 Proxy Statement	30

The Brink’s Company

•performance of the operating companies within an executive’s area of responsibility (where applicable); and
•individual performance factors.
There were no payouts for TSR PSUs for the 2019–2021 performance period because TSR performance was below the 25th percentile threshold level of performance established by the Compensation Committee in 2019.
Payouts to our executive officers for IM PSUs for the 2019–2021 performance period reflect performance below the target level of non-GAAP operating profit established by the Compensation Committee and resulted in payment to each NEO of 95% of the target IM PSUs awarded in 2019. See pages 46 to 47 for a description of LTI payouts.
In 2018, NEOs, other than the CEO, were granted Performance Stock Options which vested in February 2021 after meeting the vesting performance condition of reaching an average closing price of Brink’s Common Stock during any 15-day period between the grant date and the three-year anniversary of the grant date of at least $91.81 (representing 125% of the closing price on the grant date). These stock options expire six years after the grant date.
In 2018, Mr. Pertz was granted Performance Stock Options, a portion of which vested in February 2021 after meeting the vesting performance condition of reaching an average closing price of Brink’s Common Stock during any 15-day period between the grant date and the vesting date of at least $91.81 (representing 125% of the closing price on the grant date). The remaining Performance Stock Options granted to Mr. Pertz in 2018, which represented half the target value of Performance Stock Options awarded to Mr. Pertz in 2018, or 184,668 stock options with a grant date value of $2,812,494, were cancelled in February 2021 when the vesting performance condition of reaching an average closing price of Brink’s Common Stock during any 15-day period between the grant date and the vesting date of at least $110 (representing 150% of the closing price on the grant date) was not met by the vesting date of February 22, 2021.
Planning for CEO Transition in 2022
During 2021 (in continuation of discussions in prior years), the Board conducted focused CEO succession planning sessions at each of its meetings. The Board engaged outside advisors to help identify and assess internal and external candidates. The Board’s process included development of a long-term transition plan and culminated in the appointment of
Mark Eubanks as Executive Vice President and COO in September 2021. At the same time that the Company announced Mr. Eubanks’ appointment, it also announced an expected CEO transition in the first half of 2022 and the expectation that Mr. Pertz would transition to an Executive Chair role at that time. The Compensation Committee considered the expected CEO transition when setting 2021 and 2022 compensation for both Messrs. Pertz and Eubanks. For 2021, Mr. Pertz’s base salary and target annual incentive did not change and the Compensation Committee reduced Mr. Pertz’s annual LTI grant which was entirely performance-based and made up of IM PSUs (weighted 85%) and TSR PSUs (weighted 15%) by approximately 6%, resulting in total TDC of $11.4 million. When setting Mr. Pertz’s compensation, the Compensation Committee considered the importance of leadership continuity, CEO succession planning and retaining and incentivizing Mr. Pertz through the expected CEO transition.
For 2022, for the portion of the year that Mr. Pertz remains in the CEO role, his annualized base salary and target annual incentive were unchanged from 2021 and his annualized LTI grant was reduced by 38%, reducing his annualized total TDC to $7.85 million. Additionally, all elements of his compensation will be prorated for his partial year of service in the CEO role. For the portion of the year after Mr. Pertz transitions to the Executive Chairman role, after considering market compensation for similar roles, the Compensation Committee further reduced his compensation by an additional 40%, resulting in an annualized total TDC of $4.5 million to be prorated for his time in the Executive Chairman role.
For the portion of 2022 that Mr. Eubanks remains in the COO role, his target compensation did not change from 2021. For the portion of 2022 after Mr. Eubanks transitions to the CEO role, the Compensation Committee positioned his annualized total TDC at $6.25 million which is between the market 25th percentile and median for a CEO based on the Proxy Peer Group market data and other relevant factors, including skills and experience. For 2022, annualized total TDC for Mr. Eubanks is approximately half of the 2021 total TDC for Mr. Pertz.
Say on Pay Results
At the 2021 Annual Meeting of Shareholders, approximately 43% of votes cast on the Say on Pay proposal approved the compensation awarded to NEOs. As in prior years, the Compensation Committee and the Board take into account the results of the Say on Pay vote as they consider the

31	2022 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS
design of the executive compensation program and policies.
Extensive Shareholder Engagement in 2021
We regularly engage with our shareholders in furtherance of our commitment to an appropriate plan design and strong governance practices. In 2021, we expanded our regular shareholder engagement to include a more robust discussion of compensation matters in light of the 2021 Say on Pay vote result. Beginning August 2021, we contacted our top 48 shareholders representing approximately 85% of outstanding shares.(2) The Chair of the Compensation Committee led telephonic and video conference meetings with 12 shareholders representing approximately 19% of outstanding shares and a shareholder advisory firm together with non-executive members of management, including our Vice President Total Rewards and our Vice President Investor Relations and Corporate Communications to discuss our compensation philosophy, programs and governance. During those meetings with shareholders, we also discussed Company performance, strategy, acquisitions, corporate governance and sustainability. The other 36 shareholders representing approximately 66% of outstanding shares confirmed they had either no concerns with our compensation program, did not require a meeting or did not respond to our outreach.

Board Responsiveness to Shareholders
Our Board and management team considered the 2021 Say on Pay vote result an important opportunity to engage our shareholders and a shareholder advisory firm to better understand external views of our compensation program. The Compensation Committee, in consultation with its independent compensation consultant considered shareholder feedback and assessed the effectiveness of our core compensation program.
While we have made enhancements to our 2022 compensation program in response to shareholder feedback, we have not made changes to our compensation philosophy or the underlying structure of our compensation program because we believe it is performing as intended to reward achievement of the Company’s financial and strategic goals and relative total shareholder return.
The 2021 compensation program design was finalized in February 2021, which preceded the 2021 Say on Pay vote and our 2021 extensive shareholder engagement. The Say on Pay vote and shareholder and shareholder advisory firm feedback presented the opportunity for us to implement purposeful changes to our executive compensation program for 2022 as summarized below.

(2)     Based on shares outstanding as of May 20, 2021, including shares held by affiliated firms separately, but excluding shares held by current or former employees of the Company, certain firms that do not engage with issuers and certain smaller shareholders.

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The Brink’s Company

WHAT WE HEARD	WHAT WE DID
CORE COMPENSATION PHILOSOPHY
•Shareholders supported our leadership team, core compensation philosophy, program and governance practices	•Continued core compensation philosophy and governance practices •Updated compensation program in 2022 in response to shareholder feedback, as discussed below
OFF-CYCLE AWARD
•Most shareholders opposed the December 2020 off-cycle RSU award to NEOs •Some shareholders expressed concern with the short-term, time-based vesting of those awards
•Made no off-cycle awards in 2021 or 2022 to date
•Returned to the core performance-based annual LTI program in 2022 with a single, three-year IM PSU performance period after using a two-year performance period with a one-year vesting tail in 2021 due to uncertainty during the pandemic
•Determined that the Compensation Committee does not foresee a need for off-cycle LTI awards. In the event of extraordinary and unforeseen events, the Compensation Committee commits to not grant off-cycle LTI awards to senior executives that are exclusively short-term and time vested
•No promotion grant to be made to Mr. Eubanks when he becomes CEO, other than an incremental LTI award to reflect his service as COO and CEO during 2022

CEO PAY
•Some shareholders expressed concern that 2020 CEO pay was not aligned with the market median for a comparably sized company, particularly in light of recent stock price performance
•Set incoming CEO annualized target TDC at $6.25 million, which is approximately half of the 2021 CEO target TDC, and will result in positioning between the market 25th percentile and median
•Materially reduced Mr. Pertz’s 2022 annualized target TDC both as CEO and as Executive Chairman, each prorated for time in role:
–CEO annualized target TDC of $7.85 million that is within a reasonable range of market median and is approximately 30% lower than 2021 target TDC as CEO
–Executive Chairman annualized target TDC further reduced from 2022 annualized target TDC as CEO by an additional 40%, resulting in an annualized target TDC of $4.5 million
•Increased CEO stock ownership guideline from 5X to 6X of base salary and added Executive Chairman stock ownership guideline of 6X Executive Chairman base salary

LTI MIX, METRICS AND PAYOUTS
•Some shareholders suggested changes to LTI mix, including aligning the LTI mix for all NEOs, including the CEO
•Some shareholders suggested reevaluation of TSR PSU payouts to be more consistent with shareholder experience

•Made no adjustments to below target 2021 annual and LTI payouts to NEOs despite the fact that LTI performance targets were established prior to the pandemic and the significant negative impact of the pandemic on incentive program payouts
•Changed LTI mix for 2022
–Increased percentage of TSR PSUs from 15% to 25% for the CEO and from 20% to 25% for other NEOs to better align LTI to shareholder experience
–Aligned CEO and NEO LTI mix
•Capped TSR PSU payouts at 100% of target if absolute TSR is negative, commencing with the 2022-2024 award

DISCLOSURE
•Shareholders expressed strong support for 2021 transparency into Compensation Committee compensation decision making	•Disclosed 2022 compensation program changes to increase transparency •Added message from the Compensation Committee
ESG
•Some shareholders asked questions and discussed their values around ESG practices •Some shareholders suggested considering adding ESG into the compensation program	•Added an ESG component to the individual performance portion of the BIP for 2022

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COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Governance Practices
Pay for Performance Compensation Philosophy
The Company maintains a Pay for Performance Compensation Philosophy and an executive compensation program that is designed to:
•Incentivize and reward executives who contributed to the achievement of the Company’s business objectives and the creation of long-term shareholder value, without encouraging unnecessary and excessive risks;
•Attract, retain and motivate talented executives to perform at the highest level and contribute significantly to the Company’s success;
•Align the interests of the NEOs with those of shareholders through equity-based LTI awards and robust stock ownership guidelines; and
•Provide an appropriate and balanced mix of short-term and long-term compensation elements.
Performance-based incentives in our compensation program are designed to drive our strategic and financial priorities and shareholder return. With the continued uncertainty during the pandemic, our 2021 priorities continued to be focused on increased profitability and positioning Brink’s to be stronger on the other side of the crisis.
Our compensation program includes performance-based compensation in the form of annual incentives under the BIP and LTI payable in Brink’s Common Stock.
In February 2021, when the Compensation Committee was finalizing 2021 compensation decisions, the pandemic continued to cause disruption in customer volumes and increased costs to provide services, all of which impacted revenue. As a result, the Compensation Committee changed 2021 incentive compensation metrics from the metrics used in prior years. For the 2021 annual incentive, the Compensation Committee returned to full year performance measures and continued to measure both operating profit and operating profit margin instead of revenue to focus on profitability in light of the continued uncertainty during the pandemic. For the internal metric PSUs, the Compensation Committee reduced the performance period from three to two years due to the difficulty in making long-term financial projections, while retaining a three-year vesting period. For 2022, the Compensation Committee reverted to a single, three-year internal metric PSU performance period.
See “Proxy Summary - Performance-Based and Variable Compensation” on pages 10 to 11 for a summary of our incentive compensation metrics and changes made in response to the impact of the pandemic in 2020, 2021 and 2022.

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The Brink’s Company
Compensation Governance Practices

WHAT WE DO	✓	Pay for performance – the majority of the compensation for our NEOs is in the form of variable, at-risk pay linked to the long-term financial and strategic goals of the Company
✓
Shareholder alignment – our compensation program is designed to be aligned with the Company’s long-term interests and those of our shareholders with performance-based LTI subject to rigorous financial metrics, including relative total shareholder return

	✓	Balanced pay mix – compensation consists of fixed and variable pay, short-term and long-term pay, and includes both cash and equity
	✓	Pay caps – incentives have pre-established threshold, target and maximum levels, and, for 2022, TSR PSUs are capped at 100% of target if absolute TSR during the performance period is negative
	✓	Balanced annual incentives – the Compensation Committee may use negative discretion to adjust BIP payouts to reflect the Company’s overall annual performance
✓
Robust stock ownership guidelines – provide for the CEO (and the Executive Chairman when we have one) to hold Company stock equal to six times base salary and other NEOs to hold Company stock equal to three times base salary

	✓	Recoupment Policy – performance-based cash and equity incentives are subject to clawback in the event of a financial restatement
	✓	Restrictive Covenants – LTI awards to NEOs are subject to non-competition and non-solicitation provisions
✓
Balanced change in control benefits – both equity awards and change in control agreements require a termination of employment following a change in control for accelerated vesting and payment of benefits

	✓	Independent compensation consultant – the Compensation Committee retains an independent consulting firm that provides no other services to the Company
	✓	Annual market review of executive compensation
	✓	Annual risk assessment of incentive compensation program
	✓	Regular review of overhang levels and burn rates
WHAT WE DON’T DO	✗	No tax gross-ups
	✗	No excessive perquisites – perquisites generally limited to relocation and executive health benefits
	✗	No hedging of Company securities by directors and executive officers
	✗	No repricing or exchanging of underwater stock options

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COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Program Components for 2021
Primary Components
Named executive officer compensation awarded in 2021 consisted of the following primary components and performance measures. Changes made for 2021 in response to the pandemic are highlighted in blue.

Compensation Element	How Payout Is Determined	Performance Measures	Purpose
Salary – fixed – paid in cash	Compensation Committee judgment, informed by evaluation of market data	N/A	•Provides compensation at a level consistent with competitive practices •Reflects role, responsibilities, skills, experience and performance
Annual Incentive – variable – paid in cash	Compensation Committee review of performance against pre-established financial goals and individual performance, with discretion to reduce payout amounts	•2021 Non-GAAP Operating Profit (75%) •2021 Non-GAAP Operating Profit Margin (25%) •Individual performance •Combined operating performance, as applicable
•Motivates and rewards executives for achievement of annual goals
•Aligns management and shareholder interests by linking pay and performance
•Due to uncertainty during the pandemic, the Compensation Committee selected metrics aligned with the Company’s 2021 priorities, including preserving cash, optimizing profitability and positioning Brink’s to be stronger on the other side of the crisis

Long-Term Incentive: PSUs – variable – paid in stock	Formulaic, with Compensation Committee review of performance against pre-established goals measured over a performance period	•2-year Non-GAAP EBITDA with an additional 1-year vesting tail •3-year Relative TSR •Stock price performance
•Motivates and rewards executives for achievement of long-term goals intended to increase shareholder value
•Enhances retention of key executives who drive sustained performance
•Due to difficulty in establishing long-term financial targets in light of the uncertainty caused by the pandemic, the Compensation Committee reduced the performance period for IM PSUs from 3 years to 2 years, while retaining a 3-year vesting period

Long-Term Incentive: RSUs – variable – paid in stock	RSUs vest in three, equal annual installments and the value of units depends on stock price at time of vesting	•Stock price performance
•Motivates and rewards executives for achievement of long-term goals intended to increase shareholder value
•Enhances retention of key executives who drive sustained performance
•Aligns management and shareholder interests by facilitating management ownership and tying compensation to stock price performance over a sustained period

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The Brink’s Company
Secondary Components
Named executive officers may also receive compensation in the form of one or more of the following components:

Compensation Element	Components of Compensation	Purpose
Benefits
•Deferred compensation program participation for U.S. executives, including NEOs
•Company matching contributions on amounts deferred (up to 10% of salary and 10% of any annual incentive payout), the value of which is tied directly to the Company’s stock price
•Executive salary continuation, long-term disability plan, and business accident insurance participation for U.S. executives, including NEOs
•Welfare plans and other arrangements that are available on a broad basis to employees

•Provides for current and future needs of the executives and their families
•Aligns management and shareholder interests by encouraging management ownership of Company stock through participation in the deferred compensation program
•Enhances recruitment and retention

Perquisites	•Executive physical examinations •Reimbursement of relocation expenses, including housing and travel allowance	•Provides for health and safety of executives •Enhances recruitment and retention
Severance Pay Plan	•Contingent amounts payable only if employment is terminated without cause, other than by reason of incapacity, or is terminated by the executive with good reason (as defined in the plan)	•Reflects current market practice and enhances retention
Change in Control Severance Benefits	•Contingent amounts payable only if employment is terminated following a change in control	•Encourages the objective evaluation and execution of potential changes to the Company’s strategy and structure

Process for Setting Executive Compensation
Compensation Committee Review Process
The Compensation Committee sets each component of target compensation for the Company’s NEOs. At least annually, the Compensation Committee undertakes a comprehensive review of competitive market data and information regarding the value of target compensation levels provided to the Company’s CEO and other senior executives, including base salary, target annual incentive and LTI awards.
The Compensation Committee reviews the CEO’s evaluation of the performance of the other NEOs, as well as his recommendations related to their compensation, when considering NEO target compensation and payout determinations.
With respect to the CEO, the Compensation Committee reviews performance relative to annual objectives and competitive market data in order to make base salary and target annual incentive and LTI determinations and to make recommendations to the Board regarding annual incentive payments. The Compensation Committee is supported in its work by the Company’s Human Resources Department and an independent executive compensation consultant as described in the following paragraphs.
Role of Chief Executive Officer
The CEO annually reviews each NEO’s target compensation (other than his own) and recommends changes to elements of a NEO’s target total compensation, as appropriate based on market data, performance and potential contribution to the organization. The CEO makes recommendations regarding payouts for annual incentives in accordance with Company and individual performance and, operating company performance, as applicable. The Compensation Committee considers the CEO’s recommendations in making its own determinations regarding compensation awarded to the NEOs.
The CEO does not play any role in determining his or her own compensation.
Role of the Compensation Consultant
The Compensation Committee receives data, analysis and support from Frederic W. Cook & Co., Inc. (“FW Cook”), which serves as the Compensation Committee’s and the Corporate Governance Committee’s independent compensation consultant.
In 2021, FW Cook provided the following services to the Compensation Committee:
•Reviewed the materials prepared for the Compensation Committee by management relative to the 2021 compensation program design for the NEOs;
•Presented market data and analysis for the Compensation Committee to consider when setting target compensation for NEOs;

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•Reviewed and advised the Compensation Committee on market data and the peer group used for benchmarking executive compensation levels;
•Presented market data and analysis for the Compensation Committee to consider when evaluating the impact of the pandemic on the 2021 compensation program design and market practices in response to the pandemic; and
•Reviewed the Company’s proxy statement disclosure, including the CD&A and executive compensation tables, and reviewed and advised on proxy advisory firm reports as well as shareholder engagement efforts.
Compensation Consultant Independence
In retaining FW Cook, the Compensation Committee considered the six factors set forth in Rule 10C-1(b)(4)(i) through (vi) of the Exchange Act. In addition, after review of information provided by each of the members of the Compensation Committee as well as information provided by FW Cook and members of the FW Cook team, the Compensation Committee determined that there are no conflicts of interest raised by the firm’s work with the Compensation Committee.

Factors Considered in Making Compensation Decisions
In determining target compensation for the NEOs in 2021, the Compensation Committee considered the following key factors.
Performance
The executive compensation program provides the NEOs with opportunities to receive actual compensation that is greater or less than targeted compensation, depending upon the Company’s financial performance and their individual performance.
Market Competitiveness
The Compensation Committee generally aims to set NEO target compensation levels within a reasonable range of the market median. However, while market median is one data point, individual positioning may deviate above or below the median range based on individual circumstances such as the appropriate competitive posture for the NEO relative to the market data, the strength of the match between the market data and the NEO’s actual role and responsibilities, the criticality of the NEO’s role to the Company, the difficulty and cost of replacing the NEO, the NEO’s tenure in the current role, the NEO’s skill set relative to the external marketplace, “hire-away” risk, the retention value of the NEO’s outstanding equity, individual performance, need to attract externally-recruited executives and long-term potential to create value for shareholders. The Compensation Committee uses two types of market data - survey data and data from a peer group of companies (the “Proxy Peer Group”) for benchmarking executive compensation levels. Survey data is the primary reference point for all NEOs. The Proxy Peer Group data is used as an additional reference point for the CEO and CFO roles.

The Proxy Peer Group is designed to include companies of comparable size, companies with similar business characteristics (including revenue, and market capitalization and business model) and companies with which Brink’s competes for executive talent and investor capital. In consultation with its independent compensation consultant, the Compensation Committee annually reviews the Proxy Peer Group.
For 2021 compensation, the Compensation Committee considered an FW Cook peer review completed in 2020. The report included the estimated impact of Brink’s acquisition of the majority of the cash operations of G4S plc (“G4S”) which was projected to place Brink’s revenue slightly above the 2020 Proxy Peer Group median.
The Compensation Committee evaluated the peer data and considered challenges in establishing a Proxy Peer Group with a sufficient sample size due to a lack of publicly-traded direct competitors in the U.S. and the fact many potential peers within a reasonable range of our revenue and/or market cap have substantially fewer employees than the Company and/or lack a comparable global footprint. The Compensation Committee further considered our strategic evolution, which is expected to increase revenue and add new competitors in the well-established payments and FinTech sector. We continue to drive growth through accretive acquisitions resulting in immediate and material increases in revenue, and are executing a strategy to transform the business to provide digital cash management solutions. The Compensation Committee considered changes to the Proxy Peer Group necessary to align with our business strategy considering companies with whom we expect to compete for executive talent and investor capital in the future.

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The Brink’s Company
For 2021 compensation, the Compensation Committee made changes to the Proxy Peer Group as described below:

Specifically, for 2021, the Compensation Committee removed Diebold Nixdorf due to market capitalization considerations and sustained underperformance. The Compensation Committee added Cardtronics plc, Euronet Worldwide, Inc., NCR Corporation., The Western Union Company, and WEX Inc. to align with our forward-looking digital cash management strategy and to balance the legacy business-to-business services and route-based logistics companies in the Proxy Peer Group. The increased number of companies in the Proxy Peer Group ensures we have more robust data to consider when benchmarking pay. In the new Proxy Peer Group, the Company is positioned reasonably close to median in both revenue (between the 50th and 75th percentile) and market capitalization (between the 25th and 50th percentile), the two financial measures most correlated with executive compensation. The following companies were included in the Proxy Peer Group for benchmarking 2021 compensation.

Proxy Peer Group Companies for Benchmarking 2021 Compensation
ADT Inc.	The GEO Group	Stericycle, Inc.
Atlas Air Worldwide Holdings Inc.	Iron Mountain Incorporated	TFI International Inc.
Cardtronics plc	Landstar System, Inc.	The Western Union Company
Celestica Inc.	NCR Corporation	United Rentals, Inc.
Cintas Corporation	Pitney Bowes Inc.	WEX Inc.
Euronet Worldwide, Inc.	Ryder System, Inc.
Aggregate positioning for the 2021 target cash compensation level (base salary and target annual incentive) approved by the Compensation Committee for the NEOs were within the median range of the December 2020 market data. Total TDC levels approved by the Compensation Committee for the NEOs was between the 50th and 75th percentile of the market median due to certain NEOs receiving LTI targets above the median range, and in the case of the current CEO (prior to the material reduction for
2022), above the 75th percentile. While the Compensation Committee considers the market median as one data point, individual positioning may be above median where the criticality of the NEO’s role to the Company, the difficulty and cost of replacing the NEO and the past and expected future contribution of the NEO to the Company warrant differentiation in pay. For 2021, the Compensation Committee reduced Mr. Pertz’s LTI target by approximately 6% from his 2020 LTI target. The

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COMPENSATION DISCUSSION AND ANALYSIS
Compensation Committee’s decisions were further influenced by the Board’s CEO succession planning and the need to incentivize and retain Mr. Pertz through the CEO transition.
Balanced Compensation Mix
The Compensation Committee considers the competitive market, compensation mix and pay for performance philosophy when setting various components of compensation. For 2021, the Compensation Committee determined that current and short-term compensation (base salary and annual incentives) should be composed of cash and should fall within a reasonable range of market median. For 2021, the Compensation Committee determined LTI should be composed of stock-based awards that reward the achievement of Company results and increases in Company value over the long-term, and align NEOs’ interests with the economic interests of shareholders.
In 2021, performance-based compensation (which includes annual incentive targets, IM PSUs and TSR PSUs), represented more than 90% of total target compensation for the CEO and approximately 55% of total target compensation (on average) for the other NEOs who were serving as of December 31, 2021, as illustrated in the following charts.

2021 Compensation Decisions by Component
Base Salary
The Compensation Committee’s decisions on base salary levels for the NEOs are primarily influenced by its review of competitive market information for comparable positions. For the NEOs other than the CEO, the Compensation Committee also considers the CEO’s recommended salary adjustments.
Merit Increases. In February 2021, the Compensation Committee approved merit increases of 4% for Mr. Domanico, 3.7% for Mr. Beech, 4.4% for Mr. Pal and 3.3% for Mr. Shemanski based on performance and market data. There was no change to Mr. Pertz’s base salary. Prior to his hire in September 2021, Mr. Eubanks’ base salary was approved by the Compensation Committee based on market data and other relevant factors, including skills and experience.
Annual Cash Incentive Awards—BIP
The Company’s annual cash incentives for NEOs are made under the BIP, which provides incentive compensation that is variable, contingent and directly linked to Company and country or business unit performance, as applicable and individual performance.
The Compensation Committee sets annual incentive performance metrics and goal(s) under the BIP in February of the performance year. In doing so, the Compensation Committee selects one or more metrics that it believes are aligned with the Company’s financial and strategic goals for the year and selects a target level of performance for each metric that the Compensation Committee believes represents a rigorous goal. The Compensation Committee generally considers and approves actual annual incentive payments for the prior fiscal year in February, based on the Company’s performance against the pre-established BIP performance goals (as modified by pre-approved adjustments) each executive’s individual performance and for certain NEOs, the performance of the operating companies within their scope of responsibility, which is referred to as Combined Operating Performance. The Compensation Committee approves annual incentive payments to all NEOs, with the exception of the CEO. The Board approves any annual incentive payments to the CEO upon the recommendation of the Compensation Committee. In determining annual incentive payouts, the Compensation Committee and the Board consider Company financial results, the

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The Brink’s Company
performance of the NEOs and the recommendations of the CEO (with respect to the other NEOs).
2021 Annual Incentive Goal Setting. In February 2021, due to the uncertainty during the pandemic, the Compensation Committee determined not to include a revenue metric for 2021, and instead focus on profitability when approving the following performance metrics for 2021 annual incentives under the BIP non-
GAAP operating profit (75% weighting) and non-GAAP operating profit margin (25% weighting).
The Compensation Committee determined these metrics were well aligned to the Company’s 2021 priorities, including preserving cash, optimizing profitability and positioning Brink’s to be stronger on the other side of the crisis, and approved the following 2021 BIP goals also shown in the graphic below:
•non-GAAP operating profit performance goals of:
◦$435 million at threshold;
◦in the range of $480-495 million at target; and
◦$535 million at maximum; and
•non-GAAP operating profit margin performance goals:
◦of 10% at threshold;
◦in the range of 11.1%-11.5% at target; and
◦12.5% at maximum.
Target ranges were used due to the difficulty in forecasting due to the pandemic. Both performance goals include the results of PAI Midco, Inc. and its subsidiaries (“PAI”) for the portion of the year following the then-imminent close of the acquisition of PAI by the Company. These goals represented rigorous objectives for our NEOs and align with shareholder interests. The Company’s actual 2020 non-GAAP operating profit was $381 million and non-GAAP operating profit margin was 10.3%.*
Each year, in connection with the approval of the annual incentive performance goals, the Compensation Committee also approves specific adjustments to be made to performance results at the end of the year. In February 2021, the Compensation Committee determined that, when considering performance against the 2021 non-GAAP operating profit and operating profit margin performance goals, results would exclude the positive or negative impact of acquisitions and divestitures, the positive or negative impact of foreign exchange translation versus the foreign exchange rates used in the 2021 business plan, certain expenses related to non-cash long-term incentive compensation and personal protective equipment and the impact of unusual or infrequently occurring events, initiatives or transactions.
The Compensation Committee applies straight-line interpolation for determining award payouts when performance results fall between the goals above.
2021 Annual Incentive Target Award Opportunities. The annual incentive target is expressed as a percentage of annual base salary and is designed to be indicative of the incentive payment that each NEO would expect to receive on the basis of strong performance by the Company against the performance goals for the BIP. The payout may range from 0% to 200% of a NEO’s annual incentive target and may not exceed 200% unless approved by the Compensation Committee in recognition of extraordinary contributions related to strategic initiatives or transactions. In February 2021, the Compensation Committee established 2021 annual incentive targets for each of the NEOs, other than Mr. Eubanks. The targets, as a percentage of base salary, were unchanged from 2020 pre-pandemic targets, other than a modest increase for Mr. Pal from 65% to 70% of base salary. Prior to his hire date in September 2021, the Compensation Committee
* Non-GAAP operating profit is reconciled to the most directly comparable GAAP measure on page A-1 in the Appendix A of this proxy statement and on page 35 of the Company’s 2021 10-K.

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established an annual incentive target for Mr. Eubanks and provided that the payout is to be prorated based on the completed months served for the performance period in 2021.

	2020 Original BIP (Feb)		2021 Target Incentive
Named Executive Officer	2020 Annual Incentive Target	Target as a % of 2020 Salary	2021 Annual Incentive Target	Target as a % of 2021 Salary
Mr. Pertz	$1,350,000	135%	$1,350,000	135%
Mr. Domanico	562,500	90%	585,000	90%
Mr. Eubanks(1)	—	—	175,000	100%
Mr. Beech	408,750	75%	423,750	75%
Mr. Pal	292,500	65%	329,000	70%
Mr. Shemanski(2)	480,000	80%	454,667	80%
(1) Mr. Eubanks joined the Company as Executive Vice President and COO on September 7, 2021, and his 2021 target incentive was prorated for his 2021 service.
(2) Mr. Shemanski ceased to be an executive officer on December 8, 2021, and his 2021 target incentive was prorated for his 2021 service.
2021 Annual Incentive Payouts. In February 2022, the Compensation Committee (and the independent members of the Board for Mr. Pertz) approved 2021 annual incentive payouts for the NEOs based upon the Company’s 2021 non-GAAP operating profit and non-GAAP operating profit margin against the targets established as part of the 2021 BIP (“Company Performance”) as well as each executive’s individual performance (“Individual Performance”). Individual Performance includes performance against individual goals (weighted 70%) and performance against Company values and certain success factors (weighted 30%).

For Messrs. Beech and Shemanski, the Compensation Committee also considered the performance of the operating companies within the scope of their respective responsibility, which is referred to as Combined Operating Performance. Mr. Beech this included our Latin America region.
Mr. Shemanski ceased to be an executive officer on December 8, 2021. Under the terms of his Separation Agreement and the Severance Pay Plan, Mr. Shemanski received a prorated annual incentive payout for 2021 based on his service for the year, his Individual Performance was set at target and Combined Operating Performance included U.S. and Canada.
Annual Incentive Payout Calculation for Messrs. Pertz, Domanico, Eubanks and Pal

Annual Incentive Payout Calculation for Messrs. Beech and Shemanski(3)
The Company Performance Factor was determined by the Compensation Committee to be 92%, which reflects the Company’s:
•adjusted non-GAAP operating profit results of $470.9 million which was above the threshold but below the non-GAAP operating profit performance target range of $480-495 million; and
•adjusted non-GAAP operating profit margin results of 11.2% which was within the target range of 11.1%-11.5%.
(3) Mr. Shemanski received a pro-rated annual incentive payout for 2021 based on his service for the year.

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The Brink’s Company
No discretionary adjustments were applied for incentive payouts to the NEOs. In approving the results used to determine annual incentive funding and the Company Performance Factor, the Compensation Committee considered the Company’s reported 2021 non-GAAP operating profit results of $470.5 million and non-GAAP operating profit margin results of 11.2% which were adjusted under the pre-approved adjustments discussed above. Non-GAAP operating profit is reconciled to the most directly comparable GAAP measure on page A-1 in the Appendix A of this proxy statement and on page 35 of the Company’s 2021 10-K.
In addition to Company performance that resulted in a Company Performance Factor of 92%, the Compensation Committee also considered Mr. Pertz’s recommendations regarding Individual Performance of each NEO as summarized in the following paragraphs.
For Mr. Domanico, the Compensation Committee considered overall leadership of the Company’s financial operations, continued action taken during the pandemic to optimize profitability and liquidity, including the amendment of existing credit arrangements. The Compensation Committee further considered Mr. Domanico’s critical role in the successful completion of the acquisition of the remaining G4S assets, the PAI acquisition, and his leadership of our Sustainability Program, as well as his support of progressing financing and other support for Strategy 2.0.
For Mr. Beech, the Compensation Committee considered his continued strong leadership in the Latin America segment and the global security organization, including execution of restructuring actions in response to the pandemic, as well as his leadership in implementing Strategy 1.0 Wider and Deeper initiatives, further strengthening our continuous improvement culture globally and positioning the Company for improved profitability.
For Mr. Pal, the Compensation Committee considered leadership taken to successfully develop and launch products associated with Strategy 2.0 globally and build out Brink’s product strategy. Mr. Pal was also instrumental in ensuring Brink’s IT infrastructure evolves to meet the needs of the business globally and making sure our cyber security strategy keeps us ahead in a dynamic and challenging operating environment.
For Mr. Shemanski, the Compensation Committee considered strong U.S. results leading to a higher profit margin, despite lower revenue, driven by decisive cost restructuring actions. These results also reflected continued implementation of synergies related to the Dunbar acquisition and continuous improvement initiatives. Mr. Shemanski ceased to be an executive officer effective December 8, 2021.
Mr. Eubanks’ compensation was established upon his appointment as Executive Vice President and COO, effective September 7, 2021. In establishing his compensation, the Compensation Committee considered both his role as COO and the fact that Mr. Eubanks was expected to be named as President and CEO within nine months of his date of hire.
Mr. Pertz’s annual incentive award was approved by the Board at 92% with no adjustments. The Board considered Mr. Pertz’s continued strong leadership of the Company through the uncertainty of the pandemic and his leadership in the establishment of a new three-year strategic plan to meet the market demand for digital cash management solutions. Mr. Pertz prioritized health and safety, improved liquidity and strengthened our core business model to optimize profitability. He continued to deliver on key areas in our overall strategy, including global continuous improvement, strategy deployment, and the successful completion of the PAI acquisition.
The following table sets forth the actual annual incentive payments for 2021 under the BIP. Annual incentive payments are also shown in the Summary Compensation Table on page 52.

Name	2021 Annual Incentive Target	2021 Actual Annual Incentive Payment	2021 Actual Annual Incentive Payment % of Target
Mr. Pertz	$1,350,000	$1,242,000	92%
Mr. Eubanks(1)	175,000	161,000	92%
Mr. Domanico	585,000	538,200	92%
Mr. Beech	423,750	377,138	89%
Mr. Pal	329,000	302,680	92%
Mr. Shemanski(2)	454,667	209,147	46%
(1)     Mr. Eubanks joined the Company as Executive Vice President and COO on September 7, 2021 and his 2021 target incentive was prorated for his 2021 service.
(2)     Mr. Shemanski ceased to be an executive officer on December 8, 2021 and his 2021 target incentive was prorated for his 2021 service.

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COMPENSATION DISCUSSION AND ANALYSIS
Long-Term Incentive Compensation
We provide LTI compensation to ensure that a significant portion of NEO compensation is tied to our long-term results and increases in shareholder value. In February 2021, the Compensation Committee approved LTI awards to NEOs that included IM PSUs, TSR PSUs, and for all NEOs other than Mr. Pertz, RSUs. Prior to his hire in September 7, 2021, the Compensation Committee approved LTI awards to Mr. Eubanks that included IM PSUs and RSUs.
2021 Internal Metric PSUs. Our NEOs receive payouts from IM PSUs only to the extent we achieve performance goals determined by the Compensation Committee at the beginning of the performance period. After the conclusion of the performance period, if earned, IM PSU payouts are in shares of Brink’s Common Stock and range from 0% to 200% of the target award.

The performance period for the IM PSUs is generally three years, beginning on January 1 of the first year of the performance period and ending on December 31 of the third year of the performance period. In February 2021, due to the challenge in setting long-term financial targets in light of uncertainty caused by the pandemic, the Compensation Committee reduced the performance period from three years to two years (beginning January 1, 2021 and ending December 31, 2022). The IM PSUs awarded in 2021 are subject to three-year vesting that began on January 1, 2021 and will end on February 24, 2024. For the 2022 IM PSUs, the Compensation Committee returned to a three-year performance period. In 2022, global immunization and herd immunity levels began increasing and government, customer and consumer actions in response to the pandemic began to normalize and long-term financial projections became more reliable.
The Compensation Committee established two-year non-GAAP EBITDA as the performance metric based on a belief that this metric incentivizes leaders to execute our organic and acquisition growth strategy, aligns to one of the most common performance metrics used for LTI plans in our Proxy Peer Group, and ensures there is variation from the metrics used in our annual incentive plan.
The Compensation Committee established threshold, target and maximum levels of non-GAAP EBITDA for the IM PSUs, which correspond to payouts in shares of Brink’s Common Stock at a rate of 50%, 100% and 200% of target as noted in the following table.

2-Year Cumulative Non-GAAP EBITDA Performance Levels	Performance Share Units Earned as a Percent of Target
Below Threshold Performance	0%
Threshold Performance	50%
Target Performance	100%
Maximum Performance	200%
At the time the Compensation Committee established the target levels of performance for the IM PSUs, it believed that achievement of the threshold performance level was attainable, but not certain, that target performance would be difficult to achieve, and that the maximum level of performance was possible, but not likely to be achieved.

2021 Relative TSR PSUs. Our NEO’s receive payouts from TSR PSUs only to the extent Brink’s achieves performance goals determined by the Compensation Committee at the beginning of the performance period. After the conclusion of the performance period, if earned, TSR PSU payouts are in shares of Brink’s Common Stock and range from 0% to 200% of the target award.

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In February 2021, the Compensation Committee established that the payout will be determined by the percentile rank of the Company’s TSR for the performance period as compared to the TSR for the performance period of a custom comparator peer group comprised of the Proxy Peer Group and its peers with foreign revenues greater than 25%. The Compensation Committee determined that this “peers of benchmarking peers” approach was deemed to be more appropriate for relative comparison purposes as the companies are more aligned with both the Company’s core business and future strategy.
The performance period for the TSR PSUs is generally three years, beginning on January 1 of the first year of the performance period and ending on December 31 of the third year of the performance period. The TSR PSUs awarded in 2021 are subject to a three-year performance period that began on January 1, 2021 and will end on December 31, 2023 and a three-year vesting period that will end on the date in the first half of 2024 on which the Compensation Committee shall determine upon certification of the achievement of the performance goals for the performance period. A three-year performance period for relative TSR PSUs was used because this metric does not require performance forecasting.
The Compensation Committee established threshold, target and maximum levels of TSR performance, which correspond to payouts in shares of Brink’s Common Stock at a rate of 25%, 100% and 200% of target as noted in the following table.

3-Year Relative TSR Performance Levels	Performance Share Units Earned as a Percent of Target
Below 25th Percentile Performance	0%
25th Percentile Performance	25%
Median Performance	100%
75th Percentile Performance	150%
90th Percentile Performance	200%
2021 RSUs. Each RSU is the economic equivalent of one share of Brink’s Common Stock and is settled in shares of Brink’s Common Stock. RSUs retain value even if the price of Brink’s Common Stock decreases below the price on the date of grant as long as the NEO satisfies the vesting requirements. RSUs provide an incentive for our employees to remain with us for the long term and perform well so that their shares increase in value. 2021 RSUs vest in three equal annual installments.
2021 LTI Target Award Opportunities. The Compensation Committee approved annual LTI awards in February 2021. For each of the NEOs other than the CEO, 2021 LTI awards included equity awards under the 2017 Equity Incentive Plan composed of IM PSUs (50% of the award), TSR PSUs (20% of the award) and RSUs (30% of the award). For Mr. Pertz, the Compensation Committee approved a 2021 LTI award that was 100% performance-based, comprised of 85% IM PSUs and 15% TSR PSUs. The Compensation Committee maintained the reliance on performance-based awards and increased the proportion of IM PSUs to ensure continued focus on adjusted EBITDA growth. Prior to his hire in September 2021, the
Compensation Committee approved an annual LTI award for Mr. Eubanks composed of IM PSUs (50%) and RSUs (50%).
In establishing LTI compensation targets for each NEO for 2021, the Compensation Committee considered competitive market information, in the context of the overall LTI compensation philosophy, which takes into account the executive’s skills and experience, individual performance, criticality of the executive’s role and potential future contributions to the Company. The Compensation Committee approves LTI awards based on a target dollar value that is then converted into a number of TSR PSUs, IM PSUs and RSUs based on the grant date fair value of each award type. The Compensation Committee believes this approach is aligned with the market-based LTI grant value determination for each position.
In February 2021, prior to the Say on Pay vote, the Compensation Committee approved reductions in annual LTI awards for Messrs. Pertz and Domanico, modest increases in the annual LTI awards for Messrs. Beech and Pal and no change in the annual LTI for Mr. Shemanski. Prior to his hire in September 2021, the Compensation Committee approved an

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COMPENSATION DISCUSSION AND ANALYSIS
annual LTI award for Mr. Eubanks considering both his role as COO and his role as a potential successor to the CEO in 2022. When setting Mr. Pertz’s compensation, the Compensation Committee considered the importance of leadership continuity, CEO succession planning and retaining and incentivizing Mr. Pertz through the expected CEO transition.
The following table sets forth the aggregate amount of LTI award opportunities approved by the Compensation Committee for 2021, for each of the NEOs. The equity awards appear in the 2021 Grants of Plan-Based Awards Table on page 55.

Name	Annual 2020 Long-Term Incentive Compensation(2)	Annual 2021 Long-Term Incentive Compensation(2)	% Change (from Annual 2020 LTI amounts)
Mr. Pertz	$9,500,000	$8,909,828	(6.2%)
Mr. Eubanks(1)	—	2,100,000	—
Mr. Domanico	2,000,000	1,500,000	(25.0%)
Mr. Beech	800,000	850,000	6.3%
Mr. Pal	700,000	750,000	7.1%
Mr. Shemanski	1,100,000	1,100,000	—
(1)Mr. Eubanks joined the Company as Executive Vice President and COO on September 7, 2021.
(2)The value of equity awards included in total annual LTI compensation is calculated using assumptions for financial reporting purposes; therefore the target amounts in the table above differ from the amount reported in the Summary Compensation and Grants of Plan Based Awards Tables. See Note 18 to the Company’s financial statements in its 2021 10-K. See also footnote 4 to the Summary Compensation Table on page 52. The value of equity awards do not include the one-time RSU awards granted in December 2020.

2021 PSU Payouts. In 2022, the Compensation Committee certified the level of payouts for the TSR PSUs and IM PSUs that were awarded in 2019. The LTI awards granted in 2019 to the NEOs other than the CEO were comprised of TSR PSUs (25%), IM PSUs (25%) RSUs (25%) and Stock Options (25%). For the CEO, LTI awards granted in 2019 were comprised of TSR PSUs (25%), IM PSUs (50%) and Stock Options (25%).
Any TSR PSU payouts are determined by Brink’s total shareholder return (calculated based on the 20-day average closing stock prices prior to and at the end of the three-year performance period) as compared to companies in the S&P Mid-Cap 400 with foreign revenues exceeding 50%. TSR PSU payouts are determined by measuring the Company’s performance against threshold (25th), target (50th) and maximum (90th) relative TSR. In February 2022, the Compensation Committee certified Company performance of TSR at the 21st percentile as compared to the TSR PSU comparator peer companies, resulting in no payout.
The IM PSU payouts for the 2019-2021 performance period were determined by the Company’s performance against threshold, target and maximum levels of non-GAAP EBITDA for the performance period beginning January 1, 2019 and ending December 31, 2021. In February 2022, for the NEOs, the Compensation Committee certified Company performance of $2.022 billion non-GAAP EBITDA which was between the threshold and the target performance goals, and resulted in a payout of 95% of target shares to NEOs.
The cumulative non-GAAP EBITDA performance result of $2.022 billion reflects pre-approved adjustments for the impact of foreign exchange and acquisitions and divestitures. These adjustments were designed to ensure that participants are neither helped nor hurt by changes in foreign exchange rates or the impact or timing of acquisitions or divestitures.
Despite the significant impact of the pandemic on the Company’s financial and stock price performance during the period and despite the fact that LTI performance targets were established prior to the pandemic, no adjustments or modifications were made to the 2019-2021 PSU payouts made to NEOs.

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The Brink’s Company
The following tables show the Company’s performance against the PSU performance goals, resulting in the payout described above:

2019-2021 TSR PSU Payout Curve
200%
175%
150%
125%
100%
75%
50%
25%
0%
% of Target Shares Earned
Actual Performance
0%
25%
50%
75%
100%
Relative TSR Percentile

2019-2021 IM PSU Cumulative Non-GAAP EBITDA Goals* and Actual Performance
(in billions)
$2.022
$1.936
$2.031
$2.221
Actual Performance**
Threshold
Target
Maximum

*    The threshold, target and maximum performance targets were increased during the performance period in light of the acquisitions completed during the performance period. The methodology for making acquisition-related adjustments was approved by the Compensation Committee at the time that the initial performance targets were approved in February 2019. The impact to the performance period target related to the G4S acquisition was $71 million and related to the PAI acquisition was $15 million.
** Reflects pre-approved adjustments, as described above.

2021 Stock Option Vesting and Cancellation. In 2018, NEOs (other than the CEO) were granted Performance Stock Options which vested in February 2021 after meeting the vesting performance condition of reaching an average closing price of Brink’s Common Stock during any 15-day period between the grant date and the three-year anniversary of the grant date of at least $91.81 (representing 125% of the closing price on the grant date). These stock options expire six years after the grant date.
In 2018, Mr. Pertz was granted Performance Stock Options, a portion of which vested in February 2021 after meeting the vesting performance condition of reaching an average closing price of Brink’s Common Stock during any 15-day period between the grant date and the three-year anniversary of the grant date of at least $91.81 (representing 125% of the closing price on the grant date). The remaining Performance Stock Options granted to Mr. Pertz in 2018, which represented half the target value of Performance Stock Options awarded to Mr. Pertz in 2018, or 184,668 stock options with a grant date value of $2,812,494, were cancelled in February 2021 when the vesting performance condition of reaching an average closing price of Brink’s Common Stock during any 15-day period between the grant date and the vesting date of at least $110 (representing 150% of the closing price on the grant date) was not met by the the vesting date on February 22, 2022.
Tax Deductibility. The Compensation Committee believes that its primary responsibility is to provide a compensation program that attracts, retains and

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COMPENSATION DISCUSSION AND ANALYSIS
rewards the executive talent needed for the Company’s success, is consistent with our compensation philosophy, and aligns the interests of our executives to those of our shareholders even if the compensation is not necessarily tax deductible.
Equity Grant Practices. We do not strategically time LTI awards in coordination with the release of material non-public information and have never had a practice of doing so. It is Company policy not to engage in backdating options. In addition, we have never timed and do not plan to time the release of material non-public information for the purpose of affecting the value of executive compensation. The accounting for PSU, RSU and Option awards granted by the Company is compliant with GAAP and is disclosed in the Company’s annual and quarterly financial reports filed with the SEC. The determination of grant date fair value for equity grants is described on page 52. There were no changes to the timing of the equity grant practices in 2021 as a result of the pandemic.
“Double Trigger” Acceleration of Vesting Following Change in Control. The Compensation Committee has approved terms and conditions for the executive officers’ PSU awards that provide for double trigger vesting of awards upon a change in control—which means that the vesting of these awards will accelerate only upon certain terminations of employment following a change in control as described in the following paragraphs. However, any PSUs that are not assumed or substituted by a successor in violation of the terms of the 2017 Equity
Incentive Plan, will immediately vest, and be paid out at either (1) target for IM PSUs (where the change in control occurs in the first 12 months of the performance period); or (2) amounts earned for the portion of the performance period that occurs prior to the change in control for IM PSUs (where the change in control occurs after the first 12 months of the performance period) and for TSR PSUs, if in all instances the employee remains employed through the change in control.
For IM PSUs, a change in control within the first twelve months of the performance period will result in conversion of the awards to time-based RSUs at target level that vest at the end of the performance period. The RSUs resulting from the conversion of IM PSUs will still be subject to a double trigger for accelerated vesting. If a change in control occurs after the first twelve months of, but prior to the end of the performance period, the Compensation Committee will assess performance against the pre-established goals (adjusted for the reduced duration of the performance period) through the date of the change in control and the IM PSUs will be converted to time based RSUs that vest at the end of the performance period for that number of shares that would have become payable based on the goals (as adjusted) achieved through the date of the change in control. The RSUs resulting from the conversion of IM PSUs will still be subject to a double trigger for accelerated vesting. If a change in control occurs after the end of the performance period but prior to the vesting date, the award will become payable on the vesting date.
For TSR PSUs, a change in control during the performance period will result in conversion of the awards to time-based RSUs that vest at the end of the performance period for that number of shares of Brink’s Common stock that is equal to the number of TSR PSUs that would have become payable based on the goals achieved through the date of the change in control. The RSUs resulting from the conversion of TSR PSUs will still be subject to a double trigger for accelerated vesting. If a change in control occurs after the end of the performance period but prior to the vesting date, the award will become payable on the vesting date.
For RSUs, in the event of a change in control prior to the vesting date, the RSUs will be subject to a double trigger for accelerated vesting.

Benefits
General. The types and amounts of benefits provided to the NEOs are established based upon an assessment of competitive market factors and a determination of what is needed to attract and retain talent, as well as providing long-term financial security to our employees and their families. Our primary benefits for the NEOs include participation in the plans and arrangements listed and summarized in the following paragraphs.
Deferred Compensation Program. We maintain the Key Employees’ Deferred Compensation Program (“Deferred Compensation Program”) for certain of our most highly compensated employees, including all of the NEOs. Under the Deferred Compensation Program, NEOs may defer a portion of their compensation, which is invested in mutual funds or converted to units that track Brink’s Common Stock, according to the executive’s elections at the time of enrollment. Matching contributions by the Company

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The Brink’s Company
are made in the form of units of Brink’s Common Stock, which are subject to a five-year vesting period from the date of original participation in the program. In the event of termination of employment by the Company for cause, as defined under the Deferred Compensation Program, matching contributions shall be forfeited.
The Deferred Compensation Program enhances the alignment of the interests of the NEOs with those of our shareholders by providing our executive officers with a further opportunity to meet or make progress against their stock ownership guidelines. The Compensation Committee also believes that the Deferred Compensation Program furthers our retention goals because Company matching contributions are subject to a five-year vesting period that begins at the time of enrollment in the program.
For more information on our Deferred Compensation Program, see the 2021 Non-qualified Deferred Compensation table beginning on page 59.
Executive Salary Continuation Plan. The Company’s executive officers, including the NEOs, participate in our Executive Salary Continuation Plan, which, in the event a participant dies while in the employment of the Company, provides that we will pay a designated beneficiary a death benefit equal to three times the participant’s annual salary. This benefit is paid out over a 10-year period following the participant’s death.
Long-Term Disability Plan. The NEOs participate along with other salaried employees in a long-term disability program. In the event that the executive is totally incapacitated, the executive would receive 50% of current annual base salary plus the average of the last three years’ annual incentive payments, with a maximum annual payment of $300,000. These payments would continue (as long as the executive is totally disabled) until the executive reaches the social security normal retirement age.
401(k) and Health and Welfare Plans. Our NEOs are also eligible to participate in our 401(k) Plan, health, dental and vision plans, and various insurance plans, including basic life insurance, and our matching charitable gifts program on the same basis as any other salaried employee.

Perquisites. For 2021, we provided our NEOs with limited perquisites for housing and travel reimbursements prior to relocation and executive physical examinations. Executives bear all tax consequences and are not grossed up.

Severance Pay Plan. The Severance Pay Plan provides severance benefits to senior executives, including the NEOs, whose employment is terminated by the Company without cause other than by reason of incapacity or terminated by the participant for good reason. A participant would not be entitled to severance benefits under the Severance Pay Plan if the participant were otherwise eligible for more favorable severance benefits under another arrangement (including a Change in Control Agreement, see the following section, “Change in Control Agreements”) or in connection with a divestiture in which the participant is offered a comparable position.
Prior to his hire in September 2021, the Compensation Committee approved additional severance benefits for Mr. Eubanks in his offer letter, which are subject to the restrictive covenants of the Severance Pay Plan and include an amendment of the definition of good reason under the Severance Pay Plan to include the failure of the Board to appoint Mr. Eubanks as the Company’s CEO within nine calendar months of his hire date, unless Mr. Eubanks otherwise agrees in writing. Prior to being appointed as the Company’s CEO in March 2022 (effective May 6, 2022, immediately after the Annual Meeting), Mr. Eubanks had the right to provide the Company with 30 days’ written notice of his intent to terminate for this additional good reason during the 60 days following his ninth month of employment. The Board then had 30 days to appoint Mr. Eubanks as the Company’s CEO and if it did not, Mr. Eubanks had the right to terminate his employment for good reason. In the event Mr. Eubanks is terminated by the Company without cause (or, prior to being appointed as the Company’s CEO, he terminated for the additional good reason) during the first nine calendar months of his employment with the Company, in addition to the Severance Pay Plan benefits, his 2021 IM PSUs will become fully and immediately vested and deemed earned at the target level and his 2021
RSUs will vest on the one year anniversary of the grant date.
See “Potential Payments Upon Termination or Change in Control—Severance Pay Plan,” beginning on page 62 for additional information about the Severance Pay Plan.

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COMPENSATION DISCUSSION AND ANALYSIS

Change in Control Agreements
We have change in control agreements with each of the NEOs that are described under “Potential Payments upon Termination or Change in Control—Change in Control Agreements,” beginning on page 62. The Compensation Committee believes that the change in control agreements serve the interests of the Company and our shareholders by ensuring that if a change in control is ever under consideration, the NEOs will be able to advise the Board whether the potential change in control transaction is in the best interests of shareholders, without being unduly influenced by personal considerations, such as fear of the economic consequences of losing their jobs as a
result of a change in control. The change in control agreements are double trigger, which means that benefits become available to NEOs under the agreements only upon a change in control followed by certain terminations of employment. The Compensation Committee believes that a double trigger appropriately protects the legitimate interests of the NEOs in employment security without unduly burdening the Company or affecting shareholder value in connection with a change in control. The Compensation Committee reviews the potential payments under these agreements each year.

Compensation Recoupment Policy
In the event the Company is required to provide an accounting restatement for any of the prior three fiscal years for which audited financial statements have been completed, due to material noncompliance with any financial reporting requirement under the federal securities laws, we will recoup from the executive officers and any recipient of performance-based cash or equity compensation who was directly responsible for the restatement, any performance-based cash or equity-based incentive compensation that they would not have been entitled to receive under the restated results.

Stock Ownership Guidelines and Prohibition Against Hedging and Pledging
We maintain stock ownership guidelines for our executive officers in the following amounts:
•CEO (and Executive Chairman when we have one)—must hold shares of Brink’s Common Stock with a value equal to six times base salary
•All other executive officers—must hold shares of Brink’s Common Stock with a value equal to three times base salary
Shares of Brink’s Common Stock owned outright, deferred compensation stock-based units and vested and unvested RSUs on an after-tax basis are all eligible to be included for purposes of satisfying the guidelines.
Unearned PSUs and unexercised stock options do not count towards executive officers’ guidelines. Until an executive officer meets his or her stock ownership guideline, the executive officer must hold at least 50% of any profit shares from stock option exercises, RSU vesting, or payout of any PSUs.
We maintain a policy that prohibits directors and executive officers from engaging in any kind of hedging transaction that could reduce or limit the director’s or officer’s economic risk relative to his or her holdings, ownership or interest in Company securities. In addition, directors, executive officers and employees are prohibited from writing call or put options relative to Brink’s securities. As an exception to our general policy, certain executives have been authorized to pledge Company securities that were acquired prior to January 1, 2020.
See “Stock Ownership” in this proxy statement on page 74 for a summary of the beneficial ownership of Brink’s Common Stock as of January 10, 2022 by our directors, director nominees, NEOs, and all of our current directors and executive officers as a group.

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The Brink’s Company
COMPENSATION AND HUMAN CAPITAL COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Susan Docherty, Chair Paul G. Boynton Michael J. Herling Timothy J. Tynan

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The Brink’s Company

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table
The following table presents information with respect to compensation of the NEOs in 2019, 2020 and 2021.

					Non-Equity
					Incentive
			Stock	Option	Plan	All Other
		Salary(1)	Awards(2)	Awards(3)	Compensation(4)	Compensation(5)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)
Douglas A. Pertz	2021	1,000,000	8,909,828	—	1,242,000	254,092	11,405,920
President and	2020	922,349	11,499,846	—	1,316,250	163,344	13,901,789
Chief Executive Officer	2019	996,667	4,349,830	1,449,986	1,309,770	294,956	8,401,209
Ronald J. Domanico	2021	645,833	1,499,823	—	538,200	136,061	2,819,917
Executive Vice President	2020	596,672	2,099,669	499,986	548,438	72,074	3,816,839
and Chief Financial Officer	2019	620,833	937,398	312,487	496,125	140,754	2,507,597
Mark Eubanks(6)	2021	222,727	2,099,939	—	161,000	23,511	2,507,177
Executive Vice President
and Chief Operating Officer
Michael F. Beech	2021	561,667	849,905	—	377,138	17,868	1,806,578
Executive Vice President	2020	520,525	999,801	199,994	398,531	6,627	2,125,478
	2019	536,500	543,531	181,246	436,226	63,117	1,760,620
Rohan Pal(7)	2021	466,667	749,781	—	302,680	88,819	1,607,947
Executive Vice President,
Chief Information Officer and Chief Digital Officer
Raphael J. Shemanski(8)	2021	579,091	1,099,824	—	209,147	136,045	2,024,107
Former Executive Vice	2020	572,795	1,224,793	274,992	468,000	61,603	2,602,183
President	2019	592,051	824,882	274,990	371,616	150,434	2,213,973
(1)Represents salaries before any deferrals under the Company’s 401(k) Plan and/or Deferred Compensation Program. For a discussion of the Company’s Deferred Compensation Program and amounts deferred by the NEOs in 2021, see the 2021 Non-qualified Deferred Compensation Table, beginning on page 59.
(2)For the TSR PSUs, the grant date fair value was computed in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 based on a Monte Carlo simulation model. For the IM PSU and RSU awards, the grant date fair value was computed in accordance with FASB ASC Topic 718 based on the stock price at the grant date and discounted because units do not receive or accrue dividends during the vesting period. The stock price at the date of grant was based on the closing price per share of Brink’s Common Stock on the respective grant dates, as reported on the New York Stock Exchange. The actual value a NEO may receive depends on achievement of pre-established program goals and market prices and there can be no assurance that the amounts reflected in the Stock Awards column will actually be realized. The following table sets forth the 2021 IM PSUs at the grant date fair value and at the maximum potential value at the highest level of performance for each NEO:

	2021 IM PSU Grant Date Fair Value	Maximum Potential Value at
Name		Highest Level of Performance(a)
Mr. Pertz	$7,579,870	$15,159,740
Mr. Domanico	749,923	1,499,846
Mr. Eubanks	1,049,965	2,099,930
Mr. Beech	424,990	849,980
Mr. Pal	374,922	749,844
Mr. Shemanski	549,964	549,964
(a)The maximum potential fair value that could be recognized for financial reporting purposes would be based on a maximum payout of 200% for performance at the highest level of adjustment of the pre-established program goals. See footnote 8 to the Summary Compensation Table for additional information regarding Mr. Shemanski’s 2021 IM PSUs.
(3)The grant date fair value for the Option Awards was computed in accordance with FASB ASC Topic 718. For the 2019 and 2020 Option Awards, fair value was computed based on the Black-Scholes-Merton option pricing model. The stock price at the date of grant was based on the closing price per share of Brink’s Common Stock on the respective grant dates, as reported on the New York Stock Exchange. The actual value a NEO may receive depends on market prices. As a result, there can be no assurance that the amounts reflected in the Option Awards column will actually be realized.

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(4)Represents amounts paid under the BIP before any employee deferrals under the Company’s Deferred Compensation Program. For a discussion of the Company’s Deferred Compensation Program and amounts deferred by the NEOs in 2021, see the 2021 Nonqualified Deferred Compensation Table beginning on page 59.
(5)For 2021, includes items and amounts for each of the NEOs:
(a) Matching Company contributions on deferrals of compensation made in 2021 under both our 401(k) Plan and Deferred Compensation Program:

	Matching		Matching	Supplemental
	Contribution	401(k) Plan	Contribution	Savings Plan
	for Deferred	Matching	for Deferred	Matching
Name	Salary	Contribution	Annual Incentive	Contribution	Total(i)
Mr. Pertz	$100,000	$5,800	$131,625	$16,667	$254,092
Mr. Domanico	64,583	5,800	54,844	10,833	136,061
Mr. Eubanks	11,667	1,750	—	—	13,417
Mr. Beech	—	5,800	—	12,068	17,868
Mr. Pal	46,667	5,800	28,519	7,833	88,819
Mr. Shemanski	57,909	5,800	46,800	10,536	121,045
(i) Amounts may not add due to rounding.
(b)    Perquisites and personal benefits in 2021 for Messrs. Eubanks and Shemanski who received perquisites and personal benefits totaling $10,000 or more:

Name	Executive Physical Examinations	Housing and travel reimbursements prior to relocation	Total
Mr. Eubanks	$—	$10,094	$10,094
Mr. Shemanski	15,000	—	15,000
(6) Mr. Eubanks joined the Company as Executive Vice President and COO on September 7, 2021.
(7)    Mr. Pal was not a NEO in 2020 or 2019, and as a result, in accordance with SEC rules, we have only provided compensation information for 2021.
(8)    Mr. Shemanski ceased serving as an executive officer on December 8, 2021 (“Termination Date”). Pursuant to the terms of the Separation Agreement between the Company and Mr. Shemanski entered into under the terms of the Company’s Severance Pay Plan (“Separation Agreement”), certain Stock Awards and Options Awards granted to Mr. Shemanski that remained outstanding as of the Termination Date, continue to vest until the first anniversary of the Termination Date. The performance-based vesting conditions applicable to such Stock Awards and Options Awards are deemed achieved based on the lower of target and actual performance as of the vesting date. The following grant date fair values associated with Stock Awards and Option Awards granted to Mr. Shemanski were forfeited under the terms of the Severance Pay Plan: 2021 Stock Awards of $988,982, 2020 Stock Awards of $1,040,796 and 2020 Option Awards of $274,992. Mr. Shemanski received a prorated annual incentive payment under the BIP pursuant to the terms of the Separation Agreement and Severance Pay Plan based on his service in 2021.

53	2022 Proxy Statement

EXECUTIVE COMPENSATION TABLES

Realized Pay Table for 2021
The following table provides supplemental disclosure representing the total direct compensation realized by each NEO for 2021. The Realized Pay Table includes the salary paid in 2021, annual incentive payouts for the 2021 performance period paid in 2022, the value of PSUs for the 2019-2021 performance period that vested and were paid in shares of Brink’s Common Stock in 2022, and the value of RSUs that vested in 2021.
The Realized Pay Table differs substantially from the Summary Compensation Table on page 52 and is not a substitute for that table. The primary difference between the Realized Pay Table and the Summary Compensation Table is that the Realized Pay Table includes the payouts of PSUs after a three-year performance and/or vesting period while the SEC’s calculation of total compensation, as shown in the Summary Compensation table, includes several items that are driven by accounting assumptions. For example, SEC rules require that the grant date fair value of all equity awards (such as RSUs, PSUs and stock options) be reported in the Summary Compensation Table for the year in which they were granted. In some cases, the actual compensation realized by the NEO may be different than what is reported in the Summary Compensation Table and compensation reported may not be realized for a number of years, if at all. Furthermore, realized compensation for a NEO for any given year may be greater or less than the compensation reported in the Summary Compensation Table for that year depending on fluctuations in stock prices on the grant and vesting dates, differences in equity grant values from year to year and SEC reporting requirements.

Name	Salary ($)	Annual Incentive Payout(1) ($)	Vested RSUs (2)(3) ($)	IM PSU Payout (3) ($)	Relative TSR PSU Payout(3) ($)	Total(4) ($)
Mr. Pertz	1,000,000	1,242,000	—	2,460,660	—	4,702,660
Mr. Domanico	645,833	538,200	352,098	265,089	—	1,801,220
Mr. Eubanks	222,727	161,000	—	—	—	383,727
Mr. Beech	561,667	377,138	166,967	153,735	—	1,259,507
Mr. Pal	466,667	302,680	141,274	127,212	—	1,037,833
Mr. Shemanski	579,091	209,147	261,824	233,303	—	1,283,366
(1)Mr. Eubanks joined the Company in 2021 and received a prorated annual incentive payment under the BIP based on his service in 2021. Mr. Shemanski ceased serving as an executive officer on December 8, 2021. Pursuant to the terms of the Separation Agreement and the Company’s Severance Pay Plan, Mr. Shemanski received a prorated annual incentive payment under the BIP based on his service in 2021.
(2)Mr. Pertz did not receive any RSUs in 2019. Accordingly, he did not have any RSUs vest in 2021.
(3)Mr. Eubanks joined the Company in 2021 and therefore, in 2021, he did not have any RSUs vest and did not receive an IM PSU or TSR PSU payout.
(4)Amounts may not add due to rounding.

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2021 Grants of Plan-Based Awards Table
The following table presents information regarding grants of annual incentive awards to the NEOs during the year ended December 31, 2021, which included BIP target awards and LTI awards under the 2017 Equity Incentive Plan.

									All Other Stock	All Other Option
			Estimated Future Payouts Under			Estimated Future Payouts Under			Awards: Number of	Awards: Number of	Exercise or Base	Grant Date
			Non-Equity Incentive Plan Awards(2)			Equity Incentive Plan Awards(3)(4)			Shares of Stock or	Securities Underlying	Price of Option	Fair Value of Stock
	Award	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards(5)
Name	Type	Date(1)	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)
Douglas A. Pertz	BIP	2/24/2021	675,000	1,350,000	2,700,000
	IM PSU	2/24/2021				48,218	96,436	192,872				7,579,870
	TSR PSU	2/24/2021				3,202	12,809	25,618				1,329,958
Ronald J. Domanico	BIP	2/24/2021	292,500	585,000	1,170,000
	IM PSU	2/24/2021				4,770	9,541	19,082				749,923
	TSR PSU	2/24/2021				722	2,889	5,778				299,965
	RSU	2/24/2021							5,681			449,935
Mark Eubanks	BIP	9/7/2021	350,000	700,000	1,400,000
	IM PSU	9/7/2021				7,003	14,007	28,014				1,049,965
	RSU	9/7/2021							13,934			1,049,974
Michael F. Beech	BIP	2/24/2021	211,875	423,750	$847,500
	IM PSU	2/24/2021				2,703	5,407	10,814				424,990
	TSR PSU	2/24/2021				409	1,637	3,274				169,970
	RSU	2/24/2021							3,219			254,945
Rohan Pal	BIP	2/24/2021	152,750	305,500	$611,000
	IM PSU	2/24/2021				2,385	4,770	9,540				374,922
	TSR PSU	2/24/2021				361	1,444	2,888				149,931
	RSU	2/24/2021							2,840			224,928
Raphael J. Shemanski(6)	BIP	2/24/2021	248,000	496,000	992,000
	IM PSU	2/24/2021				3,498	6,997	13,994				549,964
	TSR PSU	2/24/2021				529	2,118	4,236				219,912
	RSU	2/24/2021							4,166			329,948
(1)The annual IM PSUs, TSR PSUs, and RSUs, as applicable, granted to Messrs. Pertz, Domanico, Beech, Pal and Shemanski on February 24, 2021 and the RSUs and PSUs granted to Mr. Eubanks on September 7, 2021 were all granted under the 2017 Equity Incentive Plan. See “Equity Award Grants” on page 56.
(2)Amounts in this column represent annual incentive targets under the BIP for 2021 paid in 2022. Actual payouts under the BIP are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 52.
(3)Amounts in this column represent TSR PSUs awarded for the 2021-2023 performance measurement period. In 2024, the Compensation Committee will determine the TSR PSU payout based on the Company’s TSR compared to that of the Proxy Peer Group and the disclosed peers of the Proxy Peer Group with greater than 25% foreign revenues, multiplied by the number of target units. The number of TSR PSUs ultimately paid can range from 0% to 200% of the TSR PSUs awarded, other than for Mr. Shemanski. Pursuant to the terms of the Severance Pay Plan (which would have limited the maximum potential value to 100% for performance), Mr. Shemanski forfeited the 2021 TSR PSUs. There is no minimum number of shares that will be paid under these awards. Because payment will be made in shares of Brink’s Common Stock, the actual value of the earned awards is based on the price of Brink’s Common Stock at the time of payment.
(4)Amounts in this column represent IM PSUs awarded for the 2021-2022 performance measurement period. In 2023, the Compensation Committee will determine the IM PSU payout, based on the Company’s performance against pre-established goals multiplied by the number of target units and the awards will be eligible to be vested at the end of the time-based vesting period on February 24, 2024. The number of IM PSUs ultimately paid can range from 0% to 200% of the IM PSUs awarded, other than for Mr. Shemanski. Pursuant to the terms of the Severance Pay Plan (which would have limited the maximum potential value to 100% for performance), Mr. Shemanski forfeited the 2021 IM PSUs. There is no minimum number of shares that will be paid under these awards. Because payment will be made in shares of Brink’s Common Stock, the actual value of the earned awards is based on the price of Brink’s Common Stock at the time of payment.
(5)Grant date fair value for all equity awards was computed in accordance with FASB ASC Topic 718. For the TSR PSUs, the grant date fair value was computed based on a Monte Carlo simulation model. Under that model, the TSR PSU awards had a per share grant date fair value of $103.83 for the February 24, 2021 grant date. For IM PSU awards and RSU awards, the grant date fair value was based on the closing stock price at the grant date, adjusted for a discount for dividends not received or accrued during the vesting period. Accordingly, for the 2021 IM PSU awards, which vest at the end of a three-year service period, the grant date per share fair value was $78.60 for the February 24, 2021 grant date. For the RSU awards, which vest ratably over a three-year service period, the weighted average per share grant date fair value was $79.20 for the February 24, 2021 grant date. For the 2021 IM PSU awards granted to Mr. Eubanks, which vest when the February 24, 2021 IM PSUs vest, the weighted average per share grant date fair value was $74.96 for the September 7, 2021 grant date. For the RSU awards granted to Mr. Eubanks which vest ratably over a three-year service period running from the grant date, the weighted average per share grant date fair value was $75.35 for the September 7, 2021 grant date.
(6)    Mr. Shemanski ceased serving as an executive officer on December 8, 2021. Pursuant to the terms of the Separation Agreement and the Company’s Severance Pay Plan, the IM PSU and TSR PSU awards were forfeited and 2,777 of the 4,166 RSU awards were forfeited. Mr. Shemanski received a prorated annual incentive payment under the BIP pursuant to the terms of the Separation Agreement and the Severance Pay Plan based on his service in 2021.

55	2022 Proxy Statement

EXECUTIVE COMPENSATION TABLES

Equity Award Grants
The 2017 Equity Incentive Plan, which was approved by our shareholders in May 2017, and amended and restated in 2019 to allow for the transfer of certain stock awards to permitted transferees for tax planning purposes, is designed to provide an additional incentive for the officers and employees who are key to the Company’s success. The Compensation Committee administers the 2017 Equity Incentive Plan, is authorized to select key employees of the Company and our subsidiaries to participate in the 2017 Equity Incentive Plan, and has the sole discretion to grant to eligible participants equity awards, including stock options, stock appreciation rights, restricted stock, performance stock, RSUs, performance stock units, other stock-based awards, cash awards or any combination thereof.
The exercise price of any stock option, the grant price of any stock appreciation right and the purchase price of any security that may be purchased under any other stock-based award may not be less than 100% of the fair market value of the stock or other security on the date of the grant of the option, right or award. Under the 2017 Equity Incentive Plan, determinations of the fair market value of shares of Brink’s Common Stock are based on the closing price on the grant date and determinations of fair market value with respect to other instruments are made in accordance with methods or procedures established by the Compensation Committee.
Equity awards granted under the 2017 Equity Incentive Plan have specific terms and conditions approved by the Compensation Committee. In general, awards are canceled following termination of employment (although vested stock options may be exercised within 90 days following termination).
In general, upon termination of employment by reason of the holder’s retirement or permanent and total disability, awards remain outstanding and continue to vest (or remain exercisable in the case of vested stock options) in accordance with their terms. In the event of the holder’s death while employed: (i) the holder’s beneficiary will be entitled to receive a pro-rata portion of the number of shares that would have been payable under performance awards notwithstanding the holder’s death, based on the number of days in the performance period that elapsed prior to termination; (ii) restrictions on RSUs lapse as of the date of the holder’s death (or if later, the one year anniversary of the RSU grant); and (iii) outstanding options become fully exercisable as of the holder’s death (or, if later, the one year anniversary of the stock option grant) and may be exercised by the holder’s beneficiary within three years following the holder’s death (but not after the expiration date of the stock option award).
For a description of the treatment of equity awards upon change in control, see page 48.
For a discussion of the principles applied in administering the 2017 Equity Incentive Plan, see “Compensation Discussion and Analysis—2021 Compensation Decisions by Component—Long-Term Incentive Compensation” beginning on page 44.

2022 Proxy Statement	56

The Brink’s Company

Outstanding Equity Awards at Fiscal Year-End 2021 Table
The following table presents information concerning the number and value of all unexercised stock options, RSUs and performance share units for the NEOs outstanding as of December 31, 2021.

		Option Awards				Stock Awards
Name	Award Type	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price(1) ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested(4) ($)
Douglas A. Pertz(5)
6/9/2016	Option	400,000		29.87	6/9/2022
2/17/2017	Option	215,382		52.75	2/17/2023
2/22/2018	Option	156,947		73.45	2/22/2024
2/21/2019	Option		67,129	79.26	2/21/2025
2/21/2019	IM PSU							35,533	2,333,452
2/21/2019	TSR PSU							3,433	225,445
2/20/2020	IM PSU							45,915	3,015,238
2/20/2020	TSR PSU							5,022	329,795
12/3/2020	RSU					28,752	1,888,144
2/24/2021	IM PSU							48,218	3,166,476
2/24/2021	TSR PSU							3,202	210,275
Ronald J. Domanico(6)
7/14/2016	Option	84,985		29.86	7/14/2022
2/17/2017	Option	22,974		52.75	2/17/2023
2/22/2018	Option	17,438		73.45	2/22/2024
2/21/2019	Option		14,467	79.26	2/21/2025
2/21/2019	IM PSU							3,828	251,385
2/21/2019	TSR PSU							740	48,596
2/21/2019	RSU					1,333	87,538
2/20/2020	Option		23,640	84.52	2/20/2026
2/20/2020	IM PSU							3,019	198,258
2/20/2020	TSR PSU							1,321	86,750
2/20/2020	RSU					3,998	262,549
12/3/2020	RSU					8,625	566,404
2/24/2021	IM PSU							4,770	313,246
2/24/2021	TSR PSU							722	47,414
2/24/2021	RSU					5,681	373,071
Mark Eubanks
2/24/2021	IM PSU							7,003	459,887
2/24/2021	RSU					13,934	915,046
Michael F. Beech
2/17/2017	Option	11,487		52.75	2/17/2023
2/22/2018	Option	8,370		73.45	2/22/2024
2/21/2019	Option		8,391	79.26	2/21/2025
2/21/2019	IM PSU							2,220	145,787
2/21/2019	TSR PSU							429	28,172
2/21/2019	RSU					773	50,763
2/20/2020	Option		9,456	84.52	2/20/2026
2/20/2020	IM PSU							1,208	79,329
2/20/2020	TSR PSU							528	34,674
2/20/2020	RSU					1,599	105,006
12/3/2020	RSU					5,750	377,603
2/24/2021	IM PSU							2,703	177,506
2/24/2021	TSR PSU							409	26,859
2/24/2021	RSU					3,219	211,392

57	2022 Proxy Statement

EXECUTIVE COMPENSATION TABLES

		Option Awards				Stock Awards
Name	Award Type	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price(1) ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested(4) ($)
Rohan Pal
2/21/2019	Option		6,944	79.26	2/21/2025
2/21/2019	RSU					640	42,029
2/21/2019	IM PSU							1,837	120,636
2/21/2019	TSR PSU							355	23,313
2/20/2020	Option		8,274	84.52	2/20/2026
2/20/2020	IM PSU							1,057	69,413
2/20/2020	TSR PSU							462	30,340
2/20/2020	RSU					1,399	91,872
12/3/2020	RSU					5,750	377,603
2/24/2021	IM PSU							2,385	156,623
2/24/2021	TSR PSU							361	23,707
2/24/2021	RSU					2,840	186,503
Raphael J. Shemanski(7)
10/16/2017	Option	2,726		84.65	3/8/2022
2/22/2018	Option	15,345		73.45	3/8/2022
2/21/2019	Option		12,731	79.26	3/8/2022
2/21/2019	IM PSU							3,369	221,242
2/21/2019	TSR PSU							651	42,751
2/21/2019	RSU					1,173	77,031
2/20/2020	Option
2/20/2020	IM PSU							3,322	218,156
2/20/2020	TSR PSU							2,907	190,903
2/20/2020	RSU					2,199	144,408
12/3/2020	RSU					5,750	377,603
2/24/2021	IM PSU							6,997	459,493
2/24/2021	TSR PSU							2,118	139,089
2/24/2021	RSU					1,389	91,216
(1)In accordance with the Company’s 2013 Equity Incentive Plan and 2017 Equity Incentive Plan, the exercise prices for the Option Awards were based on the closing prices of Brink’s Common Stock on the date of grant, as reported on the New York Stock Exchange.
(2)Other than RSUs granted on December 3, 2020, RSUs vest as to one third of the total number of shares covered by such award on each of the first, second and third anniversaries of the date of grant. For the RSUs granted on December 3, 2020, RSUs vest on the second anniversary of the date of grant.
(3)Market value or payout value was based on the closing price of Brink’s Common Stock on December 31, 2021, as reported on the New York Stock Exchange.
(4)Represents market value or payout value for IM PSU and TSR PSU awards granted in 2019 for the 2019-2021 performance period and granted in 2020 for the 2020-2022 performance period and granted in 2021 for the 2021-2022 performance period. The 2019 and 2020 awards become earned and payable on the date in the first half of the third year following the grant date on which the Compensation Committee determines that achievement of the performance goals for the applicable performance period. The 2021 award becomes earned and payable on the vesting date on February 24, 2024. The number of shares of stock shown as not yet vested are based on the threshold level of performance for each of underlying awards’ metrics or, if performance to date on the metric has exceeded the threshold level, the level of performance achieved at December 31, 2021. Accordingly, for the 2019-2021 performance period, the IM PSU awards are reported at 95% of the target level of performance and the TSR PSU awards are reported at the threshold 25% level of performance. For the 2020-2022 performance period, the IM PSU awards are reported at the threshold 50% level of performance and the TSR PSU awards are reported at the threshold 25% level of performance. For the 2021-2022 performance period, the IM PSU awards are reported at the threshold 50% level of performance and the TSR PSU awards are reported at the threshold 25% level of performance.
(5)Includes shares granted in 2017, 2018 and 2019 transferred to a family limited liability company on December 10, 2019 for the benefit of Mr. Pertz’s beneficiaries.
(6)Includes shares granted in 2016 and 2017 transferred to a family limited partnership on September 30, 2020 for the benefit of Mr. Domanico’s beneficiaries.
(7)Mr. Shemanski ceased serving as an executive officer on December 8, 2021. Pursuant to the terms of the Separation Agreement and the Company’s Severance Pay Plan, certain equity awards granted to Mr. Shemanski that remained outstanding as of the Termination Date continue to vest until the first anniversary of the Termination Date. Other equity awards were forfeited, including Option awards granted in 2020, IM PSUs granted in 2020 and 2021, TSR PSUs granted in 2020 and 2021, and RSUs not scheduled to vest in February 2022.

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The Brink’s Company

2021 Option Exercises and Stock Vested Table
The following table presents information concerning the exercise of all stock options and vesting of all stock awards for the NEOs during the year ended December 31, 2021.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)
Douglas A. Pertz(1)	—	—	15,417	1,108,174
Ronald J. Domanico	—	—	32,116	1,163,120
Mark Eubanks	—	—	—	—
Michael F. Beech	—	—	7,679	556,198
Rohan Pal	16,373	244,237	6,429	465,669
Raphael J. Shemanski	—	—	26,940	975,449
(1)    A portion of Performance Stock Options granted to Mr. Pertz in 2018, which represented half the target value of Performance Stock Options awarded to Mr. Pertz in 2018, or 184,668 stock options, were cancelled in February 2021 because the vesting performance condition of reaching an average closing price of Brink’s Common Stock during any 15-day period between the grant date and the three-year anniversary of the grant date of at least $110 (representing 150% of the closing price on the grant date) was not met by the third anniversary of the grant date.

2021 Nonqualified Deferred Compensation Table
The following table presents information about our Deferred Compensation Program, which provides for the deferral of compensation paid to or earned by the NEOs on a basis that is not tax qualified (i.e., the Company is not entitled to take a tax deduction for the related expense until payments are actually made to the participants).
The information included in the following table reflects elective deferrals, Company matching contributions,

dividends credited to the participants’ accounts during 2021, aggregate withdrawals and the aggregate balance of deferred compensation accounts at December 31, 2021. Because deferrals related to annual incentive payouts under the BIP (and related matching contributions) are credited in the year after they are earned, these amounts differ from the annual incentive payments in the Summary Compensation Table, which, for each year, reflect amounts earned in that year.

					Aggregate
	Executive	Company	Aggregate	Aggregate	Balance at
	Contributions in	Contributions in	Earnings in	Withdrawals/	Last Fiscal
	Last Fiscal Year(1)	Last Fiscal Year(2)	Last Fiscal Year(3)	Distributions	Year End(4)
Name	($)	($)	($)	($)	($)
Douglas A. Pertz	274,617	248,292	(41,308)	—	2,985,128
Ronald J. Domanico	141,229	130,260	(118,581)	—	1,232,128
Mark Eubanks	11,667	11,667	457	—	23,791
Michael F. Beech	17,387	9,417	137,560	—	1,813,197
Rohan Pal	88,723	83,019	(30,423)	—	828,231
Raphael J. Shemanski(5)	556,914	115,245	(38,399)	—	1,546,630
(1)Under the Deferred Compensation Program, a participant is permitted to defer base salary, annual incentive amounts earned under the BIP and amounts in excess of 401(k) limits (as supplemental savings). The dollar value of deferred amounts is converted into notional investments in mutual funds, selected by the participant, or common stock units that represent an equivalent number of shares of Brink’s Common Stock in accordance with the formulas in the Deferred Compensation Program. The following table sets forth the amount of salary and annual incentive awards deferred in 2021 under the Deferred Compensation Program by each of the NEOs:

59	2022 Proxy Statement

EXECUTIVE COMPENSATION TABLES

		BIP	Supplemental
	Salary	Compensation	Savings Plan
Name	Deferred ($)	Deferred(a) ($)	Deferred ($)	Total ($)
Mr. Pertz	100,000	131,625	42,992	274,617
Mr. Domanico	64,583	54,844	21,802	141,229
Mr. Eubanks	11,667	—	—	11,667
Mr. Beech	—	—	17,387	17,387
Mr. Pal	46,667	28,519	13,537	88,723
Mr. Shemanski	115,818	421,200	19,896	556,914
(a)The incentive compensation deferred in 2021 was earned by each NEO for 2021 under the BIP. Amounts may not add due to rounding.
(2) Under the Deferred Compensation Program, a participant also receives Company matching contributions with respect to deferred salary, deferred annual incentive awards and supplemental savings plan contributions. These amounts are converted into common stock units that represent an equivalent number of shares of Brink’s Common Stock in accordance with the formulas in the Deferred Compensation Program. The following table sets forth the amount of Company matching contributions made in 2021 with respect to deferrals of salary and annual incentive awards under the BIP and supplemental savings plan contributions for each of the NEOs:

Name	Salary Matching Contribution ($)	BIP Matching Contribution ($)	Savings Plan Matching Contribution ($)	Total(a) ($)
Mr. Pertz	100,000	131,625	16,667	248,292
Mr. Domanico	64,583	54,844	10,833	130,260
Mr. Eubanks	11,667	—	—	11,667
Mr. Beech	—	—	12,068	12,068
Mr. Pal	46,667	28,519	7,833	83,019
Mr. Shemanski	57,909	46,800	10,536	115,245
(a)These amounts are included within “All Other Compensation” for 2021 in the Summary Compensation Table.
(3)    Under the Deferred Compensation Program, dividends paid on Brink’s Common Stock for the common stock units in a participant’s account are deferred and converted into common stock units that represent an equivalent number of shares of Brink’s Common Stock in accordance with the formula in the Deferred Compensation Program. The following table sets forth the aggregate amount of dividends paid on Brink’s Common Stock in 2021 for the common stock units in each NEO’s account:

Name	Dividends on Brink’s Common Stock(a) ($)
Mr. Pertz	23,239
Mr. Domanico	13,039
Mr. Eubanks	10
Mr. Beech	7,024
Mr. Pal	4,081
Mr. Shemanski	13,610
(a)These amounts are not included in the Summary Compensation Table, as they are not earned at a rate higher than dividends on Brink’s Common Stock.
(4)    The following table sets forth the composition of the aggregate balance of deferred compensation under the Deferred Compensation Program as of December 31, 2021 for each of the NEOs. It includes (a) the aggregate contributions made by each of the NEOs, (b) the aggregate contributions made by the Company on behalf of each of the NEOs, (c) dividends paid on Brink’s Common Stock for the common stock units in each NEO’s account and the change in market value of the common stock units based on the change in market value of Brink’s Common Stock or the change in value of notional investments in mutual funds, as appropriate; and (d) aggregate distributions to participants:

2022 Proxy Statement	60

The Brink’s Company

Name	Years of Participation (#)	Aggregate Executive Contributions ($)	Aggregate Company Contributions ($)	Dividends and Changes in Market Value ($)	Aggregate Distributions ($)	Aggregate Balance(a)(b) ($)
Mr. Pertz	5	1,366,716	1,233,513	384,899	—	2,985,128
Mr. Domanico	5	650,010	576,398	5,719	—	1,232,128
Mr. Eubanks	0	11,667	11,667	457	—	23,791
Mr. Beech	8	631,898	331,924	849,375	—	1,813,197
Mr. Pal	5	408,003	358,897	61,330	—	828,231
Mr. Shemanski	4	1,396,096	380,658	111,087	—	1,887,840
(a)Represents value as of December 31, 2021.
(b)Amounts may not add due to rounding.
(5)     Mr. Shemanski ceased serving as an executive officer on December 8, 2021. Mr. Shemanski forfeited $314,209 in unvested Company contributions in the Deferred Compensation Program.

Key Employees’ Deferred Compensation Program
Deferrals. Our Deferred Compensation Program is an unfunded plan that provides deferred compensation for a select group of the Company’s management, including the NEOs. Under the Deferred Compensation Program, a NEO is permitted to defer receipt of:
•up to 90% of his or her cash incentive payments awarded under the annual incentive plan;
•up to 50% of his or her base salary; and
•any or all amounts that are prevented from being deferred, and the related matching contribution, under our 401(k) Plan as a result of the limitations imposed by the Internal Revenue Code, as amended (the “Code”).
We provide matching contributions for deferred annual incentive amounts (100% of the first 10% deferred) and deferred salary (100% of the first 10% deferred). An executive may elect to defer additional amounts under the supplemental savings plan after he or she meets the maximum permitted under the Company’s 401(k) Plan. We provide matching contributions to supplemental savings plan contributions. For 2021, matching contributions were equal to 100% of the first 2.0% of salary and annual incentive deferrals, less amounts deferred into the Company’s 401(k) Plan.
Amounts deferred are invested in mutual funds or converted to units that track Brink’s Common Stock, per the executive’s instructions at the time of annual enrollment. Matching contributions by the Company are made in the form of units of Brink’s Common Stock, which are subject to a five-year vesting period from the original participation in the Deferred Compensation Program. The dollar values are converted in accordance with the formula in the program.
Dividends paid with respect to the common stock units in a participant’s account are converted to units that track Brink’s Common Stock.
Distributions. The Deferred Compensation Program provides for the distribution of one share of Brink’s Common Stock for each common stock unit in a participant’s account. Cash is paid for deferred compensation invested in mutual funds, and in lieu of the issuance of fractional shares of Brink’s Common Stock.
Termination Upon Death, Retirement, Disability or Change in Control. Upon the termination of participation as a result of death, retirement, total and permanent disability or termination for any reason within three years following a change in control, lump-sum distributions for all accrued units are made under the Deferred Compensation Program six months after termination of employment. A participant may elect, however, to receive the shares in up to five equal annual installments beginning after the last day of the sixth month following the fifth anniversary of the date of termination.
Termination Other Than Upon Death, Retirement, Disability or Change in Control. In the event that a participant’s employment terminates for a reason not described above, the participant receives the contributions made by the participant, related dividends and changes in market value. The participant forfeits all common stock units attributable to matching contributions and related dividends for the year in which the termination occurs and the common stock units attributable to matching contributions and related dividends that are otherwise unvested. If a participant’s employment is terminated for ‘‘cause,’’ the participant forfeits all common stock units attributable to matching contributions and related dividends credited to the participant’s account

61	2022 Proxy Statement

EXECUTIVE COMPENSATION TABLES
under the program whether or not vested. A participant’s common stock units attributable to Company matching contributions and related dividends vest based on the number of months since the executive’s original participation in the Deferred Compensation Program:

Vested Percentage
Less than 36 months	0%
At least 36 months but less than 48 months	50%
At least 48 months and less than 60 months	75%
60 months or more	100%
As of December 31, 2021, Messrs. Pertz, Domanico, Pal and Beech were fully vested, Mr. Shemanski (as of his date of termination) was 75% vested and Mr. Eubanks was 0% vested.
Lump-sum distributions are made at a date selected by the participant at least two years following the date of election or six months after termination of employment. A participant may elect, however, to receive the shares in up to five equal annual installments beginning on a date selected by the participant at least two years following the year of election.

Potential Payments Upon Termination or Change in Control
Each NEO may be eligible to receive benefits and payments pursuant to our Severance Pay Plan (and, for Mr. Eubanks, pursuant to his offer letter), and individual change in control agreements in the event of termination or change in control. Benefits under change in control agreements are triggered upon termination following change in control (“double trigger”). The tables on pages 64 and 67 show the estimated amount of incremental additional benefits and payments that would be paid to each of the NEOs if their employment terminated on December 31, 2021 to the extent those benefits and payments exceed amounts that would be due to the NEOs regardless of the reason for termination of employment, including, for each NEO, the aggregate balance of non-qualified deferred compensation which appears in the 2021 Non-qualified Deferred Compensation Table on page 59, subject to vesting of Company matching contributions as described under “Deferred Compensation Program—Distributions” beginning on page 61.
Because the NEOs would be eligible to receive different benefits and payments depending on whether a change in control had occurred on December 31, 2021, information about the additional benefits and payments that would be paid to each NEO in connection with a termination of employment is presented in two tables: one without a change in control and one with a change in control. Following are descriptions of the types of benefits and payments that the NEOs would be eligible to receive under various termination scenarios, key terms under the change in control agreements, and the categories of benefits and payments as reflected in the tables on pages 64 and 67.
Severance Pay Plan
Upon a qualifying termination, participants who are NEOs would be eligible to receive the following benefits:
•a lump sum payment equal to the sum of: (a) the executive’s annual base salary through the date of termination, (b) any bonus or incentive compensation approved but not paid, and (c) any accrued vacation pay, in each case to the extent not already paid or credited as of the date of termination;
•a lump sum payment equal to the product of (a) one (one and a half (1.5) for the CEO), multiplied by (b) the sum of annual base salary and target annual incentive opportunity;
•a prorated bonus for the year of termination, so long as the participant was employed by the Company for at least six months of the performance year;
•reimbursement payments for continued medical and dental benefit coverage until the earlier of 12 months (18 months for the CEO) following the date of termination and such time as the participant becomes eligible to receive medical and dental benefits under another employer-provided plan;
•continued vesting of equity awards granted in connection with our ordinary LTI award grant cycle until the first anniversary of the participant’s date of termination with payout at lower of target or actual performance; and

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•reasonable outplacement services during the period over which the health care benefits are provided.
In order to receive severance payments, the participant must execute a separation and release agreement that includes a release of claims in favor of the Company.
In addition to the above benefits, prior to his hire in September 2021, the Compensation Committee approved additional severance benefits for Mr. Eubanks in his offer letter which are subject to the restrictive covenants of the Severance Pay Plan and include an amendment of the definition of good reason under the Severance Pay Plan to include the failure of the Board to appoint Mr. Eubanks as the Company’s CEO within nine calendar months of his hire date, unless Mr. Eubanks otherwise agrees in writing. Prior to being appointed as the Company’s CEO in March 2020 (effective May 6, 2022, immediately after the Annual Meeting), Mr. Eubanks had the right to provide the Company with 30 days’ written notice of his intent to terminate for this additional good reason during the 60 days following his ninth month of employment. The Board then had 30 days to appoint Mr. Eubanks as the Company’s CEO and if it did not, Mr. Eubanks had the right to terminate his employment for good reason. In the event Mr. Eubanks is terminated by the Company without cause (or, prior to being appointed as the Company’s CEO, he terminated for the additional good reason) during the first nine calendar months of his employment with the Company, in addition to the Severance Pay Plan benefits, his 2021 IM PSUs will become fully and immediately vested and deemed earned at the target level and his 2021 RSUs will vest on the one year anniversary of the grant date.
The Compensation Committee may amend or terminate the Severance Pay Plan at any time, but any action that would reduce the payments or benefits to participants, narrow the conditions for a qualifying termination, or otherwise reduce the protections provided to participants would not be effective until 12 months following approval by the Compensation Committee.
Hypothetical Post-Employment Payments and Benefits to Named Executive Officers Without a Change in Control
The following table provides information with respect to incremental additional hypothetical benefits and payments to the NEOs as of December 31, 2021 under our policies and programs, assuming their employment was terminated without a change in control.
The amounts in the table are in the following categories:
•Prorated Annual Incentive. Represents hypothetical payment of a prorated annual incentive for the year of termination, pursuant to the terms of the Severance Pay Plan.
•Base Salary and Annual Incentive. Represents hypothetical payment in the amount of the product of (a) one (or one and a half (1.5) for the CEO), multiplied by (b) the sum of annual base salary and target annual incentive opportunity, pursuant to the terms of the Severance Pay Plan.
•Long-term Incentive. Includes the value at December 31, 2021 of unvested RSUs, IM PSUs, TSR PSUs and stock options that would be payable in accordance with their terms or pursuant to the Severance Pay Plan.
•Benefit Plans. Includes benefits under the Executive Salary Continuation Plan, which is described on page 49 as well as the value of short-term disability payments.
•Outplacement Services and Other Benefits. Includes the estimated cost of outplacement services and medical benefit coverage pursuant to the Severance Pay Plan.

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EXECUTIVE COMPENSATION TABLES

		Termination for Cause ($)	Voluntary Termination ($)	Termination Without Cause or for Good Reason ($)	Retirement ($)	Incapacity(1) ($)	Death(2) ($)
Douglas A. Pertz	Prorated Annual Bonus	—	—	1,242,000	—	—	—
	Base Salary and Bonus	—	—	3,525,000	—	—	—
	Long Term Incentive (3)	—	—	2,329,899	14,649,715	18,742,791	12,584,785
	Benefit Plans	—	—	—	—	499,490	2,800,902
	Outplacement Services and Other Benefits	—	—	35,978	—	—	—
	Total	—	—	7,132,877	14,649,715	19,242,281	15,385,687
Ronald J. Domanico	Prorated Annual Bonus	—	—	538,200	—	—	—
	Base Salary and Bonus	—	—	1,235,000	—	—	—
	Long Term Incentive (3)	—	—	593,736	—	2,756,169	2,220,069
	Benefit Plans	—	—	—	—	324,668	1,820,586
	Outplacement Services and Other Benefits	—	—	23,163	—	—	—
	Total	—	—	2,390,099	—	3,080,837	4,040,655
Mark Eubanks	Prorated Annual Bonus	—	—	161,000	—	—	—
	Base Salary and Bonus	—	—	875,000	—	—	—
	Long Term Incentive (3)	—	—	1,832,091	—	2,061,652	1,487,652
	Benefit Plans	—	—	—	—	349,643	1,960,631
	Outplacement Services and Other Benefits	—	—	27,804	—	—	—
	Total	—	—	2,895,895	—	2,411,295	3,448,283
Michael F. Beech	Prorated Annual Bonus	—	—	377,138	—	—	—
	Base Salary and Bonus	—	—	988,750	—	—	—
	Long Term Incentive (3)	—	—	319,064	1,129,509	1,506,536	1,226,946
	Benefit Plans	—	—	—	—	282,212	1,582,509
	Outplacement Services and Other Benefits	—	—	23,789	—	—	—
	Total	—	—	1,708,741	1,129,509	1,788,748	2,809,455
Rohan Pal	Prorated Annual Bonus	—	—	302,680	—	—	—
	Base Salary and Bonus	—	—	799,000	—	—	—
	Long Term Incentive (3)	—	—	270,411	—	1,360,774	1,114,493
	Benefit Plans	—	—	—	—	234,760	1,316,424
	Outplacement Services and Other Benefits	—	—	23,274	—	—	—
	Total	—	—	1,395,365	—	1,595,534	2,430,917
(1)In the event of incapacity, short-term disability payments are payable by the Company for the first six months during the disability period. Such payments cover 100% of base salary. The amounts represent the net present value of such disability payments, discounted at 0.35%. Amounts under the Company’s long-term disability program are not included as they are provided on a broad basis to U.S. employees.
(2)Includes under “Benefit Plans” ten equal payments to the executive’s beneficiary or estate totaling three times the executive’s base salary under the Executive Salary Continuation Plan. These amounts represent the net present value discounted at 1.52%.
(3)Unvested options are valued based on the difference between the closing price of Brink’s Common Stock at December 31, 2021, as reported on the New York Stock Exchange, and the option’s exercise price. If the option’s exercise price is less than the December 31, 2021 price, no value is attributed to the unvested option. Unvested RSUs are valued based on the number of unvested units multiplied by the closing price of Brink’s Common Stock at December 31, 2021, as reported on the New York Stock Exchange. Unvested TSR PSUs and IM PSUs, are valued in accordance with plan terms, based on the number of unvested units multiplied by the closing price of Brink’s Common Stock at December 31, 2021, as reported on the New York Stock Exchange. In addition to the Severance Pay Plan benefits, Mr. Eubanks has additional severance benefits, including an amendment of the definition of good reason under the Severance Pay Plan to include the failure of the Board to appoint Mr. Eubanks as the Company’s CEO within nine calendar months of his hire date. In the event Mr. Eubanks is terminated by the Company without cause (or, prior to being appointed as the Company’s CEO in March 2022 (effective May 6, 2022 immediately after the Annual Meeting), he terminated for the additional good reason) during the first nine calendar months of his employment with the Company, in addition to the Severance Pay Plan benefits, his 2021 IM PSUs will become fully and immediately vested and deemed earned at the target level and his 2021 RSUs will vest on the one year anniversary of the grant date.
Hypothetical Termination Benefits Following Termination Upon a Change in Control
Change in Control Agreements
The change in control agreements provide certain compensation and continued benefits in the event that a “change in control” occurs.
In addition, these agreements provide additional benefits and payments in the event that a change in control occurs and either the executive is terminated by the Company other than for ‘‘cause’’ or incapacity or he resigns for ‘‘good reason’’ within two years following a change in control. Each NEO is a party to a change in control agreement with the Company with principal terms as described in the following paragraphs. The executive’s entitlement to benefits under the agreement requires compliance with certain non-competition provisions.
Change in Control Agreements—Definitions of Key Terms
The change in control agreements generally define “cause,” “change in control” and “good reason” as follows:
•“cause” means embezzlement, theft or misappropriation of any property of the Company, the willful breach of any fiduciary duty to the Company, the willful failure or refusal to comply with laws or regulations applicable to the Company and its business

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or the policies of the Company governing the conduct of its employees, gross incompetence in the performance of job duties, commission of a felony or of any crime involving moral turpitude, fraud or misrepresentation, the failure to perform duties consistent with a commercially reasonable standard of care or any gross negligence or willful misconduct resulting in a loss to the Company.
•a “change in control” generally will be deemed to have occurred:
◦upon any (1) combination of the Company in which the Company is not the surviving entity or upon certain conversion of all of the shares of Brink’s Common Stock (2) sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all the assets of the Company;
◦when any third-party becomes the beneficial owner of more than 20% of the total voting power of the Company; or
◦if at any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board cease for any reason to constitute least a majority thereof, unless the election by the Company’s shareholders of certain new directors during such two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such two-year period.
•“good reason” generally means:
◦material diminution in the NEO’s position, authority, duties or responsibilities;
◦material breach of or failure by the Company to comply with its obligations under the change in control agreement;
◦a change to the NEO’s work location that increases the distance of the executive’s commute by a pre-determined amount; or
◦the failure by the Company to require any successor entity to assume the applicable agreement and agree to perform the Company’s obligations under the applicable agreement;
◦provided, however, that good reason will cease to exist if the NEO has not terminated employment within two years following the initial occurrence of the event constituting good reason.
For Mr. Pertz, “good reason” means any of the following events that is not cured by the Company within 30 days after written notice thereof from Mr. Pertz to the Company, which written notice must be made within 90 days of the occurrence of the event:
•without Mr. Pertz’s written consent, the assignment of duties materially inconsistent with his position, duties or responsibilities (including reduction of duties related to the Company as a public company, such that those duties no longer constitute a substantial portion of his duties) or any material diminution in position, authorities, duties or responsibilities;
•removal from the Board (other than for Cause) or the failure to be renominated for election to be a member of the Board at the expiration of a term (excluding failure to be reelected to the Board by the shareholders);
•without Mr. Pertz’s written consent, the Company’s requiring him to change his work location by a pre-determined amount;
•a material reduction in annual base salary or target annual incentive opportunity (other than in connection with a reduction that applies to employees of the Company and its Subsidiaries generally); or
•material breach of, or failure by the Company to comply with, the provisions of the Change in Control Agreement.
Change in Control Agreements–Benefits Following a Change in Control if Executive is not Terminated
Salary and Annual Incentive. During the first two years of employment following a change in control, each executive who is a party to a change in control agreement will receive annual compensation at least equal to the sum of (1) a salary not less than the executive’s annualized salary in effect immediately before the change in control occurred, plus (2) a bonus not less than the amount of the executive’s average annual incentive award for the last three years preceding the date the change in control occurred. In the event the executive has not been employed with the Company for the last three years, the executive’s target annual incentive will be used for any partial or complete year as necessary to determine the three year average.

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EXECUTIVE COMPENSATION TABLES
Incentive, Savings and Retirement Plans. During the executive’s continued employment, the executive is entitled to continue to participate in all available incentive and savings plans and programs offered by the Company.
Welfare Benefit Plans. During the executive’s continued employment, the executive and/or the executive’s family or beneficiary, as the case may be, is eligible to participate in and will receive all benefits under generally available welfare benefit plans and programs offered by the Company.
Change in Control Agreements–Termination Benefits Following a Change in Control
Termination for Good Reason or for Reasons Other Than for Cause, Death or Incapacity. Under this scenario:
•The Company will make a lump sum cash payment to the executive consisting of the aggregate of the following amounts:
◦the sum of (1) the executive’s currently effective annual base salary through the date of termination to the extent not already paid, (2) any bonus or incentive compensation in respect of a completed performance period, but not paid as of the date of termination, (3) a portion of the executive’s average annual incentive awarded during the past three years pro-rated based on the number of days worked in the year of termination, and (4) any accrued vacation pay, in each case to the extent not already paid or credited (the sum of the amounts described in clauses (1) through (4) is referred to as the “Accrued Obligation Payment”); and
◦an amount equal to two times the sum of the executive’s annual base salary and average annual incentive awarded during the past three years.
•The Company will provide the executive with outplacement services.
•To the extent not already paid or provided, the Company will pay or provide any other amounts or benefits required to be paid or provided or that the executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company (such other amounts and benefits are referred to as the ‘‘Other Benefits’’).
•In the event the executive elects continued medical benefit coverage, the Company will reimburse him or her for a period of up to 18 months for premiums associated with such coverage in an amount equal to the premiums that the Company would have paid for such coverage had employment continued.
Termination for Death or Incapacity. If an executive’s employment is terminated by reason of the executive’s death or incapacity following the date of the change in control, the change in control agreement will terminate without further obligations to the executive’s legal representatives, other than for (1) the payment of the Accrued Obligation Payment and (2) the provision by the Company of death benefits or disability benefits, respectively, in accordance with the Company’s welfare benefit plans and programs applicable to full-time officers or employees of the Company as in effect on the date of the change in control or, if more favorable to the executive, at the executive’s deemed date of termination.
Termination for Cause. If the Company or its successor terminates an executive’s employment for cause following the date of the change in control, the change in control agreement will terminate without further obligations to the executive other than payment of (1) a lump sum payment of the executive’s currently effective annual base salary through the date of termination and (2) Other Benefits, in each case to the extent not already paid or credited.
Termination Other Than for Good Reason. If an executive voluntarily terminates employment following the date of the change in control, excluding a termination for good reason, the change in control agreement will terminate without further obligations to the executive, other than for the lump sum payment of the Accrued Obligation Payment (with the exception of any pro-rated annual incentive) and Other Benefits.
Excise Tax Cutback. If the amounts payable to an executive under the change in control agreement trigger payment of an excise tax, an accounting firm designated by the Company prior to the change in control will determine the after-tax benefit to the executive: (1) with the full payment of amounts due and payment by the executive of any resulting excise tax; and (2) after reducing the payment benefits to the extent necessary to avoid triggering the excise tax liability. The executive will be paid the amount that produces the greater after-tax benefit and any excise tax will be paid by the executive.

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Hypothetical Post-Employment Payments and Benefits to Named Executive Officers Upon a Change in Control
The table on page 67 provides information with respect to the incremental additional benefits and payments to the NEOs as of December 31, 2021 under the scenarios covered by the change in control agreements described above and our policies and programs assuming their employment is terminated following a change in control.
The amounts in the table are in the following categories:
•Accrued Obligation Payment (as defined on page 66).
•Base Salary and Annual Incentive. Includes a payment equal to two times the executive’s annual base salary and average annual incentive awarded during the past three years.
•Long-Term Incentive. Includes the value at December 31, 2021 of unvested options, IM PSUs, TSR PSUs and RSUs that would be payable in accordance with their terms.
•Benefit Plans. Includes benefits under the Executive Salary Continuation Plan, which is described on page 49 as well as the value of short-term and long-term disability payments.
•Outplacement Services and Other Benefits. Includes the estimated cost of outplacement services for up to one year and, for NEOs who have elected medical benefit coverage, continued medical benefit coverage for up to 18 months.

		Termination for Cause ($)	Voluntary Termination ($)	Termination Without Cause or for Good Reason ($)	Retirement ($)	Incapacity(1) ($)	Death(2) ($)
Douglas A. Pertz	Accrued Obligation Payment	—	—	1,376,978	—	1,376,978	1,376,978
	Base Salary and Bonus	—	—	4,753,956	—	—	—
	Long Term Incentive (3)	—	—	18,001,850	18,001,850	18,001,850	18,001,850
	Benefit Plans	—	—	—	—	499,490	2,800,902
	Outplacement Services and Other Benefits	—	—	29,978	—	—	—
	Total	—	—	24,162,762	18,001,850	19,878,318	22,179,730
Ronald J. Domanico	Accrued Obligation Payment	—	—	557,066	—	557,066	557,066
	Base Salary and Bonus	—	—	2,414,132	—	—	—
	Long Term Incentive (3)	—	—	2,789,217	—	2,789,217	2,789,217
	Benefit Plans	—	—	—	—	324,668	1,820,586
	Outplacement Services and Other Benefits	—	—	29,023	—	—	—
	Total	—	—	5,789,438	—	3,670,951	5,166,869
Mark Eubanks	Accrued Obligation Payment	—	—	700,000	—	700,000	700,000
	Base Salary and Bonus	—	—	2,800,000	—	—	—
	Long Term Incentive (3)	—	—	1,832,091	—	1,832,091	1,832,091
	Benefit Plans	—	—	—	—	349,643	1,960,631
	Outplacement Services and Other Benefits	—	—	36,101	—	—	—
	Total	—	—	5,368,192	—	2,881,734	4,492,722
Michael F. Beech	Accrued Obligation Payment	—	—	424,845	—	424,845	424,845
	Base Salary and Bonus	—	—	1,979,690	—	—	—
	Long Term Incentive(3)	—	—	1,525,289	1,525,289	1,525,289	1,525,289
	Benefit Plans	—	—	—	—	282,212	1,582,509
	Outplacement Services and Other Benefits	—	—	29,978	—	—	—
	Total	—	—	3,959,802	1,525,289	2,232,346	3,532,643
Rohan Pal	Accrued Obligation Payment	—	—	289,799	—	289,799	289,799
	Base Salary and Bonus	—	—	1,519,598	—	—	—
	Long Term Incentive (3)	—	—	1,377,298	—	1,377,298	1,377,298
	Benefit Plans	—	—	—	—	234,760	1,316,424
	Outplacement Services and Other Benefits	—	—	29,193	—	—	—
	Total	—	—	3,215,888	—	1,901,857	2,983,521
(1)In the event of incapacity, short-term disability payments are payable by the Company for the first six months during the disability period. Such payments cover 100% of base salary. The amounts represent the net present value of such disability payments, discounted at 0.35%. Amounts under the Company’s long-term disability program are not included as they are provided on a broad basis to U.S. employees.
(2)Includes under “Benefit Plans” ten equal payments to the executive’s beneficiary or estate totaling three times the executive’s base salary under the Executive Salary Continuation Plan. These amounts represent the net present value discounted at 1.52%.
(3)Unvested options are valued based on the difference between the closing price of Brink’s Common Stock at December 31, 2021, as reported on the New York Stock Exchange, and the option’s exercise price. If the option’s exercise price is less than the December 31, 2021 price, no value is attributed to the unvested option. Unvested RSUs are valued based on the number of unvested units multiplied by the closing price of Brink’s Common Stock at December 31, 2021, as reported on the New York Stock Exchange. Unvested TSR PSUs and IM PSUs are valued in accordance with plan terms, based on the number of unvested units multiplied by the closing price of Brink’s Common Stock at December 31, 2021, as reported on the New York Stock Exchange.

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EXECUTIVE COMPENSATION TABLES
Terms of Separation for Mr. Shemanski
As previously noted in this proxy statement, Mr. Shemanski and the Company entered into a Separation Agreement under the terms of the
Severance Pay Plan. The Separation Agreement included a release of claims in favor of the Company. Under the Separation Agreement, Mr. Shemanski received the following payments and benefits:

Severance Benefit	Payment ($)
A cash lump sum payment equal to annual base salary through the date of termination, and accrued vacation pay	61,772
A cash lump sum payment equal to annual base salary, plus target annual incentive opportunity	1,116,000
Prorated annual incentive	209,147
Reimbursement payments for continued medical and dental coverage	977
Outplacement services	—
Continued vesting of equity awards(1)	394,345
(1) Reflects the market value of equity awards that vested in February 2022 as of the settlement date.

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CHIEF EXECUTIVE OFFICER PAY RATIO
FOR 2021
Below is the (i) 2021 annual total compensation of our median employee; (ii) 2021 annual total compensation of our CEO; (iii) the ratio of the annual total compensation of the CEO to that of our median employee; and (iv) the methodology we used to calculate our CEO pay ratio for 2021. Also provided below is a supplementary disclosure of our U.S. only pay ratio. The U.S. only pay ratio is not a substitute for the CEO pay ratio, but we believe it is helpful context given the vast majority of our employee population resides outside of the U.S., including in several countries with lower costs and wages.

Median Employee Total Annual Compensation ($)	CEO Total Annual Compensation ($)	CEO to Median Employee Pay Ratio	Market	Employee Status
10,966	11,405,920	1,040:1	All markets (U.S. and international)	full-time, part-time, seasonal, temporary
36,555	11,405,920	312:1	U.S. only	full-time, part-time, seasonal, temporary
Methodology
Identified Median Employee. In accordance with Item 402(u) of Regulation S-K, we began with a decision to use the same median employee included in our last proxy statement because there has been no material change in our employee population or employee compensation arrangements that we believe would significantly impact the pay ratio disclosure. However, after review of that employee’s 2021 pay, we identified an anomalous compensation characteristic of significant overtime, which materially increased the employee’s 2021 pay and which was not universal across the employee population. We reviewed the 2021 compensation of the next lower paid employee included in the median range in 2020 and determined that such employee’s pay did not have anomalous compensation characteristics for 2021. As a result, we substituted that next lower paid employee as our 2021 median employee.
Calculated CEO Pay Ratio. We calculated the annual total compensation in 2021 for both our median employee and our CEO under the reporting rules for disclosing NEO compensation in the Summary Compensation Table. We then calculated the ratio of the annual total compensation of our CEO to that of our median employee for 2021.

Facts to Consider Regarding Our Employees
•The Company’s employees are located in 53 countries.
•Approximately 86% of the Company’s employees are located outside of the U.S., excluding the Venezuela population.
•Of this 86%, approximately 82% are located in lower wage geographies, where the average annual salary is less than 50% of the average salary for our U.S. employees.
Given that 86% of the Company’s employees are located outside of the U.S., mostly in lower wage geographies, and that a vast majority of the positions are hourly direct labor, many of whom are temporary or seasonal employees, whose compensation is not annualized per the SEC rules, the compensation of our median global employee (who is employed outside of the U.S.) is significantly lower than our U.S. employee base, which leads to a higher global CEO pay ratio.
In light of the significant percentage of employees located outside of the U.S., we also conducted a review of the 2021 taxable wages employees in the U.S. We used the same median employee as used in our last proxy statement.

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The Brink’s Company
DIRECTOR COMPENSATION
We have a non-employee director compensation program designed to attract, retain and motivate non-employee directors and to further advance the interests of the Company and its shareholders with both cash and equity compensation. Employee directors do not receive any compensation under this program.
The Corporate Governance Committee of the Board is responsible for reviewing the effectiveness of the non-employee director compensation program in supporting the Company’s ability to attract, retain and motivate qualified directors. If appropriate, the Corporate Governance Committee will recommend changes to the Board regarding non-employee director compensation.
In 2021, the Corporate Governance Committee retained FW Cook as an independent compensation consultant to conduct a competitive review of non-employee director compensation using the Proxy
Peer Group used to benchmark executive compensation, as discussed on page 38. The conclusion of the review was that regular Board member compensation was below peer median. After evaluation, the Corporate Governance Committee recommended, and the Board approved, an increase in the annual equity grant for the Board of $20,000. Additionally, FW Cook concluded that the non-Executive Chairman fee was also below the peer median. After evaluation, the Corporate Governance Committee recommended, and the Board approved, an increase of $15,000 in the annual fee for the non-Executive Chairman. The annual retainer and retainers for committee service remained unchanged in 2021.
The following table describes the key components of the non-employee director compensation program as of December 31, 2021 at target levels.

Compensation Element	2021 Value ($)	Additional Information
Annual Retainer	80,000	Paid in cash.*
Deferred Stock Units (“DSUs”)	145,000
Annual grant of DSUs approved by the Board. DSUs vest on the first anniversary of the grant date and, in general, will be forfeited if the director leaves before the DSUs vest. DSUs are settled in Brink’s Common Stock on a one-for-one basis on the first anniversary of the grant date.

Non-Executive Chairman Fee**	125,000	50% paid in cash and 50% paid in Brink’s Common Stock to the Company’s non-Executive Chairman.
Committee Chair Retainer	25,000	Paid in cash to the Chair of the Audit Committee.
	20,000	Paid in cash to the Chair of the Compensation Committee.
	15,000	Paid in cash to the Chairs of the Corporate Governance and Finance Committees.
Non-Chair Committee Retainer	12,500	Paid in cash to each non-Chair member of the Audit Committee.
	10,000	Paid in cash to each non-Chair member of the Compensation Committee.
	7,500	Paid in cash to each non-Chair member of the Corporate Governance and Finance Committees.
*    Directors are eligible to receive special meeting fees in the event that the Board or its committee holds more than five additional meetings (other than those planned for the year) in the amount of $1,750 per in-person meeting and $1,500 per telephonic meeting.
**    Following the Annual Meeting, the Board intends to set Lead Director compensation at the same level as that of the non-Executive Chairman.

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Director Equity Compensation
Under the terms of the 2017 Equity Incentive Plan, directors receive equity awards, including the annual grant of DSUs. Pursuant to the terms of the plan, the Board may grant non-employee directors equity awards, including options, stock appreciation rights, restricted stock, other stock-based awards or any combination thereof up to a maximum grant date value in any twelve-month period of $650,000 for the non-Executive Chairman of the Board and $450,000 for each other non-employee director. The exercise price of any stock option, the grant price of any stock appreciation right and the purchase price of any security that may be purchased under any other stock-based award may not be less than 100% of the fair market value of the stock or other security on the date of the grant of the option, right or award.
Under the 2017 Equity Incentive Plan, determinations of the fair market value of shares of Brink’s Common
Stock are based on the closing price on the grant date, as reported on the New York Stock Exchange, and determinations of fair market value with respect to other instruments are made in accordance with methods or procedures approved by the Corporate Governance Committee.
In 2021, directors received grants of DSUs that vest and will be settled in Brink’s Common Stock on a one-for-one basis on the first anniversary of the grant date. In general, DSUs are forfeited if a director leaves before the vesting date. The Chairman of the Board receives a portion of his annual fee in the form of Brink’s Common Stock and certain directors elected to receive all or a portion of their 2021 annual retainers and/or fees in the form of Brink’s Common Stock. More information about Brink’s Common Stock held by directors appears under “Stock Ownership” beginning on page 74.

Stock Ownership Guideline
Non-employee directors are required to meet a stock ownership guideline of five times the annual retainer. Until a director has met the ownership guideline, he or she must hold at least 50% of any shares acquired through vesting of equity awards. The Corporate Governance Committee annually reviews directors’
compliance with the guideline. Shares counted towards the ownership guideline include Brink’s Common Stock, deferred stock units, shares of restricted stock, and unvested and vested RSUs, but not unexercised stock options.

Plan for Deferral of Directors’ Fees
Under the Plan for Deferral of Directors’ Fees (the “Deferral Plan”), a director may elect to defer receipt of his or her cash retainer, fees, and/or dividend equivalent payments (for equity awards prior to 2017) to future years, into one or more investment options, in amounts between 10% and 100%. Distributions from a director’s account, which may be made before or after a director ceases to be a member of the Board, generally will be made in a single lump sum distribution; however, a director may elect, in accordance with the Deferral Plan, to receive a distribution in up to ten equal annual installments.
Under the Deferral Plan, a director may also elect to defer equity awards, including DSUs and retainer fees elected to be paid in shares of Brink’s Common Stock. Distributions of deferred equity awards will be made in a single lump sum distribution of Brink’s Common Stock on a one-for-one basis. Directors may elect to have these deferred equity awards distributed on a specified date, or after their separation from service on the Board.

Business Travel Accident Insurance Plan
The Company provides directors with insurance benefits payable in the event of their death, dismemberment, loss of sight, speech, hearing or permanent and total disability if the loss occurs as a result of an accident while the director is traveling on Company business.

71	2022 Proxy Statement

DIRECTOR COMPENSATION

Director Compensation Table
The following table presents information relating to total compensation of the non-employee directors for the year ended December 31, 2021.

			Change in
			Pension Value
			and
	Fees		Nonqualified
	Earned		Deferred
	or Paid in	Stock	Compensation	All Other
	Cash	Awards(2)	Earnings(3)	Compensation(4)	Total
Name(1)	($)	($)	($)	($)	($)
Kathie J. Andrade	100,000	144,986	—	—	244,986
Paul G. Boynton	105,000	144,986	—	10,000	259,986
Ian D. Clough	109,880	144,986	—	—	254,866
Susan E. Docherty	107,500	144,986	—	—	252,486
Reginald D. Hedgebeth(5)	27,491	223,526	12,281	—	263,298
Michael J. Herling	157,536	204,700	26,474	10,000	398,710
A. Louis Parker(6)	79,384	162,821	—	—	242,205
George I. Stoeckert	107,500	144,986	—	10,000	262,486
Timothy J. Tynan(6)	24,375	90,791	—	—	115,166
______________
(1)Mr. Pertz, the Company’s President and CEO, is not included in this table because he is an executive officer. Mr. Pertz’s compensation for service as an executive officer is included in the Summary Compensation Table on page 52.
(2)Represents the grant date fair value in 2021 related to the allocation of DSUs representing shares of Brink’s Common Stock to each non-employee director under the terms of the 2017 Equity Incentive Plan and the grant date fair value of stock awards made to Mr. Herling as a portion of his compensation for service as non-Executive Chairman of the Board.
The following table sets forth (a) the number of DSUs granted to each non-employee director during the year ended December 31, 2021, (b) the aggregate grant date fair value of the DSUs granted to each non-employee director during the year ended December 31, 2021 and (c) the aggregate number of DSUs credited to each non-employee director as of December 31, 2021.

	Deferred Stock		Total Deferred
	Units Granted	Grant Date	Stock Units
	in 2021	Fair Value(a)	Held
Name	(#)	($)	(#)
Ms. Andrade	1,818	144,986	1,818
Mr. Boynton	1,818	144,986	32,717
Mr. Clough	1,818	144,986	1,818
Ms. Docherty	1,818	144,986	1,818
Mr. Hedgebeth(5)	2,775	223,526	—
Mr. Herling	1,818	144,986	23,357
Mr. Parker	2,034	162,821	2,034
Mr. Stoeckert	1,818	144,986	1,818
Mr. Tynan	1,326	90,791	1,326
All Non-Employee Directors as a Group (9 persons)	14,268	1,123,528	66,706
(a)The grant date fair value was computed in accordance with FASB ASC Topic 718 based on the closing quoted sale prices of Brink’s Common Stock, as reported on the New York Stock Exchange on May 7, 2021, the date of grant. Mr Parker received a prorated grant on March 16, 2021, upon joining the Board, and Mr. Tynan received a prorated grant on September 20, 2021, upon joining the Board.
(3)Represents total interest on directors’ fees deferred under the Plan for Deferral of Directors’ Fees. Under the deferral plan, a director may elect to defer receipt of his or her fees to future years and to receive interest thereon, compounded quarterly, at the prime commercial lending rate of JPMorgan Chase, as of the end of the previous calendar quarter. Directors may also elect to have deferred fees notionally invested in one or more mutual funds (which mirror funds available under the Deferred Compensation Program). For a discussion of the material terms of the deferral plan, see “Plan for Deferral of Directors’ Fees” on page 71. There is no pension plan for the Board.
(4)Includes 2021 matching charitable awards made by Brink’s in 2021 as part of the Company’s matching gifts program (which is available to all employees and directors of the Company), in the amounts of $10,000 for Mr. Boynton, $10,000 for Mr. Herling and $10,000 for Mr. Stoeckert. Under the Company’s matching gifts program, the Company matches charitable gifts made by full-time employees and directors to eligible educational and cultural institutions, social service community organizations, hospitals and environmental organizations.
(5)Mr. Hedgebeth resigned from the Board, effective March 31, 2021. On May 7, 2021, the Board approved a retroactive amendment to Mr. Hedgebeth’s 2020 award of 3,089 DSUs to provide for prorated vesting of the 2020 DSU award, representing Mr. Hedgebeth’s service from May 8, 2020 until March 31, 2021.
(6)Mr. Parker joined the Board in March 2021. Mr. Tynan joined the Board in September 2021.

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The Brink’s Company

Directors’ Stock Accumulation Plan
Prior to 2015, the Board granted awards of Directors’ Stock Accumulation Plan units (“DSAP Units”) under the Directors’ Stock Accumulation Plan, which expired by its terms on May 15, 2015. DSAP Units vested one year from their grant dates and are settled in Brink’s Common Stock on a one-for-one basis after a director’s separation from service on the Board.
The following table sets forth the aggregate number of DSAP Units held by each non-employee director as of December 31, 2021 based on previous grants under the Directors’ Stock Accumulation Plan. Mmes. Andrade and Docherty and Messrs. Clough, Parker, Stoeckert and Tynan joined the Board after the Directors’ Stock Accumulation Plan expired, and therefore do not have any DSAP Units.

Total
Name	DSAP Units Held
Ms. Andrade	—
Mr. Boynton	4,657
Mr. Clough	—
Ms. Docherty	—
Mr. Hedgebeth(1)	—
Mr. Herling	5,724
Mr. Parker	—
Mr. Stoeckert	—
Mr. Tynan	—
All Non-Employee Directors as a Group (9 persons)	10,381
(1)Mr. Hedgebeth resigned from the Board, effective March 31, 2021.

73	2022 Proxy Statement

The Brink’s Company
STOCK OWNERSHIP

Directors and Officers
The following table shows the beneficial ownership of our common shares as of January 10, 2022 by our directors, director nominees, NEOs, and all of our current directors and executive officers as a group. Under applicable SEC rules, the definition of beneficial ownership for purposes of this table includes shares over which a person has sole or shared voting power, or sole or shared power to invest or dispose of the shares, whether or not a person has any economic interest in the shares, and also includes shares for which the person has the right to acquire beneficial ownership within 60 days of January 10, 2022. Except as otherwise indicated, a person has sole voting and investment power with respect to the shares of Brink’s Common Stock beneficially owned by that person.

Name of Individual	Number of Shares	Percent of	Number of Other
or Identity of Group	Beneficially Owned(a)	Class*	Units Owned(b) (c) (d)
Ms. Andrade	4,102	*	1,818
Mr. Beech	92,984	*	22,257
Mr. Boynton	25,741	*	17,788
Mr. Clough	17,488	*	1,818
Ms. Docherty	9,957	*	1,818
Mr. Domanico(e)	246,614	*	42,358
Mr. Eubanks	—	*	21,788
Mr. Herling	20,723	*	20,307
Mr. Parker	—	*	2,034
Mr. Pal	20,396	*	12,766
Mr. Pertz(f)	1,271,722	2.63%	69,474
Mr. Shemanski(g)	60,229	*	18,773
Mr. Stoeckert	28,879	*	1,818
Mr. Tynan	1,871	*	1,326
All directors and executive officers as a group (17 persons)	1,809,292	3.72%	278,753
*Based on the number of shares of Brink’s Common Stock outstanding as of March 7, 2022. None of such individuals beneficially owns more than 1% of the outstanding Brink’s Common Stock, unless otherwise noted above.
(a)Includes, for the following directors and NEOs, shares of Brink’s Common Stock that could be acquired within 60 days after January 10, 2022: (1) for NEOs, upon exercise of options awarded under the Company’s 2013 Equity Incentive Plan and 2017 Equity Incentive Plan; (2) for each NEO, upon vesting of RSUs awarded under the Company’s 2013 Equity Incentive Plan and the 2017 Equity Incentive Plan; (3) for certain NEOs, upon vesting of outstanding PSUs at target levels; and (4) for each of Messrs. Boynton, Herling and Tynan upon settlement of units credited to his account under the Directors’ Stock Accumulation Plan and/or the Plan for Deferral of Directors’ Fees, as follows:

Mr. Beech	32,188
Mr. Boynton	25,741
Mr. Domanico	147,713
Mr. Herling	8,774
Mr. Pertz	863,165
Mr. Pal	10,318
Mr. Shemanski	36,507
Mr. Tynan	371
All directors and named executive officers as a group	1,124,777
Also includes, for Mr. Shemanski, 27,898 shares pledged to TD Ameritrade in connection with a margin loan and, for Mr. Domanico, 26,021 shares pledged to Raymond James in connection with a line of credit.
(b)Each non-employee director also holds units representing shares of Brink’s Common Stock that have been credited to his or her account on or prior to January 10, 2022: (1) under the 2017 Equity Incentive Plan and the Non-Employee Directors’ Equity Plan (“Deferred Stock Units”), which will be settled in Brink’s Common Stock on a one-for-one basis six months after a director’s separation from service on the Board; (2) under the Company’s 2013 Equity Incentive Plan and 2017 Equity Incentive Plan, which will be settled in Brink’s Common Stock on a one-for-one basis upon vesting; (3) as a result of compensation elected to be received in stock and deferred under the Plan for the

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The Brink’s Company
Deferral of Directors’ Fees; and, or (4) as a result of Deferred Stock Units awarded under the 2017 Equity Incentive Plan and the Non-Employee Directors’ Equity Plan that have vested but, pursuant to an election by a director, have been further deferred under the Plan for the Deferral of Directors’ Fees. These Deferred Stock Units are not included in the number of shares of Brink’s Common Stock beneficially owned by such persons. For additional information about the Deferred Stock Units, see “Director Compensation.”
(c)Each NEO also holds: (1) units representing shares of Brink’s Common Stock that have been credited to the executive’s account on or prior to January 10, 2022, under the Deferred Compensation Program (“Deferred Compensation Units”), which will be settled in Brink’s Common Stock on a one-for-one basis on a date selected by the individual or six months after the individual’s separation from service, and/or (2) RSUs issued under the Company’s 2013 Equity Incentive Plan and 2017 Equity Incentive Plan, which will be settled in Brink’s Common Stock on a one-for-one basis after a vesting period, as follows:

	Deferred	Restricted
	Compensation	Stock
	Units	Units	Total
Mr. Pertz	33,678	35,796	69,474
Mr. Domanico	19,003	23,355	42,358
Mr. Eubanks	351	21,788	22,139
Mr. Beech	9,635	12,622	22,257
Mr. Pal	497	12,269	12,766
Mr. Shemanski	18,773	—	18,773
For additional information about the Deferred Compensation Units, see the 2021 Non-qualified Deferred Compensation Table on page 59 and 2021 Grants of Plan-Based Awards Table on page 55.
(d)For certain NEOs, does not include unvested options awarded under the Company’s 2013 Equity Incentive Plan and 2017 Equity Incentive Plan that could not be acquired within 60 days after January 10, 2022 or unvested Deferred Compensation Units credited to the executive’s account under the Deferred Compensation Program that could not be acquired within 60 days after January 10, 2022.
(e)Includes 55,958 shares and 107,959 options held by a family limited partnership, of which Mr. Domanico and members of his immediate family are partners.
(f)Includes 5,000 shares held by a trust for the benefit of Mr. Pertz’s spouse, 2,200 shares held by an Individual Retirement Account for the benefit of Mr. Pertz’s spouse, 348,540 shares and 215,382 options held by an LLC, the members of which are trusts of which Mr. Pertz and members of his immediate family are the sole beneficiaries.
(g)Mr. Shemanski ceased serving as an executive officer on December 8, 2021.

75	2022 Proxy Statement

STOCK OWNERSHIP

Certain Beneficial Owners
The following table sets forth the only persons known to the Company to be deemed beneficial owners of five percent or more of the outstanding Brink’s Common Stock as of the dates set forth in the footnotes to the table:

Name and Address	Number of Shares		Percent
of Beneficial Owner	Beneficially Owned		of Class(a)
BlackRock, Inc.	5,391,341	(b)	11.33%
55 East 52nd Street
New York, NY 10055
William Blair Investment Management, LLC	5,075,816	(c)	10.67%
150 North Riverside Plaza
Chicago, IL 60606
The Vanguard Group	4,635,415	(d)	9.75%
100 Vanguard Boulevard
Malvern, PA 19355
Fuller & Thaler Asset Management, Inc.	3,389,302	(e)	7.13%
411 Borel Avenue, Suite 300
San Mateo, CA 94402
FMR LLC (Fidelity Investments)	3,053,014	(f)	6.42%
245 Summer Street
Boston, MA 02210
American Century Investment Management, Inc.	2,604,029	(g)	5.47%
4500 Main Street, 9th Floor
Kansas City, MO 64111
(a)The ownership percentages set forth in this column are based on the assumption that each beneficial owner continued to own the number of shares reflected in the table on March 7, 2022.
(b)Based solely on Amendment No. 12 to Schedule 13G filed with the SEC on January 2, 2022 by BlackRock, Inc. (“BlackRock”), BlackRock and certain subsidiaries had sole voting power over 5,342,167 shares of Brink’s Common Stock and sole dispositive power over 5,391,341 shares of Brink’s Common Stock.
(c)Based solely on Amendment No. 2 to Schedule 13G filed with the SEC on February 10, 2022 by William Blair Investment Management, LLC (“William Blair”), William Blair had sole voting power over 4,498,070 shares of Brink’s Common Stock and sole dispositive power over 5,075,816 shares of Brink’s Common Stock.
(d)Based solely on Amendment No. 10 to Schedule 13G filed with the SEC on February 9, 2022 by The Vanguard Group (“Vanguard”), Vanguard had shared voting power over 91,603 shares of Brink’s Common Stock, sole dispositive power over 4,500,260 shares of Brink’s Common Stock and shared dispositive power over 135,155 shares of Brink’s Common Stock.
(e)Based solely on Schedule 13G filed with the SEC on February 8, 2022 by Fuller & Thaler Asset Management, Inc. (“Fuller & Thaler”), Fuller & Thaler had sole voting power over 3,317,843 shares of Brink’s Common Stock and sole dispositive power over 3,389,302 shares of Brink’s Common Stock.
(f)Based solely on Amendment No. 1 to Schedule 13G filed with the SEC on February 9, 2022 by FMR LLC (“FMR”), FMR had sole voting power over 828,423 shares of Brink’s Common Stock and FMR and Abigail P. Johnson, the Chairman and Chief Executive Officer of FMR, had sole dispositive power over 3,053,014 shares of Brink’s Common Stock.
(g)Based solely on Schedule 13G filed with the SEC on February 4, 2022 by American Century Investment Management, Inc., American Century Companies, Inc. and Stowers Institute for Medical Research, each entity had sole voting power over 2,544,115 shares of Brink’s Common Stock and sole dispositive power over 2,604,029 shares of Brink’s Common Stock.

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and any persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC and the New York Stock Exchange reports of ownership and changes in ownership of Brink’s Common Stock and other equity securities of the Company. Officers, directors and greater-than-10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company believes that, during 2021, its officers, directors and greater-than-10% beneficial owners timely filed all required reports, except that, due to administrative errors, Forms 4 were not filed within the required period for the following: (i) one Form 4 and one transaction for each of Michael Beech, Dominik Bossart, Simon Davis, Ronald J. Domanico, Rohan Pal, James (“Chris”) K. Parks, Douglas A. Pertz and Raphael J. Shemanski reporting an award of PSUs; and (ii) one Form 4 and one transaction for Mr. Shemanski reporting an open market sale of Brink’s Common Stock.

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The Brink’s Company

Equity Compensation Plan Information
The following table provides information, as of December 31, 2021, regarding shares that may be issued under equity compensation plans currently maintained by the Company.

Number of securities
remaining available
	Number of securities				for future issuance
	to be issued upon		Weighted average		under equity
	exercise of		exercise price of		compensation plans
	outstanding options,		outstanding options,		(excluding securities
	warrants and rights		warrants and rights		reflected in column (a))
Plan Category	(a)		(b) ($)		(c)
Equity compensation plans approved by security holders	2,317,497	(1)	50.98	(2)	4,252,520
Equity compensation plans not approved by security holders	—		—		—
Total	2,317,497		50.98		4,252,520
(1)Includes units credited or awarded under the Deferred Compensation Program, the Directors’ Stock Accumulation Plan, the Company’s 2013 Equity Incentive Plan, the Company’s 2017 Equity Incentive Plan, the Non-Employee Directors’ Equity Plan and the Plan for Deferral of Directors’ Fees. PSUs awarded after 2019 under the Company’s 2017 Equity Incentive Plan are included at target. PSUs awarded during 2019 under the 2017 Equity Incentive Plan are included at the amounts approved in February 2022. The number of shares to be paid, if any, following the conclusion of the applicable performance measurement period, will depend on the Company’s achievement of pre-established performance goals and the Company’s TSR relative to a company-defined peer group. See “Long-Term Incentive Compensation” beginning on page 44.
(2)Does not include awards described in footnote (1).

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The Brink’s Company
PROPOSAL NO. 3—APPROVAL OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has, subject to shareholder approval, selected KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022, and the Board recommends approval of such selection by the shareholders. The Audit Committee is directly responsible for the selection, evaluation, compensation (including negotiation of fees), retention and oversight of the Company’s independent registered public accounting firm. In order to assure the continued independence of the firm, the Audit Committee periodically considers whether there should be rotation of the independent registered public accounting firm. In addition, in conjunction with the mandated rotation of the firm’s lead engagement partner, the Audit Committee, led by its Chair, is directly involved in the selection of the new lead engagement partner.
Change in Auditor
After the conclusion of a competitive auditor selection process, on March 2, 2020, the Audit Committee approved the engagement of KPMG to serve as the Company’s independent registered public accounting firm beginning with the fiscal year ending December 31, 2020, and notified Deloitte and Touche LLP (“Deloitte”) of its dismissal.
The dismissal of Deloitte as the Company’s independent registered public accounting firm did not result from any dissatisfaction with the quality of professional services rendered by Deloitte.
The audit report of Deloitte on the Company’s consolidated financial statements as of and for the years ended December 31, 2020 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.
The audit reports of KPMG on the effectiveness of internal control over financial reporting as of December 31, 2021 and 2020, respectively did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.
During the Company’s fiscal years ending December 31, 2019 and December 31, 2018 and in the subsequent interim period prior to March 2, 2020, there were no “disagreements” (as that term is described in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or “reportable events” (as that term is described in Item 304(a)(1)(v) of Regulation S-K) with Deloitte on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of Deloitte, would have caused Deloitte to make reference to the subject matter of such disagreement in connection with its reports on the financial statements for such periods.
During the Company’s fiscal years ending December 31, 2019 and 2018, and in the subsequent interim period prior to March 2, 2020, neither the Company, nor anyone on its behalf, consulted KPMG regarding either (i) application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered with respect to the consolidated financial statements of the Company, in any case where a written report or oral advice was provided to the Company by KPMG that KPMG concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).
One or more representatives of KPMG are expected to attend the Annual Meeting and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions. Representatives of Deloitte are not expected to attend the Annual Meeting.
The Board has not determined what action it would take if the shareholders do not approve the selection of KPMG, but may reconsider its selection if the shareholders’ action so warrants. Even if the selection is approved, the Audit Committee, exercising its own discretion, may select different auditors at any time during the fiscal year if it determines that such a change would be in the best interests of the Company and our shareholders.

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The Brink’s Company
Principal Accounting Fees and Services
The following table sets forth the aggregate fees billed by KPMG, our independent registered public accounting firm, for the fiscal years ended December 31, 2021 and December 31, 2020.

	2021 ($)	2020 ($)
	(In thousands)
Audit Fees	6,155	5,774
Audit-Related Fees	294	330
Tax Fees	653	525
All Other Fees	21	2
Total Fees	7,123	6,631
Audit Fees are primarily for professional services provided in connection with the audit of the Company’s financial statements and review of quarterly consolidated financial statements (including the audit of the effectiveness of internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002) and audit services provided in connection with other statutory or regulatory filings.
Audit-Related Fees primarily include fees for assurance services that are reasonably related to the audit of the Company’s consolidated financial statements and for services in connection with audits of the Company’s pension and other employee benefit plans.
Tax Fees primarily include fees associated with tax compliance and tax advice, as well as domestic and international tax planning. This category also includes tax planning on mergers and acquisitions and restructurings, as well as other services related to tax disclosure and filing requirements.
All Other Fees are for services provided to the Company not otherwise included in the categories above.

The Audit Committee approves all audit and non-audit related fees of the independent registered public accounting firm.
Consideration of Auditor Independence
The Audit Committee has concluded that the provision of the non-audit services by KPMG in 2020 and Deloitte through its dismissal in March 2020 was compatible with maintaining KPMG’s and Deloitte’s independence.
Procedures for Pre-Approval of Audit and Non-Audit Services
The Audit Committee has adopted written procedures for pre-approving audit and non-audit services provided by the independent registered public accounting firm. The pre-approved services are described in detail under three categories: audit and audit-related, tax services and agreed upon procedures. Requests for services are reviewed by the members of the Company’s Legal and Finance Departments to ensure that they satisfy the requirements of the pre-approval policy. The Audit Committee is provided a detailed update of these audit and non-audit engagements at each regular meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR APPROVAL OF THE SELECTION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

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The Brink’s Company
AUDIT AND ETHICS COMMITTEE REPORT
In accordance with the Audit Committee charter, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the integrity of the accounting, auditing and financial reporting practices of the Company. Each member of the Audit Committee is “independent” as required by the applicable listing standards of the New York Stock Exchange and the rules of the SEC. During the fiscal year ended December 31, 2021, the Audit Committee met seven times, and the Audit Committee reviewed and discussed the financial information contained in the Company’s Annual Report on Form 10-K, interim financial information contained in the Company’s Quarterly Reports on Form 10-Q, and discussed press releases announcing earnings with the Company’s Chief Financial Officer and the independent registered public accounting firm prior to public release.
The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the Company’s independent registered public accounting firm. The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. The Company’s management has primary responsibility for the financial statements and reporting process, including the Company’s internal control over financial reporting. The independent registered public accounting firm is responsible for performing an integrated audit of the Company’s financial statements and internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board.
In connection with the responsibilities set forth in its charter, the Audit Committee has:
•reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2021 with management and KPMG, the Company’s independent auditors;
•discussed with KPMG the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC; and
•received the written disclosures and the letter from KPMG required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence.
The Audit Committee also considered, as it determined appropriate, tax matters and other areas of financial reporting and the audit process over which the Audit Committee has oversight.
Based on the Audit Committee’s review and discussions described above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for filing with the SEC.

Ian D. Clough, Chair Kathie J. Andrade A. Louis Parker George I. Stoeckert

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QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Why am I receiving this proxy statement?
You are receiving this proxy statement in connection with the solicitation of proxies by the Board to be voted at the Annual Meeting (and at any adjournment or postponement of the Annual Meeting), for the purposes set forth in the accompanying notice. The Annual Meeting will be held on May 6, 2022, at 10:00 a.m. central time. After careful consideration, in light of the ongoing pandemic and in consideration of the health and safety of our shareholders, the Annual Meeting will be held in a virtual meeting format with no physical in-person meeting, via the Internet at
https://www.virtualshareholdermeeting.com/BCO2022 and can be accessed by shareholders using your 16-digit control number included on your proxy card or voting instruction form. The virtual meeting will provide the same rights to participate as you would have in an in-person meeting, including opportunities to ask questions regarding voting items. We have not made any determinations regarding the use of virtual meetings for future annual shareholder meetings after 2022.

What is a proxy?
A proxy is your legal designation of another person to vote the stock you own. If you designate someone as your proxy in a written document, that document is also called a proxy (or proxy card). Ronald J. Domanico and Lindsay K. Blackwood have been designated as proxies for the Annual Meeting. A proxy, if duly executed and not revoked, will be voted and, if it contains any specific instructions, will be voted in accordance with those instructions. You can vote your proxy on the Internet by following the instructions on the enclosed proxy card, or you can complete, sign, date and return the enclosed proxy in the envelope provided.

How do I attend the Annual Meeting?
The Annual Meeting will be a completely virtual meeting conducted via live webcast. There will be no physical meeting location. Shareholders will have the same rights and opportunities to participate in the Annual Meeting as they would at an in-person meeting.
You can attend the Annual Meeting by visiting https://www.virtualshareholdermeeting.com/BCO2022 and entering the 16-digit control number included on your proxy card or voting instruction form. We encourage you to access the Annual Meeting prior to the start time to familiarize yourself with the virtual meeting platform and ensure you can hear the streaming audio. Online access will be available starting at 9:45 a.m. central time on May 6, 2022.
Shareholders may submit written questions once logged into the virtual platform. Questions pertinent to meeting matters will be answered during the question and answer portion of the meeting, subject the Rules of Conduct, which will be posted to the virtual meeting platform on the day of the meeting. Answers to appropriate questions not addressed during the meeting, if any, will be posted promptly after the meeting on our investor website at https://investors.brinks.com/.
If you are not a shareholder or do not have a control number, you may still access the meeting as a guest, but you will not be able to submit questions or vote during the Annual Meeting.
If you encounter any difficulties accessing the Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting login page.

81	2022 Proxy Statement

Who is entitled to vote at the Annual Meeting?
You are entitled to notice of the Annual Meeting and may vote your shares of Brink’s Common Stock if you owned them as of the close of business March 7, 2022, which is the date that the Board has designated as the record date for the Annual Meeting. On March 7, 2022, the Company had outstanding 47,564,281 shares of Brink’s Common Stock. Each share of Brink’s Common Stock is entitled to one vote.

What am I being asked to vote on?
The proposals scheduled to be voted on are:
(1)The election of directors named in this proxy statement for a one-year term;
(2)The advisory vote to approve NEO compensation; and
(3)The selection of KPMG LLP as the Company’s independent registered public accounting firm for 2022.

What are the Board’s recommendations?
The Board recommends a vote FOR:
(1)The election of directors named in this proxy statement for a one-year term;
(2)The advisory vote to approve NEO compensation; and
(3)The selection of KPMG LLP as the Company’s independent registered public accounting firm for 2022.

How many votes must be present to hold the Annual Meeting?
A majority of the outstanding shares of Brink’s Common Stock as of the record date must be present in person or represented by proxy at the Annual Meeting. This is referred to as a quorum. Abstentions, withheld votes and shares held in street name (“Brokers’ Shares”) voted by brokers are included in determining the number of votes present. Brokers’
Shares that are not voted on any matter will not be included in determining whether a quorum is present. In the event that a quorum is not present at the Annual Meeting, we expect that the Annual Meeting will be adjourned or postponed to solicit additional proxies.

What is a broker non-vote?
Under the rules of the New York Stock Exchange, a broker may vote Brokers’ Shares in its discretion on “routine matters,” but a broker may not vote on proposals that are not considered “routine.” When a proposal is a non-routine matter and the broker has not received voting instructions with respect to that proposal, the broker cannot vote on that proposal. This is commonly called a “broker non-vote.”

How many votes are needed to approve each proposal?
The following table summarizes the vote required to approve each proposal and the effects of abstentions, broker non-votes, and signed, but unmarked proxy cards, on the tabulation of votes for each proposal.
For any other business that may properly come before the Annual Meeting, proxies will be voted in accordance with the judgment of the person voting the proxies.

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The Brink’s Company

Proposal Number	Item	Vote Required for Approval	Abstentions	Uninstructed Share/Effect of Broker Non- Votes	Signed but Unmarked Proxy Cards
1.	Election of director nominees set forth in this proxy statement for a one-year term	Votes cast in favor must exceed the votes cast opposing the election of each director	No effect	Not voted/ no effect	Voted “FOR”
2.	Advisory vote to approve NEO compensation	Votes cast in favor must exceed the votes cast opposing the action	No effect	Not voted/ no effect	Voted “FOR”
3.	Approval of the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2022	Votes cast in favor must exceed the votes cast opposing the action	No effect	Discretionary vote by broker	Voted “FOR”
The Company’s bylaws provide that the Chairman of the Annual Meeting will determine the order of business and the voting and other procedures to be observed at the Annual Meeting. The Chairman is authorized to declare whether any business is properly brought before the Annual Meeting, and business not properly brought before the Annual Meeting will not be transacted. We are not aware of any matters that are to come before the Annual Meeting other than those described in this proxy statement. If other matters do properly come before the Annual Meeting, however, it is the intention of the persons named in the enclosed proxy card to exercise the discretionary authority conferred by the proxy to vote such proxy in accordance with their best judgment.

Can I revoke my proxy?
The enclosed proxy is revocable at any time prior to its being voted by filing an instrument of revocation or a duly executed proxy bearing a later time. A proxy may also be revoked by attendance at the Annual Meeting and voting in person. See “Questions and
Answers About the Annual Meeting—How do I attend the Annual Meeting?” Attendance at the Annual Meeting will not by itself constitute a revocation.

Who pays for the solicitation of votes?
The cost of this solicitation of proxies will be borne by the Company. In addition to soliciting proxies by mail, directors, officers and employees of the Company, without receiving additional compensation therefor, may solicit proxies by telephone, facsimile, electronic mail, in person or by other means. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners of Brink’s
Common Stock, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses in connection with their solicitation efforts. The Company has retained Georgeson LLC to perform proxy advisory and solicitation services. The fee of Georgeson LLC in connection with the Annual Meeting is estimated to be approximately $15,000, plus reimbursement of out-of-pocket expenses.

Who will count the votes?
Proxies and ballots will be received and tabulated by a representative of Broadridge Financial Solutions, Inc., our inspector of elections for the Annual Meeting.

83	2022 Proxy Statement

The Brink’s Company
SHAREHOLDER REFERENCE INFORMATION

Shareholder Proposals and Director Nominations
Under the regulations of the SEC, any shareholder desiring to submit a proposal pursuant to Rule 14a-8 of the Exchange Act to be acted upon at the 2023 Annual Meeting of Shareholders (the “2023 Annual Meeting”) must cause such proposal to be delivered, in proper form, to the Corporate Secretary at the address provided in the following section, “Availability of Documents,” no later than November 23, 2022 in order for the proposal to be considered for inclusion in the Company’s proxy statement for that meeting.
To nominate a director at the 2023 Annual Meeting, a shareholder must satisfy conditions specified in the Company’s bylaws. A shareholder who wishes to suggest potential nominees to the Board for consideration should write to the Corporate Governance Committee through the method described under “Communications with Non-Management Members of the Board of Directors” on page 18, stating in detail the qualifications of such nominees for consideration. The Company’s bylaws also prescribe the procedures a shareholder must follow to bring business (other than pursuant to Rule 14a-8) before Annual Meetings. For a shareholder to nominate a director or directors at the 2023 Annual Meeting other than the nomination of a director for inclusion in the Company’s proxy statement, or bring other business before the 2023 Annual Meeting, notice must be received by the Corporate Secretary at the principal office of the Company not later than the close of business on January 6, 2023, nor earlier than the close of business on November 7, 2022. The notice must include a description of the proposed business, the reason for it, the complete text of any resolution and other matters specified in the bylaws.
Any shareholder, or group of up to 20 shareholders, who has owned at least 3% of the outstanding shares of Brink’s Common Stock continuously for at least three years, is eligible to nominate and include director nominees (up to the greater of 2 or 20% of the number of directors on the Board) in the Company’s proxy materials for the 2023 Annual Meeting. Any eligible shareholder, or group of shareholders, wishing to do so, must give notice in writing of the proposed nomination, along with certain nomination materials, to the Secretary of the Company, delivered by November 23, 2022. The notice and accompanying nomination materials must meet the requirements set forth in the Company’s bylaws.
In addition, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than Company nominees at the 2023 Annual Meeting must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 7, 2023.
Any shareholder desiring a copy of the Company’s bylaws will be furnished one without charge upon written request to the Corporate Secretary.

Availability of Documents
The Company’s Internet address is www.brinks.com. The Company makes available, free of charge, through its website at www.brinks.com, its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act. In addition, the Governance Guidelines, Code of Ethics and the charters of the Audit, Compensation, Corporate Governance and Finance Committees also are available on the Company’s website. All of the documents described above are available in print, without charge, to any shareholder upon request by contacting the Corporate Secretary at the mailing address of the principal executive office of the Company at 1801 Bayberry Court, P.O. Box 18100, Richmond, Virginia 23226-8100 or by phone at (804) 289-9600.

2022 Proxy Statement	84

The Brink’s Company

Separate Copies for Beneficial Owners
Institutions that hold shares in “street name” for two or more beneficial owners with the same address are permitted to deliver a single proxy statement and annual report to that address. Any such beneficial owner can request a separate copy of this proxy statement or the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 by contacting the Corporate Secretary at the address listed above under “Availability of Documents.” Beneficial owners with the same address who receive more than one proxy statement and Annual Report on Form 10-K may request delivery of a single proxy statement and Annual Report on Form 10-K by contacting the Corporate Secretary as described above.

Incorporation by Reference
The reconciliation of our non-GAAP financial measures in Part II, Item 7 beginning on page 35 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 is hereby incorporated by reference into this proxy statement.

LINDSAY K. BLACKWOOD Secretary
March 23, 2022

85	2022 Proxy Statement

The Brink’s Company
APPENDIX A

Non-GAAP Reconciliation
This proxy statement refers to non-GAAP operating profit and operating profit margin, which are financial measures that are not required by or presented in accordance with GAAP. The purpose of these non-GAAP measures is to report financial information from the primary operations of our business by excluding the effects of certain income and expenses that do not reflect the ordinary earnings of our operations. The non-GAAP financial measures are intended to provide investors with a supplemental comparison of our operating results and trends for the periods presented. Our management believes these measures are also useful to investors as such measures allow investors to evaluate our performance using the same metrics that our management uses to evaluate past performance and prospects for future performance. We do not consider these items to be reflective of our operating performance as they result from events and circumstances that are not a part of our core business.

2020 and 2021 Non-GAAP Results Reconciled to GAAP
The Brink’s Company and subsidiaries
(In millions)

	Fourth Quarter 2020	Full Year 2020	Fourth Quarter 2021	Full Year 2021
Operating profit (loss):
GAAP	$111.9	213.5	$145.5	354.7
Reorganization and Restructuring(a)	16.9	66.6	7.9	43.6
Acquisitions and dispositions(a)	16.9	83.1	16.1	71.9
Argentina highly inflationary impact(a)	2.3	10.7	3.1	11.9
Chile antitrust matter(a)	—	—	—	9.5
Internal loss(a)	(3.0)	6.9	(18.7)	(21.1)
Reporting compliance(a)	0.1	0.5	—	—
Non-GAAP	$145.1	381.3	$153.9	470.5
Operating margin:
GAAP margin	11.0%	5.8%	13.2%	8.4%
Non-GAAP margin	14.2%	10.3%	14.0%	11.2%
______________
(a)See “Other Items Not Allocated To Segments” as follows for details. We do not consider these items to be reflective of our operating performance as they result from events and circumstances that are not part of our core business.
Other Items Not Allocated To Segments (Unaudited)
The Brink’s Company and subsidiaries
Brink’s measures its segment results before income and expenses for corporate activities and for certain other items. The following includes a summary of the other items not allocated to segments.
Reorganization and Restructuring. Management periodically implements restructuring actions in targeted sections of our business. As a result of these actions, we recognized net costs of $66.6 million in operating profit in 2020 ($16.9 million in the fourth quarter of 2020) and net costs of $43.6 million in operating profit in 2021 ($7.9 million in the fourth quarter of 2021), primarily severance costs. Due to the unique circumstances around these charges, they have not been allocated to segment results and are excluded from non-GAAP results.

2022 Proxy Statement	A-1

APPENDIX A
Acquisitions and dispositions. Certain acquisition and disposition items that are not considered part of the ongoing activities of the business and are special in nature are consistently excluded from non-GAAP results. These items are described in the following paragraphs:
2021 Acquisitions and Dispositions Items
•Amortization expense for acquisition-related intangible assets was $47.7 million in 2021 ($12.4 million in the fourth quarter of 2021).
•We incurred $10.5 million in integration costs related primarily to G4S in 2021 ($1.7 million in the fourth quarter of 2021).
•Transaction costs related to business acquisitions were $6.5 million in 2021 ($1.1 million in the fourth quarter of 2021).
•Restructuring costs related to acquisitions were $5.3 million in 2021 ($0.2 million in the fourth quarter of 2021).
•Compensation expense related to the retention of key PAI employees was $1.8 million in 2021 ($0.6 million in the fourth quarter of 2021).
2020 Acquisitions and Dispositions Items
•Amortization expense for acquisition-related intangible assets was $35.1 million in 2020 ($9.9 million in the fourth quarter of 2020).
•We incurred $23.5 million in integration costs related primarily to Dunbar and G4S in 2020 ($4.6 million in the fourth quarter of 2020).
•Transaction costs related to business acquisitions were $19.3 million in 2020 ($1.6 million in the fourth quarter of 2020).
•Restructuring costs related to acquisitions were $4.7 million in 2020 ($0.6 million in the fourth quarter of 2020).
Argentina highly inflationary impact. Beginning in the third quarter of 2018, we designated Argentina's economy as highly inflationary for accounting purposes. As a result, Argentine peso-denominated monetary assets and liabilities are now remeasured at each balance sheet date to the currency exchange rate then in effect, with currency remeasurement gains and losses recognized in earnings. In addition, nonmonetary assets retain a higher historical basis when the currency is devalued. The higher historical basis results in incremental expense being recognized when the nonmonetary assets are consumed. In 2020, we recognized $10.7 million in pretax charges related to highly inflationary accounting ($2.3 million in the fourth quarter of 2020), including currency remeasurement losses of $7.7 million ($2.4 million in the fourth quarter of 2020). In 2021, we recognized $11.9 million in pretax charges related to highly inflationary accounting ($3.1 million in the fourth quarter of 2021), including currency remeasurement losses of $9.0 million ($2.4 million in the fourth quarter of 2021). These amounts are excluded from segment and non-GAAP results.
Chile antitrust matter. In October 2021, the Chilean antitrust agency filed a complaint alleging that Brink’s Chile (as well as competitor companies) engaged in collusion in 2017 and 2018 and requested that the court approve a fine of $30.5 million. The Company has not had access to the investigative file nor to its evidence supporting the allegations. Based on available information to date, we recorded a charge of $9.5 million in the third quarter of 2021 in connection with this matter. Due to its special nature, this charge has not been allocated to segment results and is excluded from non-GAAP results.
Internal loss. A former non-management employee in our U.S. global services operations embezzled funds from Brink's in prior years. Except for a small deductible amount, the amount of the internal loss related to the embezzlement was covered by our insurance. In an effort to cover up the embezzlement, the former employee intentionally misstated the underlying accounts receivable subledger data. The rebuild of the subledger was substantially completed during the third quarter of 2019. Based on the reconstructed subledger, we were able to analyze and quantify the uncollected receivables from prior periods. Although we planned to attempt to collect these receivables, we estimated an increase to bad debt expense of $13.7 million in the third quarter of 2019. The estimate of the allowance for doubtful accounts was adjusted in the fourth quarter of 2019 for an additional $6.4 million and again in 2020 for an additional $6.6 million. In 2021, we recognized a decrease in bad debt expense of

A-2	2022 Proxy Statement

The Brink’s Company
$3.7 million, primarily related to collection of these receivables. We also recognized $1.3 million of legal charges in 2021 as we attempted to collect additional insurance recoveries related to these receivables losses.
In the fourth quarter of 2021, we successfully collected $18.8 million of insurance recoveries related to these internal losses. In the fourth quarter of 2021, we wrote off the remaining accounts receivable of $8.1 million which had previously been fully reserved for. Due to the unusual nature of this internal loss and the related errors in the subledger data, along with the fact that management has excluded these amounts when evaluating internal performance, we have excluded these net charges from segment and non-GAAP results.
Reporting compliance. Certain compliance costs (primarily third party expenses) are excluded from segment and non-GAAP results. These costs relate to the implementation and January 1, 2019 adoption of the new lease accounting standard ($0.5 million in 2020 and amounts were not significant in 2021).

2022 Proxy Statement	A-3

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

1 OF 2
1
1

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/05/2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/BCO2022**
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/05/2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

CONTROL # → 0000000000000000

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

02 0000000000

The Board of Directors recommends you vote FOR each of the listed nominees:

1. Election of Directors

Nominees	For	Against	Abstain
1a. Kathie J. Andrade	☐	☐	☐
1b. Paul G. Boynton	☐	☐	☐
1c. Ian D. Clough	☐	☐	☐
1d. Susan E. Docherty	☐	☐	☐
1e. Mark Eubanks	☐	☐	☐
1f. Michael J. Herling	☐	☐	☐
1g. A. Louis Parker	☐	☐	☐
1h. Douglas A. Pertz	☐	☐	☐
1i. Timothy J. Tynan	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain
2. Approval of an advisory resolution on named executive officer compensation.	☐	☐	☐
3. Approval of the selection of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2022.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

0000540120_1 R1.0.0.24

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

THE BRINK'S COMPANY
Annual Meeting of Shareholders
May 6, 2022 10:00 a.m., central time
This proxy is solicited by the Board of Directors.

The undersigned hereby appoints Ronald J. Domanico and Lindsay K. Blackwood and each of them as proxy, with full power of substitution, to vote all shares of common stock of the undersigned in The Brink's Company at the Annual Meeting of Shareholders to be held on May 6, 2022, at 10:00 a.m. central time, virtually via a live webcast on the internet at https://www.virtualshareholdermeeting.com/BCO2022, and at any and all adjournments or postponements thereof, on all matters coming before the meeting. **The proxies will vote (1) as the undersigned specifies on the back of this card; (2) as the Board of Directors recommends where the undersigned does not specify a vote on a matter listed on the back of this card; and (3) as the proxies decide on any other matter.**

If registrations are not identical, you may receive more than one set of proxy materials. Please complete and return all cards you receive. If you wish to vote or direct a vote on all matters on the Board of Directors recommends, please sign, date and return this card. If you wish to vote or direct a vote on items individually, please also mark the appropriate boxes on the back of this card.

0000540120_2 R1.0.0.24

(Continued and to be signed on reverse side)